Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

HILL-ROM, INC.

(“Parent”),

BARCELONA MERGER SUB, INC.

(“Merger Sub”),

BARDY DIAGNOSTICS, INC.

(the “Company”),

and

FORTIS ADVISORS LLC, in its capacity as the Equityholders’ Representative

January 15, 2021

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ANNEXES AND EXHIBITS

Annex A	Employment Letter Parties

Annex B	Restrictive Covenant Agreement Parties

Annex C	Form of Requisite Stockholder Consent

Exhibit A	Estimated Allocation Schedule

Exhibit B	Form of Company Pre-Closing Certificate

Exhibit C	Accounting Principles/Illustrative Calculation of Net Working Capital

Exhibit D	Form of Letter of Transmittal

Exhibit E	Form of Escrow Agreement

Exhibit F	Form of Option Surrender Agreement

Exhibit G	Form of Promised Option Release Agreement

Exhibit H	Form of Paying Agent Agreement

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SCHEDULES

Schedule 1.14(e) – Account Executive census forecast (2021 and 2022)

Disclosure Schedules - Sections 2.1 – 2.32: Company Reps and Warranties

Section 2.1	Organization, Qualification and Power; Authorization

Section 2.2	Capitalization; Ownership; Subsidiaries.

Section 2.3	Noncontravention

Section 2.6	Financial Statements and Financial Matters

Section 2.8	Events Subsequent to December 31, 2019

Section 2.9	Undisclosed Liabilities

Section 2.10	Licenses; Legal Compliance

Section 2.11	Taxes

Section 2.12	Real Property

Section 2.13	Intellectual Property

Section 2.14	Contracts

Section 2.15	Insurance

Section 2.16	Litigation

Section 2.17	Employees

Section 2.18	Employee Benefits

Section 2.20	Affiliate Transactions

Section 2.21	Vendors

Section 2.22	Customers

Section 2.23	Illegal Payments; FCPA; Export Control

Section 2.26	Healthcare Compliance

Section 2.28	Product Liability

Section 2.29	Bank Accounts; Powers of Attorney

Schedule 4.1	Conduct Pending Closing

Schedule 4.16	Employee Matters

Schedule 4.17	Additional Actions Prior to Closing

Schedule 7.2(f) Specified Indemnification Matters

Schedule 8	Company Transaction Expenses – Severance Payable

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of January 15, 2021, by and among Hill-Rom, Inc., an Indiana corporation (“Parent”), Barcelona Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Bardy Diagnostics, Inc., a Delaware corporation (the “Company”), and solely in its capacity as the Equityholders’ Representative (as defined herein), Fortis Advisors LLC, a Delaware limited liability company. Parent, Merger Sub and the Company are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.” Each capitalized term used in this Agreement and not otherwise defined has the meaning set forth in Article 8.

RECITALS

WHEREAS, the Company and its wholly-owned Subsidiary, BDx Solutions, Inc. (collectively, the “Acquired Companies” and each, an “Acquired Company”) are collectively engaged, directly or indirectly, in the design, development, manufacture, production, assembly, marketing, promotion, distribution, sale, clinical use and other commercialization activities involving certain currently-marketed and in-development cardiac digital health, diagnostic, data management and remote patient monitoring devices (including ambulatory cardiac monitors), technologies and services (including independent diagnostic testing, interpretation and cardiac monitoring services) (the “Business”);

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each (a) determined that the merger of Merger Sub with and into the Company (the “Merger”) is advisable and in the best interests of their respective stockholders, and (b) have approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of Company Capital Stock, issued and outstanding immediately prior to the Effective Time, other than shares owned or held directly or indirectly by Parent or the Company and other than Dissenting Shares, shall be converted into the right to receive the consideration set forth in this Agreement;

WHEREAS, the respective Boards of Directors of Merger Sub and the Company have each recommended that, promptly following the execution and delivery of this Agreement, their respective stockholders adopt this Agreement and each of Merger Sub and the Company shall promptly present this Agreement for adoption by their respective stockholders and for approval of the Merger and the other transactions contemplated by this Agreement, in accordance with their respective Organizational Documents and applicable Law;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement, and to prescribe various conditions to the transactions contemplated by this Agreement;

WHEREAS, Parent has required, as a condition to its execution and delivery of this Agreement and in order to secure more fully the benefits of the transactions contemplated hereby, the simultaneous execution and delivery of an Employment Offer Letter between Parent or the Company, on the one hand, and each of the individuals set forth on Annex A attached hereto, on the other hand, to become effective at the Closing (collectively, the “Employment Letters”); and

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WHEREAS, Parent has required, as a condition to its execution and delivery of this Agreement and in order to secure more fully the benefits of the transactions contemplated hereby, the simultaneous execution and delivery of a Restrictive Covenant Agreement among Parent, the Company and each of the individuals set forth on Annex B (Part 1) attached hereto, to become effective at the Closing (collectively, the “Restrictive Covenant Agreements”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the Parties, intending to be legally bound hereby, agree as follows:

Article 1

THE MERGER

Section 1.1           The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) as a wholly-owned subsidiary of Parent and shall succeed to and assume all rights and obligations of Merger Sub in accordance with the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Merger Sub shall become debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 1.2           Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL and in this Agreement.

Section 1.3           Closing. The consummation of the transactions contemplated by this Agreement (“Closing”) will take place by conference call and electronic (i.e., email/PDF) exchange of signatures, documents and other deliverables required to be executed and/or delivered at Closing, at 9:00 a.m., Pacific time, on a date that occurs as soon as possible, but in no event later than three (3) Business Days, following the satisfaction or waiver of the conditions set forth in Article 5 (other than conditions which by their nature are to be satisfied at Closing, which conditions must be satisfied at Closing, unless waived by the applicable party) or at any other time or date (or in any other manner) as may be mutually agreed by Parent and the Company. The date on which Closing occurs is referred to as the “Closing Date.”

Section 1.4           Effective Time. On the Closing Date, Parent and the Company shall cause to be filed with the Secretary of State of the State of Delaware a properly executed certificate of merger conforming to the requirements of the DGCL and in form and substance consistent with the requirements of this Agreement and otherwise reasonably satisfactory to Parent, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The time of acceptance by the Secretary of State of the State of Delaware of the filing of the Certificate of Merger or such later time as may be agreed upon by Parent and the Company and set forth in the Certificate of Merger being referred to herein the “Effective Time.”

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Section 1.5              Certificate of Incorporation and Bylaws; Directors and Officers.

(a)               At the Effective Time and without any further action on the part of the Company or Merger Sub: (i) the Company’s Certificate of Incorporation shall be amended and restated to read in its entirety as the certificate of incorporation of Merger Sub reads as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Law; provided, that such certificate of incorporation shall reflect as of the Effective Time “Bardy Diagnostics, Inc.” as the name of the Surviving Corporation; and (ii) the Bylaws of the Company shall be amended and restated to read in their entirety as the Bylaws of the Merger Sub read as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by the Surviving Corporation’s certificate of incorporation and applicable Law; provided, that such Bylaws shall reflect as of the Effective Time “Bardy Diagnostics, Inc.” as the name of the Surviving Corporation.

(b)               The Parties shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified, as the case may be.

(c)               The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

Section 1.6              Purchase Price; Conversion of Securities.

(a)               Subject to the terms and conditions hereof, Parent or Merger Sub will deliver, or cause to be delivered, to the Paying Agent for the payment to the Equityholders in accordance with this Agreement an aggregate amount equal to:

(i)              Three Hundred Seventy-Five Million Dollars ($375,000,000) (the “Base Purchase Price”);

(ii)             plus or minus (as applicable) the Closing Date Net Working Capital Adjustment;

(iii)            plus the Closing Date Cash;

(iv)           minus the Closing Date Debt;

(v)            minus the Closing Date Company Transaction Expenses;

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(vi)           minus Five Hundred Thousand Dollars ($500,000) (the “Equityholders’ Representative Expense Funds”);

(vii)          minus Five Hundred Thousand Dollars ($500,000) (the “Adjustment Escrow Funds”);

(viii)         minus Two Million Dollars ($2,000,000) (the “Indemnity Escrow Funds”) (the sum of clauses (i) through (viii), collectively, the “Closing Date Payment”);

(ix)            plus the amount of any Earnout Payments under Section 1.14.

The aggregate purchase price (the “Purchase Price”) shall be equal to the Base Purchase Price, plus or minus (as applicable) the Closing Date Net Working Capital Adjustment, plus the Closing Date Cash, plus the Closing Date Debt, plus the Closing Date Company Transaction Expenses, plus Equityholders’ Representative Expense Funds, plus the amount of any Earnout Payments.

(b)               At the Effective Time, by virtue of the Merger and without any action on the part of the Parties hereto or any holder of any shares of Company Capital Stock, in accordance with the terms and conditions of this Agreement:

(i)            each share of Company Capital Stock that is held in the treasury of the Company or owned by Parent or any Subsidiary of Parent or the Company shall be cancelled and retired and no consideration shall be delivered in exchange therefor;

(ii)           subject to Section 1.9 and Section 1.10, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Capital Stock to be canceled in accordance with Section 1.6(b)(i) and other than Dissenting Shares (which shall be treated in accordance with Section 1.11)) shall be converted at the Effective Time into the right to receive an amount in cash, without interest, equal to the sum of:

(A)             with respect to each share of Company Preferred Stock, the applicable Per Share Preference Amount, and then

(B)              with respect to each share of Company Capital Stock, on an as-converted to Company Common Stock basis, the sum of (1) the Per Share Residual Amount, plus (2) the Per Share Adjustment Escrow Amount, plus (3) the Per Share Indemnity Escrow Amount, plus (4) the Per Share Expense Fund Amount, plus (5) the Per Share Earnout Payment Amount that may, if and when earned, be payable hereunder (such amounts, with respect to any Company Capital Stock in subsection (A) and (B) of this Section 1.6(b)(ii), collectively, the “Per Share Merger Consideration”); and

(iii)           each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become as of the Effective Time one (1) fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

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(c)               All such shares of Company Capital Stock, when converted at the Effective Time under Section 1.6(b)(ii), shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a Company Certificate representing any such shares of Company Capital Stock (other than shares of Company Capital Stock that constitute Dissenting Shares, which shall be treated in accordance with Section 1.11), shall cease to have any rights with respect thereto, except the right to receive the applicable Per Share Merger Consideration with respect to such share (as adjusted by Section 1.9, subject to the exchange procedures as provided for in Section 1.10 and without interest) with respect to such shares of Company Capital Stock.

Section 1.7              Treatment of Company Options, Promised Options and Warrants.

(a)               Company Options. Subject to Section 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the Surviving Corporation, each Company Option that is outstanding immediately prior to the Effective Time, whether or not vested, shall (i) be accelerated and become vested in full, (ii) be canceled and extinguished, and (iii) shall thereafter entitle the holder thereof (each, an “Optionholder”) to receive payment from the Surviving Corporation, in accordance with the terms and conditions of this Agreement of an amount in cash (without interest and subject to any applicable withholding or other Taxes required to be deducted by applicable Law (collectively, the “Required Withholding Amount”)), with respect to each share underlying such Company Option, equal to the sum of (A) the Per Share Residual Amount, minus any applicable per share exercise price per share (the aggregate of all such amounts payable to the Optionholders in respect of Company Options under this clause A, the “Closing Date Option Payments”), plus (B) the Per Share Adjustment Escrow Amount, plus (C) the Per Share Indemnity Escrow Amount, plus (D) the Per Share Expense Fund Amount, plus (E) the Per Share Earnout Payment Amount that may, if and when earned, be payable hereunder in respect of each Optionholder. Any Closing Date Option Payment to be paid to any Optionholder shall be deposited by or on behalf of Parent with the Surviving Corporation for further payment to such Optionholder, net of any Required Withholding Amount, which payment shall be made, subject to receipt by the Surviving Corporation of an Option Surrender Agreement from such Optionholder, no later than the Surviving Corporation’s second next regularly scheduled payroll date following the Effective Time (or, with respect to Option Surrender Agreements received by the Surviving Corporation following the Effective Time, the Surviving Corporation’s second next regularly scheduled payroll date following such receipt). To the extent any Optionholder is entitled to receive payments from the Adjustment Escrow Funds, the Indemnity Escrow Funds, the Equityholders’ Representative Expense Funds and/or in respect of any Earnout Payment, such payments shall be paid by Parent and/or the Surviving Corporation, net of any Required Withholding Amount, under the same terms and conditions as apply to payments to the other Equityholders in accordance with Treasury Regulation Section 1.409A-3(i)(5)(iv)(A); provided, however, that such payment shall be made no later than the Surviving Corporation’s second next regularly scheduled payroll date following the date of payment to such other Equityholders (or, with respect to any Optionholder from whom the Surviving Corporation has not received an Option Surrender Agreement at such time, no later than the Surviving Corporation’s second next regularly scheduled payroll date following the receipt of such Option Surrender Agreement); provided, further, that, notwithstanding the foregoing, the obligation of Parent and/or the Surviving Corporation to make payments under this Section 1.7(a) in respect of any Adjustment Escrow Funds, Indemnity Escrow Funds or Equityholders’ Representative Expense Funds shall be subject in all cases to the receipt by Parent and/or the Surviving Corporation from the Escrow Agent or the Equityholders’ Representative, as applicable, of the applicable portion thereof payable to the Optionholders.

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(b)               Promised Options. Subject to Section 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the Surviving Corporation, each Promised Option Unit shall thereafter entitle the Promised Optionholder who holds such Promised Option Unit to receive payment from the Surviving Corporation, in accordance with the terms and conditions of this Agreement of an amount in cash (without interest and net of any Required Withholding Amount), with respect to each Promised Option Unit, equal to the sum of (A) the Per Share Residual Amount, minus the applicable Promised Option Base Amount with respect to each such Promised Option Unit (the aggregate of all such amounts payable to the Promised Optionholders in respect of Promised Option Units under this clause A, the “Closing Date Promised Option Payments”), plus (B) the Per Share Adjustment Escrow Amount, plus (C) the Per Share Indemnity Escrow Amount, plus (D) the Per Share Expense Fund Amount, plus (E) the Per Share Earnout Payment Amount that may, if and when earned, be payable hereunder in respect of each Promised Optionholder. Any Closing Date Promised Option Payment to be paid to any Promised Optionholder shall be deposited by or on behalf of Parent with the Surviving Corporation for further payment to such Promised Optionholder, net of any Required Withholding Amount, which payment shall (subject to receipt by the Surviving Corporation from such Promised Optionholder of a Promised Option Release Agreement that is executed no earlier than the Effective Time and becomes irrevocable by December 1, 2021) be made no later than the Surviving Corporation’s second next regularly scheduled payroll date following the Effective Time (or, with respect to Promised Option Release Agreements received by the Surviving Corporation following the Effective Time, the Surviving Corporation’s second next regularly scheduled payroll date following such receipt, but in any event, not later than December 31, 2021). To the extent any Promised Optionholder is entitled to receive payments from the Adjustment Escrow Funds, the Indemnity Escrow Funds, the Equityholders’ Representative Expense Funds and/or in respect of any Earnout Payment, such payments shall be paid by Parent and/or the Surviving Corporation, net of any Required Withholding Amount and subject to receipt by the Surviving Corporation of a Promised Option Release Agreement from such Promised Optionholder, at the same time and under the same terms and conditions as apply to payments to the other Equityholders in accordance with Treasury Regulation Section 1.409A-3(i)(5)(iv)(A); provided, however, that such payment shall (subject to receipt by the Surviving Corporation from such Promised Optionholder of a Promised Option Release Agreement that is executed no earlier than the Effective Time and becomes irrevocable by December 1, 2021) be made no later than the Surviving Corporation’s second next regularly scheduled payroll date following the date of payment to such other Equityholders (or, with respect to Promised Option Release Agreements received by the Surviving Corporation following the Effective Time, the Surviving Corporation’s second next regularly scheduled payroll date following such receipt); provided, further, that, notwithstanding the foregoing, the obligation of Parent and/or the Surviving Corporation to make payments under this Section 1.7(b) in respect of any Adjustment Escrow Funds, Indemnity Escrow Funds or Equityholders’ Representative Expense Funds shall be subject in all cases to the receipt by Parent and/or the Surviving Corporation from the Escrow Agent or the Equityholders’ Representative, as applicable, of the applicable portion thereof payable to the Promised Optionholders.

(c)               Company Warrants. No outstanding Company Warrants, if any, shall be assumed by Parent or the Surviving Corporation, and the Company shall cause each such Company Warrant to be either (i) exercised in full or (ii) to the extent not exercised in full, terminated and cancelled, in each case of (i) or (ii) as of immediately prior to the Effective Time, either pursuant to its terms or pursuant to an agreement with the holder thereof (which agreement shall be subject to the reasonable review and approval of Parent).

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Section 1.8              Allocation Schedule; Company Pre-Closing Certificate.

(a)               Attached hereto as Exhibit A (the “Estimated Allocation Schedule”) is a schedule indicating:

(i)             (A) the Total Preference Amount and the Per Share Preference Amount with respect to each series of Company Preferred Stock, (B) the number of shares of Company Common Stock into which each series of Company Preferred Stock could convert, (C) the Total Residual Amount and the Per Share Residual Amount, and (D) the Total Outstanding Shares;

(ii)            (A) the aggregate portion of the Total Preference Amount payable to each holder of Company Preferred Stock upon the consummation of the Merger, (B) the aggregate portion of the Total Residual Amount payable to each holder of Company Capital Stock upon the consummation of the Merger and (C) on the basis of (A) and (B), the aggregate portion of the Closing Date Payment payable to each holder of Company Capital Stock upon the consummation of the Merger;

(iii)            the aggregate portion of the Closing Date Option Payments payable to each Optionholder;

(iv)           the aggregate portion of the Closing Date Promised Option Payments payable to each Promised Optionholder;

(v)            the Per Share Adjustment Escrow Amount and the Pro Rata Portion of the Adjustment Escrow Funds allocable to each Equityholder;

(vi)           the Per Share Indemnity Escrow Amount and the Pro Rata Portion of the Indemnity Escrow Funds allocable to each Equityholder;

(vii)          the Per Share Expense Fund Amount and the Pro Rata Portion of the Equityholders’ Representative Expense Funds allocable to each Equityholder;

(viii)         the Pro Rata Portion of any Earnout Payment allocable to each Equityholder; and

(ix)            the Pro Rata Portion of each Equityholder.

(b)               Not later than three (3) Business Days before the anticipated Closing Date, the Company shall deliver to Parent and the Equityholders’ Representative:

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(i)                 a certificate, in the form attached as Exhibit B hereto (the “Company Pre-Closing Certificate”), executed by the Chief Financial Officer of the Company that sets forth:

(A)             the Company’s final good faith estimate of the items addressed in the Estimated Allocation Schedule and in the same form as the Estimated Allocation Schedule, except that the Estimated Closing Date Payment shall be used as opposed to the Closing Date Payment for all purposes thereof (the “Final Allocation Schedule”);

(B)              an estimated unaudited balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”);

(C)              the Company’s good faith estimate of the amount of each of the following (in each case along with reasonable supporting detail therefor):

(1)               Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”) and the resulting Estimated Closing Date Net Working Capital Adjustment;

(2)               Closing Date Cash (“Estimated Closing Date Cash”);

(3)               Closing Date Debt (“Estimated Closing Date Debt”);

(4)               Closing Date Option Payments (“Estimated Closing Date Option Payments”);

(5)               Closing Date Promised Option Payments (“Estimated Closing Date Promised Option Payments”); and

(6)               Closing Date Company Transaction Expenses (“Estimated Closing Date Company Transaction Expenses”);

provided, that such estimates shall be prepared in accordance with the Accounting Principles (as set forth on Exhibit C), which the Company represents are in accordance with GAAP (except as otherwise expressly indicated on Exhibit C), and are consistent with the policies, conventions, methodologies and procedures used by the Company prior to the Closing Date in preparing the Financial Statements;

(D)             the resulting Closing Date Payment derived from the amounts set forth in foregoing subsection (C) (“Estimated Closing Date Payment”);

(ii)              the Pay-off Letters; and

(iii)            invoices marked as final with respect to any Closing Date Company Transaction Expenses, specifying the applicable payees thereof and the amount owed to each such payee.

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(c)               The Company will consider in good faith any comments of Parent on the foregoing estimates and will correct and adjust any manifest error identified by Parent. Parent and its Representatives will have reasonable access to the Books and Records and Representatives of the Acquired Companies to the extent reasonably required in connection with such review, including the Company’s work papers underlying or utilized in preparing such estimates and the calculations contained therein, in each case, as is reasonably necessary in order for Parent to evaluate the calculations contained therein; provided, that neither the Company nor any of its Affiliates (including any Acquired Company) shall be required to disclose any information to Parent or any of its Representatives if such disclosure would, in the good faith determination of the Company, be reasonably likely to (i) jeopardize any attorney-client privilege or (ii) contravene any applicable Law. No comments provided or review conducted by Parent or any of its Representatives with regard to any materials provided by the Company under this Section 1.8(c) shall limit or prevent Parent from exercising any of its rights or remedies under this Agreement (regardless of whether the Company corrects, adjusts or otherwise modifies any such materials as a result thereof).

Section 1.9           Post-Closing Purchase Price Adjustment.

(a)               Preliminary Closing Statement. Within ninety (90) days after the Closing Date, Parent will cause to be prepared and delivered to the Equityholders’ Representative a statement (including reasonable supporting detail therefor) (the “Preliminary Closing Statement”) setting forth in reasonable detail Parent’s good faith written calculation of the amount of each of: (i) Closing Date Net Working Capital and the Closing Date Net Working Capital Adjustment derived therefrom; (ii) Closing Date Cash; (iii) Closing Date Debt; (iv) Closing Date Company Transaction Expenses; and (v) the resulting proposed Closing Date Payment derived therefrom (“Preliminary Closing Date Payment”). The Preliminary Closing Statement will be prepared based upon the Books and Records of the Acquired Companies and in accordance with the Accounting Principles.

(b)               Review Period. The Equityholders’ Representative will have the opportunity to review the Preliminary Closing Statement for thirty (30) days following the delivery thereof (the “Review Period”). During such Review Period, at the request of the Equityholders’ Representative, Parent shall cause the Acquired Companies to provide to the Equityholders’ Representative and its Representatives reasonable access, during normal business hours, to the Books and Records and Representatives of the Acquired Companies to the extent reasonably required in connection with such review, including the Company’s work papers underlying or utilized in preparing the Preliminary Closing Statement in each case, as is reasonably necessary in order for the Equityholders’ Representative to respond to or evaluate the calculations contained in the Preliminary Closing Statement; provided, that no accountant shall be obligated to make any work papers available until the non-client party has signed an agreement relating to access to such work papers in form and substance reasonably acceptable to such accountant; provided, further, that neither Parent nor any of its Affiliates (including the Acquired Companies) shall be required to disclose any information to the Equityholders’ Representative or any of its Representatives if such disclosure would, in the good faith determination of Parent, be reasonably likely to (i) jeopardize any attorney-client privilege or (ii) contravene any applicable Law. Parent’s calculation of Closing Date Net Working Capital, the Closing Date Net Working Capital Adjustment, Closing Date Cash, Closing Date Debt, Closing Date Company Transaction Expenses and the Preliminary Closing Date Payment derived therefrom will become final, conclusive and binding on the Parties unless, prior to the end of the Review Period, the Equityholders’ Representative notifies Parent in writing of the Equityholders’ Representative’s objections to such calculation (an “Objection Notice”), identifying in reasonable detail the disputed items, the estimated amounts of the disputed items if then reasonably determinable and the basic facts underlying Equityholders’ Representative’s objections. If the Equityholders’ Representative delivers an Objection Notice to Parent on or prior to the end of the Review Period, Parent and the Equityholders’ Representative will negotiate in good faith to resolve the objections set forth in the Objection Notice within fifteen (15) days following delivery of the Objection Notice. If Parent and the Equityholders’ Representative resolve some or all of such objections within that time period, they will document such resolution in a writing signed by each of them, and such resolution will be final, conclusive and binding on the Parties. If Parent and the Equityholders’ Representative are unable to resolve all of the Equityholders’ Representative’s objections within the fifteen (15)-day time period following the delivery of the Objection Notice (or such other period of time mutually agreed upon by Parent and the Equityholders’ Representative), the Parties will promptly refer any matters still in dispute for resolution as provided in Section 1.9(c).

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(c)               Dispute Resolution. Any unresolved dispute concerning the Preliminary Closing Statement under Section 1.9(a) will be referred for resolution to Deloitte LLP, who will be jointly retained by Parent and the Equityholders’ Representative on behalf of the Equityholders. If Parent and the Equityholders’ Representative are unable to engage Deloitte LLP for any reason, then Parent and the Equityholders’ Representative will each designate a nationally-recognized independent accounting firm with whom neither the Parent nor the Company has any current professional relationship, and the accounting firm to resolve the dispute will be chosen by mutual agreement of the Parent and the Equityholders’ Representative (Deloitte LLP or any other chosen accounting firm is referred to in this Agreement as the “Accounting Firm”). The Equityholders’ Representative and Parent shall, if requested by the Accounting Firm, enter into a customary engagement letter with the Accounting Firm. The Accounting Firm will determine the allocation of its fees and expenses to the respective Parties based on the inverse of the percentage that the Accounting Firm’s resolution of the disputed items (before such allocation) bears to the total absolute value of the disputed items as originally submitted to the Accounting Firm. For example, if the total absolute value of the disputed items as originally submitted to the Accounting Firm equals $1,000 and the Accounting Firm awards $600 in favor of the Equityholders’ Representative’s position, 60% of the fees and expenses of the Accounting Firm would be borne by Parent and 40% of the fees and expenses of the Accounting Firm would be borne by the Equityholders’ Representative (on behalf of the Equityholders). The Accounting Firm will act as an expert, not as an arbitrator, and will resolve only the disputed items that have been referred to it pursuant to this Section 1.9(c) and solely in accordance with the procedures (including any relevant defined terms) set forth in this Agreement. Any resolution of a disputed item by the Accounting Firm must be within the range of the differences between Parent’s and the Equityholders’ Representative’s positions with respect to such disputed item. The Parties will provide the Accounting Firm with all Books and Records in their possession reasonably relevant to the determinations to be made by it as may be reasonably requested by the Accounting Firm. No Party or any Affiliate or Representative (including the Equityholders’ Representative) of a Party will meet or discuss any substantive matters with the Accounting Firm without Parent and the Equityholders’ Representative and their respective Representatives present or having the opportunity following at least three (3) Business Days’ written notice to be present, either in person or by telephone. All Books and Records and other information (including answers to questions from the Accounting Firm) submitted to the Accounting Firm must be concurrently delivered to each Other Party. All disputes with respect to the application of Accounting Principles or to the mathematical calculation of any disputed components of the Preliminary Closing Statement that have been referred to the Accounting Firm pursuant to this Section 1.9(c) will be resolved exclusively by the Accounting Firm. The determination of the Accounting Firm with respect to disputes to be resolved by it hereunder, will be final, conclusive and binding upon the Parties. Closing Date Net Working Capital, the Closing Date Net Working Capital Adjustment, Closing Date Cash, Closing Date Debt, Closing Date Company Transaction Expenses, and the resulting Closing Date Payment derived therefrom (the “Final Closing Date Payment”), in each case, as finally determined in accordance with this Section 1.9 (whether as a result of the non-delivery of a timely Objection Notice, mutual resolution of Parent and the Equityholders’ Representative pursuant to Section 1.9(b), determination by the Accounting Firm in accordance with this Section 1.9(c), or any combination thereof), shall be set forth in a statement prepared by Parent and the Equityholders’ Representative (the “Final Closing Statement”) and will be used for purposes of any adjustments to the Estimated Closing Date Payment pursuant to Section 1.9(d).

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(d)               Purchase Price Adjustment Payment. Following Closing, the Estimated Closing Date Payment will be increased on a dollar-for-dollar basis by the amount that the Final Closing Date Payment is greater than the Estimated Closing Date Payment or, if applicable, decreased on a dollar-for-dollar basis by the amount that the Estimated Closing Date Payment is greater than the Final Closing Date Payment.

(i)                 If the Estimated Closing Date Payment is increased by the adjustment provided for in the first paragraph of this Section 1.9(d), then within three (3) Business Days following the final determination of the Final Closing Date Payment, (A) Parent will pay the full amount of such increase and (B) Parent and the Equityholders’ Representative (on behalf of Equityholders) will deliver joint written instructions to the Escrow Agent to release to the Paying Agent the full amount of the funds then held in the Adjustment Escrow Account to the account set forth in the Paying Agent Agreement for further distribution to the Equityholders (provided that, in each of clause (A) and (B), the aggregate payment to be made to Optionholders and Promised Optionholders shall be paid directly to the Surviving Corporation for payment to such Optionholders and Promised Optionholders, subject to receipt by the Surviving Corporation of an Option Surrender Agreement from such Optionholder or a Promised Option Release Agreement from such Promised Optionholder, as the case may be, not later than the Surviving Corporation’s second next regularly scheduled payroll date following the date of payment to such other Equityholders (or, with respect to any required Option Surrender Agreements or Promised Option Release Agreements received by the Surviving Corporation following the date of payment to such other Equityholders, the Surviving Corporation’s second next regularly scheduled payroll date following such receipt by the Surviving Corporation of such Option Surrender Agreement or Promised Option Release Agreement, as the case may be)). Parent shall have no further obligations with respect to the Final Closing Date Payment after making such payment.

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(ii)              If the Estimated Closing Date Payment is decreased by the adjustment provided for in the first paragraph of this Section 1.9(d), then within three (3) Business Days following the determination of the Final Closing Date Payment: (A) Parent and the Equityholders’ Representative (on behalf of the Equityholders) will deliver joint written instructions to the Escrow Agent to release (x) to Parent, out of the Adjustment Escrow Account, an amount equal to the aggregate amount of such decrease and (y) to the Paying Agent, to the account set forth in the Paying Agent Agreement, an amount equal to the excess (if any) of the Adjustment Escrow Funds minus the amount released to Parent pursuant to clause (x) above (provided that, for the purposes of this clause (y), the aggregate payment to be made to Optionholders and Promised Optionholders shall be paid directly to the Surviving Corporation for payment to such Optionholders and Promised Optionholders, subject to receipt by the Surviving Corporation of an Option Surrender Agreement from such Optionholder or Promised Option Release Agreement from such Promised Optionholder, as the case may be, not later than the Surviving Corporation’s second next regularly scheduled payroll date following the date of payment to such other Equityholders (or, with respect to any required Option Surrender Agreements or Promised Option Release Agreements received by the Surviving Corporation following the date of payment to such other Equityholders, the Surviving Corporation’s second next regularly scheduled payroll date following such receipt by the Surviving Corporation of such Option Surrender Agreement or Promised Option Release Agreement, as the case may be)); and (B) if the amount of such decrease is greater than the aggregate amount then held in the Adjustment Escrow Account, then at Parent’s election, (1) Parent and the Equityholders’ Representative will promptly deliver a joint written instruction to the Escrow Agent to effectuate disbursement of such deficiency amount from the Indemnity Escrow Fund (to the extent the Indemnity Escrow Fund is sufficient) and (2) to the extent the Indemnity Escrow Fund is insufficient, Parent may deduct such deficiency amount from any Earnout Payment that has not yet been paid to the Equityholders, which such amount shall be set off with respect to each Equityholder in accordance with such Equityholder’s Pro Rata Portion.

(iii)            For clarity, the Equityholders shall have no obligation to pay Parent any amounts with respect to any adjustment in the Estimated Closing Date Payment (other than, for clarity, the extent to which an Equityholder’s Pro Rata Portion of the Adjustment Escrow Fund or Pro Rata Portion of the Indemnity Escrow Fund would be available for deduction or such Equityholder’s Pro Rata Portion of the Earnout Payment would be available for set-off, in each case, to the extent expressly permitted by this Section 1.9(d)).

(e)               Update of Final Allocation Schedule. Following completion of any adjustments pursuant to this Section 1.9, the Parties shall update the Final Allocation Schedule as necessary to reflect the Final Closing Date Payment and any adjustment to the Purchase Price, including any payments of any amounts from the Adjustment Escrow Account or the Indemnity Escrow Account, or any offsets in respect of any Earnout Payments.

Section 1.10       Exchange of Company Certificates.

(a)               Surrender and Payment. If an Equityholder (A) surrenders to the Paying Agent for cancellation (on behalf of the Surviving Corporation) the stock certificates representing such Equityholder’s shares of Company Capital Stock (collectively, such Equityholder’s “Company Certificates”), and (B) delivers to Paying Agent a letter of transmittal substantially in the form of Exhibit D attached hereto with such changes as may be required by the Paying Agent and reasonably acceptable to the Parent and the Equityholders’ Representative (the “Letter of Transmittal”) (including a properly completed and duly executed IRS Form W-9 or applicable IRS Form W-8, as applicable) duly completed and validly executed in accordance with the instructions thereto, then the Paying Agent shall (to the extent of prior delivery of such amounts to the Paying Agent) pay to the holder of such Company Capital Stock an amount in accordance with Section 1.6(b) and such Company Certificate shall be cancelled pursuant and subject to the terms of Section 1.6(b). For the avoidance of doubt and notwithstanding any provision herein to the contrary, the Parties agree and acknowledge that each Letter of Transmittal shall contain, amongst other customary provisions: (i) representations and warranties regarding the submitting Equityholder’s free and clear ownership of the Company Capital Stock covered thereby and the Equityholder’s authority to execute and deliver the Letter of Transmittal; (ii) confidentiality obligations on behalf of such Equityholder (and, as applicable, such Equityholder’s Affiliates); and (iii) a comprehensive, irrevocable general release on behalf of such Equityholder (and, as applicable, such Equityholder’s Affiliates) of any claims, obligations or other liabilities related to, in respect of or otherwise against the Acquired Companies or any of their current or former directors, officers, employees, agents or Representatives in respect of any act, omission or other matter occurring or on prior to the Closing arising from or related to such Equityholders’ ownership of Company Capital Stock or relationship to the Company as an Equityholder. The foregoing agreement regarding the Letter of Transmittal is an essential element of the transactions contemplated by this Agreement and, but for such agreement, the Parent and Merger Sub would have been unwilling to enter into this Agreement.

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(b)               Exchange Procedures. To the extent that an Equityholder has not delivered the Company Certificates representing all of such Equityholder’s shares of Company Capital Stock, together with a duly completed and validly executed Letter of Transmittal, as of the Closing, then, promptly after the Effective Time, the Paying Agent shall mail to such Equityholder a Letter of Transmittal. Upon surrender of any Company Certificate for cancellation by the Paying Agent (on behalf of the Surviving Corporation), together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, the Company Certificates so surrendered shall forthwith be cancelled, and the holder of such Company Certificates shall be entitled to receive in exchange therefor, the applicable Per Share Merger Consideration for each share represented by such Company Certificate, without interest thereon and no Equityholder shall have any rights pertaining to any Company Capital Stock, other than the right to receive the applicable consideration payable under this Agreement. Until so surrendered, each outstanding Company Certificate shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the applicable Per Share Merger Consideration for each share represented by such Company Certificate. If any Company Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition precedent to the payment of the applicable Per Share Merger Consideration for each share represented by such Company Certificate, for the benefit of itself, the Surviving Corporation and/or Paying Agent, require the owner of such lost, stolen or destroyed Company Certificate to provide an appropriate affidavit (in a form acceptable to Parent) as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to such Company Certificate (but, for clarity, no bond shall be required in connection therewith).

(c)               Any funds held by the Paying Agent pursuant to this Agreement that remain undistributed to the Equityholders twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, and any Equityholder that has not previously complied with this Section 1.10 prior to the end of such twelve (12) month period shall thereafter look only to the Surviving Corporation for payment of its claim for the applicable Per Share Merger Consideration in respect of such shares of Company Capital Stock. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, nor any of their Affiliates shall be liable to any Equityholder for any amount of Per Share Merger Consideration required to be paid to any public official pursuant to applicable abandoned property, escheat, or similar laws.

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Section 1.11       Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL, but only to the extent required thereby, shares of Company Capital Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Capital Stock who are entitled to demand and who have properly demanded appraisal of such Company Capital Stock, pursuant to and in strict compliance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be exchangeable for the right to receive the applicable amounts of Per Share Merger Consideration, and holders of such shares of Company Capital Stock shall be entitled to receive payment of the “fair value” of such shares of Company Capital Stock in accordance with the provisions of Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw, waive or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws, waives or loses such right, such shares of Company Capital Stock shall thereupon automatically be treated as if they had been converted into and became exchangeable for, at the Effective Time, the right to receive the applicable amount of the Per Share Merger Consideration, without interest. The Company shall give Parent and Merger Sub (a) prompt written notice of any demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company and (b) the opportunity to participate in all negotiations and proceedings with respect to any such demands for payment under the DGCL. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, which may be granted, withheld or conditioned in Parent’s sole discretion, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demand. Notwithstanding anything to the contrary contained in this Agreement, if the Merger is terminated, rescinded or abandoned, then the right of a stockholder to be paid the fair value of such holder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease. In all cases, any amounts required to settle any claims in respect of any Dissenting Shares in excess of the Per Share Merger Consideration set forth on the Final Allocation Schedule attributable thereto, together with any costs or expenses incurred by the Acquired Companies, the Surviving Corporation or Parent in connection therewith, shall be considered “Company Transaction Expenses”.

Section 1.12       No Further Ownership Rights; Closing of Stock Transfer Books. At and after the Effective Time, each holder of Company Capital Stock shall cease to have any rights as a stockholder of the Company, except for, in the case of a holder of Company Capital Stock (other than shares to be cancelled pursuant to Section 1.6(b)(i) or Dissenting Shares), the right to surrender his or her Company Certificate in exchange for payment of the applicable amount of Per Share Merger Consideration with respect to the shares represented by such Company Certificate or, in the case of a holder of Dissenting Shares, to perfect his or her right to receive payment for his or her shares of Company Capital Stock pursuant to the DGCL, and no transfer of shares of Company Capital Stock shall be made on the stock transfer books of the Surviving Corporation. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Company Capital Stock shall thereafter be made. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided for in this Agreement.

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Section 1.13       Closing Deliverables.

(a)               Parent Deliverables. At the Closing, Parent will deliver or cause to be delivered the following:

(i)              to the Paying Agent by wire transfer of immediately available funds, (A) an amount equal to the Paying Agent Fee and (B) for further distribution to the Equityholders (other than the Optionholders and Promised Optionholders) in accordance with the Final Allocation Schedule, an amount equal to the Estimated Closing Date Payment minus the Closing Date Option Payments, minus the Closing Date Promised Option Payments;

(ii)            to the Surviving Corporation in immediately available funds, an amount equal to the sum of the Closing Date Option Payments and Closing Date Promised Option Payments for payment pursuant to Section 1.7 to the Optionholders and Promised Optionholders, respectively, in accordance with the Final Allocation Schedule;

(iii)            to the Escrow Agent, by wire transfer of immediately available funds, (A) an amount equal to the Adjustment Escrow Funds for deposit into the Adjustment Escrow Account, and (B) an amount equal to the Indemnity Escrow Funds for deposit into the Indemnity Escrow Account;

(iv)           to the Equityholders’ Representative, by wire transfer of immediately available funds, an amount equal to the Equityholders’ Representative Expense Funds to an account designated by the Equityholders’ Representative;

(v)            to the Equityholders’ Representative and the Escrow Agent, the Escrow Agreement executed by Parent;

(vi)           to the Equityholders’ Representative and the Paying Agent, the Paying Agent Agreement executed by Parent; and

(vii)          to the Equityholders’ Representative, all other Transaction Documents to be executed and delivered at the Closing by Parent or Merger Sub under this Agreement.

(b)               Company Deliverables. At the Closing, the Company will deliver or cause to be delivered the following:

(i)            to Parent, the Company Pre-Closing Certificate and, to the extent not delivered prior to the Closing, the documents and deliverables required to be delivered by or on behalf of the Company under Section 1.8(b), Section 4.6 and Section 4.7;

(ii)           to Parent and the Escrow Agent, the Escrow Agreement executed by the Equityholders’ Representative;

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(iii)            to Parent and the Paying Agent, the Paying Agent Agreement executed by the Equityholders’ Representative;

(iv)            to Parent, Restrictive Covenant Agreements executed by the Company and each of the individuals set forth on Annex B (Part 2) attached hereto, which shall become effective at the Closing;

(v)             to Parent, Pay-off Letters from each Person to whom any portion of the Closing Date Debt (including, as applicable, the PPP Loan) is payable;

(vi)            to Parent, evidence of termination of all Insider Agreements and payment of all Affiliate Loans in form reasonably satisfactory to the Parent;

(vii)           to Parent, resignations, effective as of Closing, in forms reasonably acceptable to Parent, of any and all directors and officers of each Acquired Company;

(viii)         to Parent, an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date, in compliance with Treasury Regulations Section 1.1445-2(c), and a notice required under Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably satisfactory to Parent so that Parent is exempt from withholding any portion of the Purchase Price under Section 1445 of the Code; and

(ix)             to Parent, all other Transaction Documents to be executed and/or delivered at the Closing by the Equityholders’ Representative or the Acquired Companies in connection with this Agreement.

Section 1.14       Earnout Payments.

(a)               Subject to the provisions of this Section 1.14, in addition to the Final Closing Date Payment, the Equityholders shall be entitled to receive additional consideration from Parent (and Parent shall pay, or shall cause the Surviving Corporation or its other designee to pay, such additional consideration) (collectively, the “Earnout Payments” and, each, an “Earnout Payment”) as follows:

(i)                 an Earnout Payment (the “First Earnout Payment”) based on the consolidated Net Revenue for the CAM Patch for calendar year 2021 (the “First Earnout Period”), as follows:

(A)             if the CAM Patch Net Revenue for the First Earnout Period is less than Forty-Five Million Dollars ($45,000,000), then the First Earnout Payment will be an amount equal to fifty percent (50%) of the CAM Patch Net Revenue for the First Earnout Period;

(B)              if the CAM Patch Net Revenue for the First Earnout Period is equal to or greater than Forty-Five Million Dollars ($45,000,000) but less than Fifty-Seven Million Dollars ($57,000,000), then the First Earnout Payment will be an amount equal to one hundred percent (100%) of the CAM Patch Net Revenue for the First Earnout Period; or

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(C)              if the CAM Patch Net Revenue for the First Earnout Period is equal to or greater than Fifty-Seven Million Dollars ($57,000,000), then the First Earnout Payment will be an amount equal to one hundred fifty percent (150%) of the CAM Patch Net Revenue for the First Earnout Period;

and

(ii)              an Earnout Payment (the “Second Earnout Payment”) based on the consolidated Net Revenue for the CAM Patch for calendar year 2022 (the “Second Earnout Period” and, together with the First Earnout Period, the “Earnout Period”), as follows:

(A)             if the CAM Patch Net Revenue for the Second Earnout Period is less than Seventy Million Dollars ($70,000,000), then the Second Earnout Payment will be an amount equal to fifty percent (50%) of the CAM Patch Net Revenue for the Second Earnout Period;

(B)              if the CAM Patch Net Revenue for the Second Earnout Period is equal to or greater than Seventy Million Dollars ($70,000,000) but less than Eighty-Nine Million Dollars ($89,000,000), then the Second Earnout Payment will be an amount equal to one hundred percent (100%) of the CAM Patch Net Revenue for the Second Earnout Period; or

(C)              if the CAM Patch Net Revenue for the Second Earnout Period is equal to or greater than Eighty-Nine Million Dollars ($89,000,000), then the Second Earnout Payment will be an amount equal to one hundred twenty-five percent (125%) of the CAM Patch Net Revenue for the Second Earnout Period.

(b)               Within one-hundred and twenty (120) days after the end of each of the First Earnout Period and the Second Earnout Period, Parent shall prepare, or cause to be prepared, a statement setting forth Parent’s good faith determination of the applicable amount of such Earnout Payment (including reasonable supporting detail therefor) (each, an “Earnout Statement”). Following receipt by the Equityholders’ Representative of an Earnout Statement, the Equityholders’ Representative may, within sixty (60) days after the date of such receipt, deliver to Parent in writing its objection (each, an “Earnout Objection”) to the applicable Earnout Statement and shall specify in reasonable detail the basis on which it believes the conditions for the relevant Earnout Payment have been satisfied and/or the applicable amount of such Earnout Payment. If the Equityholders’ Representative does not so object within such sixty (60)-day period, the determination set forth in such Earnout Statement shall be final and binding, subject to Section 1.14(g) and Section 1.14(l).

(c)               If the Equityholders’ Representative timely delivers an Earnout Objection, then the Parent and Equityholders’ Representative shall promptly meet and negotiate in good faith to resolve by written agreement any disputes in respect of such Earnout Payment. Parent shall make available in person or by phone for such a meeting(s) appropriate Representative(s) (including employees of Parent or its Affiliates or a Product Transferee who are responsible for managing the CAM Patch business and knowledgeable about its operations) with the Equityholders’ Representative and its Representatives. From the time any Earnout Statement is delivered by Parent until the final determination of the Earnout Payment to which it relates, Parent shall provide the Equityholders’ Representative and its Representatives reasonable access to the Books and Records and Representatives of Parent and its Affiliates (including the Surviving Corporation) used in, or who have information used in, the business related to the CAM Patch, as the Equityholders’ Representative may reasonably request in connection with the Equityholders’ Representative’s review of the Earnout Statement and subject to such Representatives entering into a reasonably acceptable confidentiality agreement. If any objections timely raised by the Equityholders’ Representative in the Earnout Objection are not resolved within thirty (30) days following the delivery of the Earnout Objection, then the Parent and the Equityholders’ Representative shall each be entitled to pursue any rights or remedies as may be available pursuant to this Agreement.

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(d)               Following delivery of any Earnout Statement, Parent shall pay, or cause to be paid, the applicable Earnout Payment to the Paying Agent for distribution to the Equityholders (provided, that amounts payable in respect of Company Options and Promised Option Units shall be retained by Parent for payment to the Optionholders and Promised Optionholders through the applicable payroll system or other appropriate payment process to the extent such Optionholder or Promised Optionholder is no longer employed by Parent or any of its Affiliates), with each such Equityholder entitled to their Pro Rata Portion thereof, no later than sixty (60) days after the delivery of such Earnout Statement. In the event that Equityholders’ Representative delivers an Earnout Objection with respect thereto prior to the expiration of the sixty (60)-day period described in Section 1.14(b), then, in the event Parent and the Equityholders’ Representative mutually agree, or it is determined, that the Equityholders are entitled to such Earnout Payment pursuant to this Section 1.14, the Parent shall pay, or cause to be paid, to the Paying Agent for distribution to the Equityholders (provided, that amounts payable in respect of Company Options and Promised Option Units shall be retained by Parent for payment to the Optionholders and Promised Optionholders through the applicable payroll system or other appropriate payment process to the extent such Optionholder or Promised Optionholder is no longer employed by Parent or any of its Affiliates), with each such Equityholder entitled to their Pro Rata Portion thereof, within thirty (30) days of such agreement or determination, as applicable and without interest.

(e)               Following the Closing, during the Earnout Period, Parent (i) shall not, and shall not authorize or permit any of its Affiliates to, take any action, or omit to take any action with the specific intent to minimize or reduce the First Earnout Payment or the Second Earnout Payment, and (ii) shall use commercially reasonable efforts to recruit and maintain at least such number of Account Executives (or similar field sales force personnel) to promote the CAM Patch consistent with the number of sales Account Executives indicated in the Company’s forecast set forth on Schedule 1.14(e); provided, however, that any failure of Parent or any of its Affiliates to compensate or agree to compensate any Person beyond the compensation levels required under Section 4.16(a) shall not constitute or be deemed a breach of Parent’s agreement to use commercially reasonable efforts under this clause (ii).

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(f)                Commencing with the calendar quarter ending March 31, 2021 and for each calendar quarter thereafter during the Earnout Period, no later than sixty (60) days following the end of such quarter, Parent will deliver, or cause to be delivered, to the Equityholders’ Representative a reasonably detailed report (each, an “Update Report”) regarding (i) information as to the productivity (based on revenue and/or units sold) of the sales personnel involved in promoting the CAM Patch, and (ii) Parent’s good faith calculation of Net Revenue for such quarter, along with reasonable supporting detail therefor. Following the delivery of an Update Report and upon the Equityholders’ Representative’s request, but in any event no more than one (1) time during the First Earnout Period and one (1) time during the Second Earnout Period, Parent shall make available for a meeting with Representatives of the Equityholders’ Representative, in person or by phone, appropriate Representatives of Parent or its Affiliates (including senior executives or other employees of Parent or its Affiliates who are responsible for managing the business related to the CAM Patch and are knowledgeable about its operations) to answer any reasonable questions the Equityholders’ Representative may have with respect to the information in the Update Report. Notwithstanding the delivery of any Update Report or any meetings or discussions conducted, or additional information provided, in respect thereof under this Section 1.14(f), Parent and the Equityholders’ Representative agree that any Update Report and any related meetings, discussions or additional information are for informational purposes and shall not constitute or be deemed a definitive calculation of Net Revenue for the purposes of determining any Earnout Payment that may be payable hereunder, each of which Earnout Payment shall be determined solely pursuant to the applicable Earnout Statement and related objection and resolution procedures set forth in this Section 1.14.

(g)               Upon at least ten (10) Business Days prior written notice from the Equityholders’ Representative to Parent, Parent shall permit the Equityholders’ Representative, by an independent qualified public accounting firm of international reputation engaged by the Equityholders’ Representative and reasonably acceptable to Parent (such accounting firm, the “Auditors”), to conduct an examination for the sole purpose of confirming the calculation of any Earnout Payment paid by Parent pursuant to this Section 1.14; provided, however, that the Equityholders’ Representative shall have the right to request and conduct such an examination one (1) time with respect to the First Earnout Period (notice of which examination must be delivered to Parent within one (1) year following the end of the First Earnout Period), and one (1) time with respect to the Second Earnout Period (notice of which examination must be delivered to Parent within one (1) year following the end of the Second Earnout Period). Parent shall provide the Auditors reasonable access, during regular business hours at Parent’s or the Surviving Corporation’s principal place of business, to the Books and Records and Representatives of Parent and its Affiliates (including the Surviving Corporation) used in, or who have information used in, the business related to the CAM Patch, as the Auditors may reasonably request in connection with such examination and subject to the Auditors entering into a reasonably acceptable confidentiality agreement. To the extent that such audit reveals an alleged underpayment of the applicable Earnout Payment by Parent, the Equityholders’ Representative shall provide Parent with a true and complete copy of the Auditor’s report (together with such other documentation as may be reasonably requested by Parent in connection therewith) and the Parties shall seek in good faith to resolve such matter. If such matter is not resolved within thirty (30) days following the delivery of the Auditor’s report to Parent, then Parent and the Equityholders’ Representative shall each be entitled to pursue any rights or remedies as may be available pursuant to this Agreement. The Equityholders’ Representative shall bear the cost of any such examination (“Audit Expenses”), except that if such examination reveals an underpayment of the applicable Earnout Payment due to the Equityholders pursuant to this Section 1.14, and, either Parent agrees with such underpayment or it is ultimately determined by an arbitral or judicial Proceeding that Parent owes such underpayment amount to the Equityholders, then Parent shall promptly reimburse the Equityholders’ Representative for the amount of such Audit Expenses paid by the Equityholders’ Representative to the Auditors.

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(h)               The right to receive any potential Earnout Payment (i) is solely a contractual right and is not a security for purposes of any federal or state securities Laws, (ii) will not be represented by any form of certificate or instrument, (iii) does not give, directly or indirectly, any Equityholder or the Equityholders’ Representative any rights as an equity holder of, or rights to acquire any equity of, the Surviving Corporation, Parent or any of their Affiliates, including any distribution rights, voting rights, liquidation rights, preemptive rights, anti-dilution rights or other rights common to holders of equity securities, (iv) is not redeemable and (v) may not be transferred, except with the consent of Parent (not to be unreasonably withheld, conditioned or delayed) or by operation of Law or pursuant to the Laws of descent and distribution (and any transfer or assignment in violation of this Section 1.14(e) shall be null and void ab initio).

(i)                 The Parties hereto agree and acknowledge that, subject to Parent’s obligations under this Section 1.14: (i) Parent and each of its Affiliates (including, following the Closing, each of the Acquired Companies) shall be able to freely conduct, operate, manage and make all decisions in respect of all aspects of their respective businesses; and (ii) without limiting the generality of the foregoing, the Earnout Payment opportunity is being provided based on the understanding and agreement that Parent and each of its Affiliates (including, following the Closing, each of the Acquired Companies) will have full and exclusive control, power and authority to conduct, operate, manage and make all decisions relating to the conduct and operation of their respective businesses following Closing, in each case, that Parent or such Affiliate considers necessary or desirable, including any and all decisions and actions relating to order acceptance, terms and conditions of sale (including warranties), pricing, strategic initiatives, marketing, management, employment and personnel matters (including compensation and benefits), sales and customer/supplier relations, legal structure, accounting and finance matters, branding, acquisitions and divestitures, research and development, product development, capital expenditures and all other matters.

(j)                 The Parties agree to treat the Earnout Payments made pursuant to this Section 1.14 (excluding any Earnout Payments made to Optionholders or Promised Optionholders) as adjustments to the Purchase Price for Tax purposes and as qualifying for installment method reporting under Section 453 of the Code, except as otherwise required by applicable Law. The Parties acknowledge that a portion of the Earnout Payments may be classified as interest for U.S. federal income Tax purposes.

(k)               Notwithstanding anything herein to the contrary, Parent shall have the right to effect a CAM Patch Disposition; provided, however, that if a CAM Patch Disposition occurs at any time between the Closing Date and the expiration date of the Earnout Period, then Parent shall require the Product Transferee to assume the obligations regarding the Earnout Payments (including any obligations to pay the Earnout Payments, if and to the extent earned, as set forth in this Section 1.14 and Parent’s other obligations under this Section 1.14); provided, further, that if the Product Transferee is not a company in the medical device industry with either total assets of at least $1,000,000,000 (as shown on its most recently prepared financial statements as of the date of the CAM Patch Disposition) or a market capitalization of at least $2,000,000,000 (as reported by a relevant stock exchange as of the date of the CAM Patch Disposition), then Parent shall remain liable for the payment and performance by the Product Transferee of such obligations regarding the Earnout Payments (including any obligations to pay the Earnout Payments, if and to the extent earned, as set forth in this Section 1.14 and Parent’s other obligations under this Section 1.14), notwithstanding any assumption thereof by the Product Transferee.

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(l)                 If, following the Closing, at any time during the Earnout Period, the Equityholders’ Representative believes in good faith that Parent is in breach of any of its obligations under this Section 1.14, the Equityholders' Representative shall notify Parent in writing of such believed breach and the basis for such determination, and, to the extent Parent agrees with such determination, Parent shall have an opportunity to cure such breach within thirty (30) days after the receipt of such notice.

(m)             As used and referenced in this Section 1.14, the following terms have the meanings specified below:

(i)                “CAM Patch” means the various Carnation Ambulatory Monitors, together with associated services, currently marketed and sold by the Company, together with any modifications, improvements, additions, fixes, enhancements and/or updates made thereto.

(ii)              “CAM Patch Disposition” means a sale, conveyance, exclusive license, transfer or other disposition of a material portion of Parent’s, the Surviving Corporation’s and their respective Affiliates’ rights covering the CAM Patch, as applicable, to an unaffiliated third party, whether pursuant to a sale of all or a material portion of the equity or assets of the Acquired Companies, or any transaction or series of transactions which are similar in form, substance or purpose to any of the foregoing transactions, through one or more transactions or series of transactions (including any asset sale, sale of equity interests, exchange, merger or otherwise). For the avoidance of doubt, any transaction, including any transaction that results in a change of control of Parent, that does not specifically relate to rights covering the CAM Patch shall not constitute or be deemed to constitute a CAM Patch Disposition.

(iii)            “Net Revenue” means, for the First Earnout Period or the Second Earnout Period, as applicable, the aggregate revenue recognized from sales of the CAM Patch (it being understood, for clarity, that sales of the CAM Patch shall include revenue from fee-for-service billing arrangements and “split-bill” reimbursement billings) by the Acquired Companies and, as applicable, their Affiliates (which, following the Closing, shall include Parent and its Affiliates) and/or, as applicable, any Product Transferee, as recognized in accordance with GAAP as consistently applied by Parent with respect to itself and each of its Affiliates (including, following the Closing, each of the Acquired Companies) and, if applicable, by a Product Transferee and each of its Affiliates, and including consistent application of FASB ASC 606 in respect of recognition of revenue (it being understood, for clarity, that such revenue shall include amounts that are billed to health care providers, distributors, Third Party Payors and patients for the CAM Patch and associated services, and shall not include revenue recognized from intracompany sales or similar transactions with respect to the CAM Patch); provided, however, that Net Revenue shall exclude the impact of all adjustments of the type recorded in the application of FASB ASC 805, Business Combinations related to the opening balance of deferred revenue. For the purposes of determining any Earnout Payments payable under Section 1.14(a), Net Revenue shall be reduced by and exclude the following to the extent specifically attributable or specifically allocable to the CAM Patch (a) the amount of any accounts receivable that are uncollectible (as determined in accordance with GAAP, as consistently applied by Parent with respect to itself and its Affiliates (including, following the Closing, each of the Acquired Companies)), and (b) the amount of sales discounts and allowances, and/or sales concessions, group purchasing organization fees and rebates, and customer returns with respect to such revenues recognized during the First Earnout Period or Second Earnout Period, as applicable, prior to final determination of the applicable Earnout Payment under Section 1.14(b), in each case, to the extent actually allowed or taken and in accordance with practices as consistently applied by Parent with respect to itself and its Affiliates (including, following the Closing, each of the Acquired Companies) or if applicable, following a CAM Patch Disposition, by a Product Transferee and each of its Affiliates.

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(iv)             “Product Transferee” means any licensee, and/or sublicensee of Parent or any of its Affiliates (including the Surviving Corporation), and any assignees and/or successors of Parent or any of its Affiliates (including Surviving Corporation) or of any such licensee or sublicensee, in each case with respect to rights to the CAM Patch, or any other Person who received from Parent or any of its Affiliates (including Surviving Corporation), or any of the foregoing Persons, rights with respect to the commercialization of the CAM Patch pursuant to a CAM Patch Disposition.

Article 2

REPRESENTATIONS AND WARRANTIES REGARDING
THE ACQUIRED COMPANIES

Except as disclosed in the Disclosure Schedule (which disclosure shall be deemed to qualify or provide disclosure in response to (i) the section or subsection of this Article 2 that corresponds to the section or subsection of the Disclosure Schedule in which any such disclosure is set forth and (ii) any other section or subsection of this Article 2 to the extent that its relevance to such section or subsection is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent and Merger Sub as follows:

Section 2.1           Organization, Qualification and Power; Authorization

(a)               Each Acquired Company is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Collectively, the Acquired Companies have all requisite corporate power and authority to carry on the Business as currently conducted.

(b)               Each Acquired Company is duly authorized to conduct business as currently conducted by it and is in good standing as a foreign corporation under the Laws of each jurisdiction where such qualification is required, except such jurisdictions where the failure to be so authorized, qualified or in good standing would not be material to the Business as currently conducted. Section 2.1(b) of the Disclosure Schedule sets forth each jurisdiction in which such Acquired Company is licensed or qualified to do business.

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(c)               Each Acquired Company has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is (or will be) a party and to perform its obligations thereunder. The execution and delivery by each Acquired Company of, and the performance by such Acquired Company of the obligations under, the Transaction Documents to which it is (or will be) a party has been (or will be) duly authorized by all requisite corporate action. Each of the Transaction Documents to which an Acquired Company is (or will be) a party has been (or will be) duly executed and delivered by such Acquired Company and constitutes (or will constitute) the valid and legally binding obligation of such Acquired Company, enforceable against such Acquired Company in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Enforceability Exceptions”).

(d)               On or prior to the date hereof, the Board of Directors of the Company has, at a meeting duly called and held in which all directors were present, unanimously determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interest of the Company and the holders of Company Capital Stock, and adopted resolutions by a unanimous vote (i) approving this Agreement, and (ii) declaring this Agreement and the Merger advisable and directed that this Agreement be submitted to the holders of Company Capital Stock for their adoption, which resolutions have not been subsequently withdrawn or modified in a manner adverse to Parent. Other than adoption of this Agreement by the Requisite Stockholders, no other approval, consent, authorization or waiver is required by any Equityholders to authorize, approve or adopt this Agreement or any of the transactions contemplated hereby.

(e)               The Company has delivered or made available to Parent complete and correct copies of the Organizational Documents of each Acquired Company, in each case as amended or restated through the date hereof, each of which is in full force and effect. No Acquired Company is in violation of any of the provisions of its Organizational Documents.

Section 2.2           Capitalization; Ownership; Subsidiaries.

(a)               The authorized capital stock of the Company consists of (i) 106,000,000 shares of Company Common Stock of which, as of the date hereof, 18,052,836 of such shares are issued and outstanding, and (ii) 67,679,403 shares of Company Preferred Stock, of which (A) 30,254,053 shares have been designated as Series A Preferred Stock, of which, as of the date hereof, all of such shares are issued and outstanding, (B) 27,425,350 shares have been designated as Series B Preferred Stock, of which, as of the date hereof, 27,425,341 of such shares are issued and outstanding, and (C) 10,000,000 shares have been designated as Series B-1 Preferred Stock, of which, as of the date hereof, 9,609,860 of such shares are issued and outstanding. As of the date hereof, Section 2.2(a) of the Disclosure Schedule lists the issued and outstanding shares of Company Capital Stock, the type of Company Capital Stock and the record owners thereof. Except as set forth on Section 2.2(a) of the Disclosure Schedule, as of the date hereof, there are no other issued or outstanding shares of Company Capital Stock. The shares of Company Capital Stock (i) were duly authorized, validly issued and are fully paid and nonassessable, and (ii) as of the date hereof, are held of record by the Persons and in the amounts set forth on Section 2.2(a) of the Disclosure Schedule, were not issued or, to the Knowledge of the Company, acquired by the holders thereof in violation of any Law, Contract or the preemptive rights of any Person, and, except as set forth on Section 2.2(a) of the Disclosure Schedule, no Person has any preemptive rights with respect to any Equity Interests of the Company. Except for this Agreement or as set forth on Section 2.2(a) of the Disclosure Schedule, there are no Contracts to which an Acquired Company is a party or otherwise bound obligating such Acquired Company to sell or issue or to purchase or redeem any Equity Interests of such Acquired Company.

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(b)               Section 2.2(b) of the Disclosure Schedule sets forth, as of the date hereof, the names of record of all Persons holding any Company Options and, with respect to each Company Option, the number of shares under such Company Option, and the relevant exercise price(s) and grant date(s) thereof. The Company has made available to Parent true and complete copies of the Company Equity Plan, the Company’s standard forms of equity award agreement, and any individual equity award agreements that materially deviate from such forms. Each Company Option has a per share exercise price, or base price, as applicable, equal to or greater than the fair market value (within the meaning of Section 422 of the Code, in the case of each Company Option intended to qualify as an “incentive stock option,” and within the meaning of Section 409A of the Code, in the case of each other Company Option granted to holders of Company Options who are subject to U.S. taxes) of a share of Company Common Stock on the date of grant as determined by the Board of Directors of the Company.

(c)               Section 2.2(c) of the Disclosure Schedule sets forth, as of the date hereof, the names of all Persons holding any Promised Option Units and, with respect to each Promised Option Unit, the relevant Promised Option Base Amount(s) thereof. The Company has made available to Parent true and complete copies of all agreements (if any) relating to each Promised Option Unit.

(d)               Section 2.2(d) of the Disclosure Schedule sets forth, as of the date hereof, the names of record of all Persons holding any Company Warrants and, with respect to each Company Warrant, the number of shares under such Company Warrant, and the relevant purchase price(s) and grant date(s) thereof.

(e)               Except as set forth in Section 2.2(a), Section 2.2(b), Section 2.2(c) and Section 2.2(d) above, as of the date hereof, the Company does not have any Equity Interests that are issued and outstanding or any other Promised Option Units.

(f)                Except as set forth on Section 2.2(f) of the Disclosure Schedule, with respect to Company Options, (i) each Company Option that is intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by the Company, and to the Knowledge of the Company, each other party thereto, (iii) each such grant was made in accordance with the terms of the Company equity incentive plan and all other applicable Laws and regulatory rules or requirements, (iv) no such grant was made in excess of the number of shares of Company Common Stock reserved for issuance under the Company equity incentive plan on the applicable Grant Date, and (v) each such grant was properly accounted for in accordance with GAAP in the audited financial statements (including the related notes) of the Company.

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(g)               Section 2.2(g) of the Disclosure Schedule sets forth a complete and accurate list of all Subsidiaries and their respective jurisdictions of incorporation. Other than the Subsidiaries, neither the Company nor any Subsidiary has ever owned or currently owns, directly or indirectly, any Equity Interests in any other Person.

(h)               Section 2.2(h) of the Disclosure Schedule lists the authorized, issued and outstanding Equity Interests of each Subsidiary of the Company (the “Subsidiary Securities”), the type of Equity Interests and the record owners thereof. Except as set forth on Section 2.2(h) of the Disclosure Schedule, there are no issued or outstanding Equity Interests of any Subsidiary of the Company. The Subsidiary Securities (i) were duly authorized, validly issued and are fully paid and nonassessable, and (ii) are held of record by the Persons and in the amounts set forth on Section 2.2(h) of the Disclosure Schedule, were not issued or acquired by the holders thereof in violation of any Law, Contract or the preemptive rights of any Person, and, no Person has any preemptive rights with respect to any Equity Interests of the Subsidiaries of the Company.

(i)                 Except for this Agreement and as set forth on Section 2.2(i) of the Disclosure Schedule, (i) there is no Contract (including any stockholder agreement, investors rights agreement, voting agreement, trust or proxy, side letter agreement, or similar) to which any Acquired Company is a party that requires any Equityholder to issue, sell, purchase, repurchase, redeem, acquire or vote in any manner any of the shares of Company Capital Stock, the Company Options or the Subsidiary Securities, (ii) there are no Equity Interests of the Company or its Subsidiaries that are held as treasury shares, and (iii) there are no dividends that have accrued or been declared but are unpaid on the Company Capital Stock or the Subsidiary Securities.

(j)                 The Estimated Allocation Schedule delivered to Parent pursuant to Section 1.8(a) is accurate in all respects and correctly allocates the components of the Purchase Price set forth therein to be paid to each Equityholder pursuant to this Agreement at the Closing, the Organizational Documents of the Company and each other Contract to which the Company is a party. For the avoidance of doubt, the Parties acknowledge that the Estimated Allocation Schedule will not reflect any adjustments to the Purchase Price pursuant to Section 1.9 or otherwise under this Agreement, including as shall be reflected on the Final Allocation Schedule.

Section 2.3           Noncontravention. Except as set forth on Section 2.3 of the Disclosure Schedule, neither the execution and the delivery by the Company of this Agreement, nor the performance by the Company of its obligations hereunder, will, with or without the sending of notice or passage of time (or both): (a) violate or require any approval or consent under any provision of the Organizational Documents of any Acquired Company; (b) violate any Law or Order to which any Acquired Company is subject; (c) conflict with, result in a breach of, result in a loss of a benefit under or violation of, constitute (with or without notice or lapse of time or both) a default under, result in the acceleration of, create (with or without notice or lapse of time or both) in any party thereto the right to accelerate, terminate, modify or cancel or require any notice under any Material Contract or Governmental Authorization; or (d) result in the imposition of any Encumbrance (other than Permitted Encumbrances) upon any material Asset except, in each case, for any such violations, conflicts, breaches, losses, defaults or other occurrences that are not individually or in the aggregate material to the Acquired Companies, taken as a whole. Except for notices, filings, authorizations, consents or approvals of any Governmental Body to be obtained prior to Closing (including those required under the HSR Act) or required by Law to be made after Closing, and assuming receipt of any consent, approval or authorization set forth on Section 2.3 of the Disclosure Schedule, no Acquired Company is required by Law, Contract or otherwise to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement.

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Section 2.4           Ownership Interests . No Acquired Company owns, or has ever owned, or has the right or obligation to acquire any Equity Interests of, or to contribute any capital to, any other Person, other than another Acquired Company.

Section 2.5           Title to Assets . The Acquired Companies own good and valid title to, or possess a valid leasehold interest in (or other right to use), all of the tangible Assets used or held for use in connection with the operation of the Business as currently conducted, free and clear of all Encumbrances, other than Permitted Encumbrances. The tangible Assets used or held for use in connection with the operation of the Business as currently conducted are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put. Any Permitted Encumbrances on the Assets, individually or in the aggregate, do not materially interfere with the use of any such Asset by an Acquired Company or materially detract from the value of any such Asset. The material Assets are sufficient for the conduct of the Business as currently conducted.

Section 2.6           Financial Statements and Financial Matters

(a)               Attached to Section 2.6 of the Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”):

(i)                 audited consolidated balance sheets of the Acquired Companies as of December 31, 2017, 2018 and 2019 and the related audited statements of income, cash flows and stockholders’ equity for the years then ended (the “Annual Financial Statements”); and

(ii)              an unaudited consolidated balance sheet of the Acquired Companies as of November 30, 2020 (the “Recent Balance Sheet”) and the related unaudited consolidated statement of income for the eleven (11)-month period then ended (together with the Recent Balance Sheet, the “Interim Financial Statements”).

Except as set forth on Section 2.6(a) of the Disclosure Schedule, the Financial Statements have been, and each of the Interim Financial Statements will be when delivered, prepared in accordance with GAAP (other than with respect to stock option compensation expense and the accounting treatment of the Company Warrants) applied on a consistent basis throughout the periods covered thereby and in a manner consistent with the audited balance sheet of the Acquired Companies as of December 31, 2019 and the related audited statements of income, cash flows and stockholders’ equity for the year then ended, except as indicated in the notes thereto and, except in the case of the Interim Financial Statements, for the absence of footnotes and subject to normal year-end adjustments of such types consistent with prior fiscal years and which are not material in amount. The Financial Statements present, and each of the Interim Financial Statements when delivered will present, fairly in all material respects the financial position of the Acquired Companies as of such dates and the results of operations of the Acquired Companies for such periods. The Financial Statements and each of the Interim Financial Statements are complete and correct in all material respects; provided, however, that the Interim Financial Statements may lack footnotes required by GAAP, subject to normal year-end adjustments, in each case, none of which is reasonably expected to be material to the Acquired Companies.

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(b)               Neither the Company’s internal accounting personnel that are responsible for preparing the Financial Statements nor the Company’s independent accountants have identified a material weakness or any significant deficiency in the system of internal accounting controls utilized by the Company. The Company has disclosed any and all fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(c)               All of the inventory, whether reflected on the Recent Balance Sheet or subsequently acquired (the “Inventory”) consists of goods usable or saleable in the Ordinary Course of Business (subject to any reserves required by GAAP as set forth on the Recent Balance Sheet). All Inventory shown on the Recent Balance Sheet reflects write downs to realizable values in the case of items that have expired or reached an unusably short shelf-life, become obsolete or unsaleable (except at prices less than cost) through regular distribution channels in the Ordinary Course of Business. The values of the Inventory stated in the Recent Balance Sheet reflect the normal inventory valuation policies of the Company and were determined in accordance with GAAP. Since the date of the Recent Balance Sheet, no Inventory has been sold or disposed of except through sales or disposals in the Ordinary Course of Business. The quantities of each item of Inventory are sufficient and consistent with the Acquired Companies’ past practices with respect to the quantities of such item of Inventory and adequate provisions have been made to address short shelf-life, slow-moving, non-saleable, or obsolete inventory. All items of Inventory are valued in the Financial Statements and will be valued in the Company Pre-Closing Certificate at the lesser of cost or net realizable value on a first-in, first-out basis. At Closing, except as set forth on Section 2.6(c) of the Disclosure Schedule, all Inventory will be located at the facilities comprising the Leased Real Property (or at customers on a split bill or consignment basis, with Company employees on a “trunk stock” basis, en route to delivery destinations or at third party logistics provider locations as shall be clearly identified by address and the quantity of Inventory at each such third party logistics provider locations).

(d)               Each Acquired Company maintains accurate Books and Records in all material respects reflecting its transactions, Assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that (i) transactions are executed with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of its financial statements of the Business in conformity with GAAP and to maintain accountability for its assets, (iii) access to its assets is permitted only in accordance with management’s general or specific authorization, (iv) the reporting of its assets is compared with existing assets at regular intervals and appropriate actions are taken with respect to any differences, and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Financial Statements have been prepared based on such Books and Records.

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(e)               All accounts receivable and unbilled receivables of each Acquired Company reflected on the Recent Balance Sheet or arising since then through the date hereof (i) arose in bona fide arm’s length transactions in the Ordinary Course of Business, (ii) are valid and enforceable claims, subject to the Enforceability Exceptions, (iii) are not subject to set off or counterclaim, and (iv) are (or, with respect to unbilled receivables, will be once billed) collectible in the Ordinary Course of Business, after deducting the reserve for doubtful accounts stated in the Recent Balance Sheet. All accounts payable and notes payable of each Acquired Company arose in bona fide arm’s length transactions in the Ordinary Course of Business and no such account payable or note payable is delinquent in its payment. Since the date of the Recent Balance Sheet, all accounts payable of each Acquired Company have been paid in the Ordinary Course of Business.

(f)                No Acquired Company has entered into any transactions involving the use of special purpose entities for any off balance sheet activity or otherwise constituting off balance sheet financial transactions or arrangements.

(g)               As of Closing, no Equityholder nor any of their respective Affiliates (other than the Acquired Companies) will have any outstanding Indebtedness to the Acquired Companies, and no Acquired Company will have any outstanding Indebtedness to any Equityholder or any of their respective Affiliates (other than the Acquired Companies), other than Indebtedness listed on Section 2.6(g) of the Disclosure Schedule to be included among Estimated Closing Date Debt to be paid in full and discharged at Closing.

(h)               Section 2.6(h) of the Disclosure Schedule sets forth a complete and accurate list of each Acquired Company’s Indebtedness (other than respect to subclause (g) and (h) of the definition thereof) and the amount outstanding under each such item of such Indebtedness as of the date hereof.

Section 2.7           No Company Material Adverse Effect. Since December 31, 2019, there has been no Company Material Adverse Effect.

Section 2.8           Events Subsequent to December 31, 2019. Except as set forth on Section 2.8 of the Disclosure Schedule, since December 31, 2019, the Acquired Companies have not:

(a)               suffered any material loss, damage or destruction to, or any material interruption in the use of, any material Asset (whether or not covered by Insurance);

(b)               merged or consolidated with any other Person;

(c)               except for the exercise of Company Options in accordance with their terms or as otherwise reflected on Section 2.2(a), Section 2.2(b) or Section 2.2(c) of the Disclosure Schedule, issued, sold, delivered, awarded or granted any shares of capital stock of any class, or any Equity Interests or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other Equity Interests or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other Equity Interests in respect of, in lieu of, or in substitution for, shares outstanding on the date hereof or otherwise effected any change in the capitalization of any Acquired Company;

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(d)               (i) except as may be required by applicable Law or the terms of any existing Employee Benefit Plans, adopted or materially amended any Employee Benefit Plan for the benefit or welfare of any employee, officer, director or individual independent contractor (who is a natural person) of the Acquired Companies; (ii) materially increased the compensation or benefits of any such Persons or paid any material benefit not required by any such existing Employee Benefit Plan; (iii) granted or paid any severance or termination pay to any directors, managers, officers, employees, independent contractors or any of their respective Affiliates; or (iv) terminated the employment or service of any employee or individual independent contractor (who is a natural person) (A) whose annual base compensation exceeds $100,000, other than due to such individual’s death or disability, or (B) for cause;

(e)               (i) made or changed any Tax election, (ii) changed any method of Tax accounting, (iii) settled, compromised or conceded any federal or state, local or foreign Tax Liability, (iv) filed any amended Tax Return, (v) entered into any Tax allocation, sharing, indemnity or closing agreement (other than an agreement entered into in the Ordinary Course of Business the primary purpose of which is unrelated to Tax), (vi) agreed to an extension or waiver of a statute of limitations applicable to any Tax Liability, or (vii) surrendered any right to claim a Tax refund;

(f)                altered, through merger, liquidation, reorganization, restructuring, or election, its corporate structure or ownership;

(g)               taken any action for its winding up, liquidation, dissolution or reorganization or for the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of all or any of its assets or revenues;

(h)               sold, leased, transferred, disposed of, abandoned or assigned any of its Licenses or Assets, other than inventory or supplies sold or used in the Ordinary Course of Business and sales or dispositions of Licenses or Assets having an aggregate book value of less than $1,000,000 and that are not material to the Business as currently conducted, or mortgaged, pledged or subjected any Asset to any Encumbrance (other than Permitted Encumbrances) or entered into, amended or terminated any License that is material to the Business as currently conducted;

(i)                 declared, set aside, established a record date for, made or paid any dividend or distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock, or entered into any agreement with respect to the voting of its Equity Interests;

(j)                 other than any Closing Date Debt for which the Company delivers a Pay-Off Letter in accordance with this Agreement and other than incurrence of Indebtedness described in subclause (g) and (h) of the definition thereof incurred the Ordinary Course of Business, (i) incurred or guaranteed any Indebtedness, (ii) amended the terms of any Contract related to Indebtedness, (iii) issued or sold any debt securities, (iv) made a loan to any Person or (v) purchased any debt securities of any Person;

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(k)               modified their cash management activities (including the timing of, invoicing and collection of receivables and the accrual and payment of payables and other current Liabilities) or modified the manner in which the Books and Records of the Acquired Companies are maintained other than in the Ordinary Course of Business;

(l)                 made any material change in any existing inventory management or credit, collection or payment policies, procedures or practices with respect to accounts receivable or accounts payable (including the manner or timing of collecting or recognizing receivables or invoicing or payment terms of accounts payable);

(m)             made any change to their respective accounting methods, principles or practices that affects the reporting of assets, Liabilities or results of operations, except as required by any change in GAAP or applicable Law;

(n)               purchased or otherwise acquired any assets or made any capital expenditures, in each case that are material, individually or in the aggregate, to the Business, other than such acquisitions or capital expenditures that have not exceeded $100,000, individually, or $500,000 in the aggregate;

(o)               effectuated a “plant closing” or “mass layoff” (as those terms are defined under the WARN Act) affecting in whole or in part any site of employment, facility, operating unit or employees;

(p)               sold, assigned, transferred, leased, licensed, sublicensed or otherwise disposed of or encumbered any Intellectual Property (other than non-exclusive licenses on the Company’s form agreements granted to customers in the Ordinary Course of Business or granted to third parties to perform services or activities on behalf or for the benefit of any Acquired Company), disclosed any material confidential information to any Person (other than to Parent and its Affiliates and other than pursuant to a confidentiality agreement), abandoned or permitted to lapse or otherwise failed to maintain in full force and effect any registered Intellectual Property, or amended or modified in any material respect any existing agreements or rights with respect to any material Company Owned Intellectual Property;

(q)               initiated any Proceeding or entered into any settlement in respect of any Proceeding;

(r)                failed to renew any then existing Insurance coverage; or

(s)                committed or publicly announced its intention to do any of the foregoing.

Section 2.9           Undisclosed Liabilities. Except for Liabilities: (a) reflected on or adequately reserved against on the Recent Balance Sheet; (b) disclosed or reflected in Section 2.9 of the Disclosure Schedule; (c) incurred in the Ordinary Course of Business since the date of the Recent Balance Sheet and of the type reflected or reserved for in the Financial Statements; (d) included in the calculation of Closing Date Net Working Capital, Closing Date Company Debt or Closing Date Company Transaction Expenses; (e) incurred pursuant to the performance of Contracts in effect as of the date hereof (excluding any Liabilities incurred in connection with any default or breach thereof); or (f) incurred in connection this Agreement or the transactions contemplated hereby, no Acquired Company has any liabilities in excess of an aggregate of $1,000,000.

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Section 2.10       Licenses; Legal Compliance

(a)               The Acquired Companies have all permits, licenses, accreditations, clearances, approvals, consents, notices, waivers, qualifications, filings, registrations, exemptions and authorizations by or of, or registrations with, any Governmental Body (collectively, the “Licenses”) necessary to conduct the Business and own the Assets as currently conducted and owned and maintain them in good and active standing, except in each case, for any such Licenses that would be readily obtainable by the applicable Acquired Company without undue burden, or any significant expense, delay or Liability. Section 2.10(a) of the Disclosure Schedule sets forth a true, correct and complete list of all Licenses held by each Acquired Company. Except as set forth on Section 2.10(a) of the Disclosure Schedule, each Acquired Company is and has been, in compliance in all material respects with each of the Licenses. No Acquired Company has received any written, or to the Knowledge of the Company, any other notice from any Governmental Body regarding revocation, suspension or termination of any License.

(b)               Each Acquired Company is and has been in compliance in all material respects with all Laws and Orders and no written claims, charges or investigations are pending or, to the Knowledge of the Company, threatened against an Acquired Company or, to the Knowledge of the Company, any of its officers, directors, managers or employees (in their respective capacities as such) with respect to any violation of any Law or Order.

Section 2.11       Taxes. Except as set forth on the corresponding subsections of Section 2.11 of the Disclosure Schedule:

(a)               All income and other material Tax Returns of each Acquired Company that were required to have been filed have been timely filed, and all such Tax Returns are true, correct, and complete in all material respects.

(b)               All Taxes of the Acquired Companies that have become due and payable (whether or not shown on any Tax Return) have been paid. All Taxes that the Acquired Companies are required by applicable Law to withhold in connection with amounts paid or owing to any Person have been withheld and either timely paid to the proper Governmental Body or, if not yet due, set aside in accounts for such purposes.

(c)               No claim for any Tax deficiency has been asserted or assessed in writing against any Acquired Company or any of the Assets which has not been paid or resolved. There are no Proceedings relating to Taxes pending, or, to the Knowledge of the Company, threatened in writing against any Acquired Company or any of the Assets. No written claim has been made by a Governmental Body in a jurisdiction where an Acquired Company does not file Tax Returns that the Acquired Company is or may be subject to such Tax in such jurisdiction.

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(d)               No Acquired Company is subject to any waiver or extension (which is currently in effect) of the time in which any Tax may be assessed or collected by any Governmental Body, other than such extensions as may result from Tax Return filing extensions obtained in the Ordinary Course of Business.

(e)               The Acquired Companies’ Liability for Taxes (i) as of the Recent Balance Sheet date did not exceed the accrued Liability for Taxes of the Acquired Companies (excluding any accrual for Taxes with respect to timing differences between financial accounting income and taxable income) on the Recent Balance Sheet, and (ii) as of the Closing Date will not exceed such accrued Liability for Taxes as adjusted through the Closing Date in accordance with past custom and practice. Since the date of the Recent Balance Sheet, no Acquired Company has incurred any Liability for Taxes outside the Ordinary Course of Business.

(f)                No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period, as a result of any (i) change in method of accounting for a Tax period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) closing agreement as described in Section 7121 of the Code (or any similar Law) executed prior to the Closing; (iv) deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar Law) arising from any transaction occurring on or prior to the Closing Date; (v) installment sale or open transaction disposition made prior to the Closing; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, or (vii) election under Section 108(i) of the Code (or any similar Law).

(g)               No Acquired Company has (i) claimed any “employee retention credits” pursuant to Section 2301 of the CARES Act or (ii) deferred any payroll and employment Taxes pursuant to Section 2302 of the CARES Act.

(h)               No Acquired Company has requested or received any private letter ruling, technical advice memorandum, or other similar determination with respect to Taxes from any Governmental Body, or signed a closing agreement as described in Section 7121 of the Code or other similar agreement with respect to Taxes with any Governmental Body, affecting the Taxes imposed on any Acquired Company, or on the assets or activities of any Acquired Company, for any period ending after the Closing Date.

(i)                 No Acquired Company (i) has ever been a member of a combined, consolidated, affiliated, or unitary group for Tax purposes (other than a group of which the Company was the common parent), or (ii) has any Liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar Law), as a transferee or successor, or under any Tax indemnity, Tax sharing or allocation, or other Contract (other than a Contract entered into in the Ordinary Course of Business the primary purpose of which is not related to Tax), or by operation of Law.

(j)                 No Acquired Company has ever participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4, or any transaction requiring disclosure under any similar Law.

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(k)               There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any Assets owned by an Acquired Company.

(l)                 No Acquired Company owns, or has owned, any equity interest in any Person classified as a partnership for U.S. federal income Tax purposes.

(m)             No Acquired Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)               Each Acquired Company has properly requested, received, and retained in accordance with applicable Law in all material respects all exemption certificates and other documentation required to support any claimed exemption or waiver of Taxes on sales or other transactions.

(o)               No Acquired Company has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2)-year period ending on the date hereof.

(p)               No Acquired Company is subject to Tax in any jurisdiction other than the jurisdiction in which such Acquired Company was organized by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or engaging in a trade or business in a jurisdiction other than the jurisdiction in which such Acquired Company was organized.

(q)               All transactions with related parties have been entered into and executed based on arm’s length prices for purposes of applicable transfer pricing laws.

Section 2.12       Real Property

(a)               No Acquired Company owns or has ever owned any real property.

(b)               The Acquired Companies have good and marketable title to (or a valid leasehold interest in or other right to use) all of the real properties that are necessary for the conduct of the Business of the Acquired Companies as currently conducted free and clear of any Encumbrance, except for Permitted Encumbrances. Such real properties include all material real properties necessary for the conduct of the Business of the Acquired Companies after the Closing in substantially the same manner as conducted prior to the Closing.

(c)               Section 2.12(c) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property and a true and complete list of all Leases for each such Leased Real Property. With respect to each Lease, except as set forth Section 2.12(c) of the Disclosure Schedule:

(i)              such Lease is legal, valid, binding, enforceable and in full force and effect against the Acquired Company who is a party thereto and, to the Knowledge of the Company, each other Person who is party thereto;

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(ii)            such Lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following Closing;

(iii)           the transactions contemplated by this Agreement do not require the prior consent of any other Person party to such Lease;

(iv)           neither an Acquired Company nor, to the Knowledge of the Company, any other Person party to such Lease is in breach or default under such Lease and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would give rise to any material modification, acceleration, payment, cancellation or termination that is adverse to an Acquired Company under, or in any manner release any party thereto from any material obligation owed to an Acquired Company under, such Lease;

(v)            the rent set forth in such Lease is the actual rental being paid, and there are no separate agreements or understandings with respect to the same;

(vi)           none of the Acquired Companies has provided or received any written notice of any intention to terminate such Lease;

(vii)          the Acquired Company party to such Lease thereto has paid all base rents, deposits and additional rents due pursuant to such Lease and no security deposit or portion thereof has been applied in respect of a breach or default under such Lease that has not been redeposited in full; and

(viii)        the Company has made available to Parent a true, correct and complete copy of such Lease, together with all amendments, modifications, supplements, renewals, extensions and guarantees and supplements and default notices, if any, thereto.

Section 2.13       Intellectual Property

(a)               Section 2.13(a) of the Disclosure Schedule contains a complete and accurate list of all:

(i)            Company Owned Intellectual Property that is the subject of an application, registration, grant, issuance, or similar filing with a governmental or quasi-governmental entity, including an identification of which the Acquired Company is the owner;

(ii)           material Software that is owned or purported to be owned by an Acquired Company, including an identification of which Acquired Company is the owner;

(iii)          material Trademarks that are not subject to an application or registration, that are owned or purported to be owned by an Acquired Company, including an identification of which Acquired Company is the owner;

(iv)          licenses, sublicenses or other Contracts under which an Acquired Company is granted rights by others in Intellectual Property that are used or held for use in the operation of the Business as currently conducted, except for Incidental Licenses and Ordinary Course Contracts; and

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(v)           licenses, sublicenses or other Contracts under which an Acquired Company has granted rights to others in Company Owned Intellectual Property, including all exclusive licenses, sublicenses or other Contracts, other than licenses, sublicenses or other Contracts granted in the Ordinary Course of Business in connection with the sale or consignment of any products of, or the provision of services by, the Acquired Companies, except for Ordinary Course Contracts.

(b)               An Acquired Company owns all right, title and interest in and to the Company Owned Intellectual Property and has the right to use the Company Owned Intellectual Property without the payment of any royalties or other amounts to any other Person.

(c)               An Acquired Company has the right to use the Intellectual Property granted or otherwise provided to an Acquired Company by the licenses, sublicenses or other Contracts described in Section 2.13(a)(iv) above (“Other Intellectual Property”) pursuant to a valid and subsisting license, sublicense or other Contract with a third party free and clear of all Encumbrances other than Permitted Encumbrances or the express terms of such licenses, sublicenses or other Contracts, and no Acquired Company is in breach of any provision of the Other Intellectual Property.

(d)               Except as set forth on Section 2.13(d) of the Disclosure Schedule:

(i)            all rights to the Company Owned Intellectual Property identified on Section 2.13(a) of the Disclosure Schedule are in full force and effect, are held of record in the name of an Acquired Company, and are not the subject of any Proceeding challenging its validity and are currently in compliance with formal legal requirements which have come due as of the Closing Date (including, as applicable, the payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications);

(ii)           no Acquired Company is, nor is the conduct of all or any part of the Business as currently conducted, infringing, misappropriating or otherwise violating any rights in Intellectual Property, that are owned by any Person;

(iii)          no Acquired Company has received any written notice with respect to any alleged infringement, misappropriation or other violation of any rights in Intellectual Property owned or alleged to be owned by any Person, nor to Knowledge of the Company has any Acquired Company received a threatened claim or unwritten notice of a claim of infringement, misappropriation of, or other violation of any rights in Intellectual Property owned or alleged to be owned by any Person;

(iv)          no Acquired Company has made any written claim or sent any written notice that a Person is infringing on the Company Owned Intellectual Property;

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(v)           to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating the Company Owned Intellectual Property; and

(vi)          no Order has been rendered, and no consent or stipulation exists that is not in a Contract entered into by an Acquired Company that would limit the Acquired Company’s use or enjoyment of any right in the Company Owned Intellectual Property.

(e)               The Company Owned Intellectual Property and Other Intellectual Property constitute all of the Intellectual Property used in or required for the conduct of all or any part of the Business as presently conducted.

(f)                Each Acquired Company has taken commercially reasonable steps to maintain its trade secret rights in the Company Owned Intellectual Property and the confidentiality of the confidential information and trade secret information included in the Company Owned Intellectual Property.

(g)               No custom Software code developed by any Acquired Company for any third party, pursuant to a services engagement (as a consultant, independent contractor, service professional, or otherwise) and for which an Acquired Company did not retain sole ownership or the royalty-free right to use and sublicense such custom Software code, has been incorporated into the Company Owned Intellectual Property licensed to any third party.

(h)               Except as set forth on Section 2.13(h) of the Disclosure Schedule, the Company Owned Intellectual Property was created or developed only by individuals or entities that, at the time they created or developed the Company Owned Intellectual Property, were either full-time employees of an Acquired Company or were contractors or consultants (the “Developers”), which Developers validly and completely assigned (to the extent not already owned by an Acquired Company by operation of law) all rights in the Company Owned Intellectual Property they developed or created to an Acquired Company pursuant to written agreements. The Developers did not incorporate any previously existing work product or other materials proprietary to the Developers or any third party in such creation or development in a manner that would interfere with the Acquired Companies’ ownership of or exercise of its rights in such Company Owned Intellectual Property.

(i)                 Except as set forth on Section 2.13(i) of the Disclosure Schedule, the source code for the Software included within the Company Owned Intellectual Property has not been delivered or made available to any Person outside of the Acquired Companies and no Acquired Company is obligated, nor has any Acquired Company agreed to or undertaken to or in any other way promised, to provide such source code to any Person, whether by contingent event (e.g., release upon bankruptcy) or otherwise.

(j)                 The Software included within the Company Owned Intellectual Property (i) operates in material accordance with the user manual and technical documentation therefor and without material operating defects with respect to the user manual or technical documentation and (ii) does not contain any retained passwords, undocumented code, disabling mechanism or protection feature intentionally designed to prevent its use, including any clock, timer, counter, computer virus, worm, software lock, drop dead device, Trojan-horse routine, trap door, time bomb or any other codes or instructions, that may be used to access, modify, replicate, distort, delete, damage or disable such Software or data, other software, operating systems, computers or equipment with which the Software interacts, except such protection features intentionally designed to prevent the use of such Software by unauthorized Persons.

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(k)               All Open Source Software used by the Business is set forth on Section 2.13(k) of the Disclosure Schedule and, except as set forth on Section 2.13(k) of the Disclosure Schedule, is fully segregable and independent from any of the Acquired Companies’ proprietary Software. None of the Acquired Companies have used Open Source Software in any manner that: (i) requires the disclosure or distribution of any source code of any of the Acquired Companies’ proprietary Software; (ii) requires the licensing of any Company Owned Intellectual Property for the purpose of making derivative works; (iii) imposes any restriction on the consideration to be charged for the distribution of any Company Owned Intellectual Property; or (iv) imposes any other material limitation, restriction, or condition on the right of any of the Acquired Companies to use or distribute any Company Owned Intellectual Property. With respect to any Open Source Software that is or has been used by any Acquired Company in any way in the operation of the Business, the Acquired Companies have been and are in material compliance with all applicable licenses with respect thereto.

(l)                 The Company Owned Intellectual Property, Other Intellectual Property and Company Systems will be solely owned or available for use by the Acquired Companies immediately after the Closing Date on terms and conditions substantially similar to those under which the Acquired Companies owned, used or held for use the Company Owned Intellectual Property, Other Intellectual Property and Company Systems immediately prior to the Closing Date.

(m)             The Company Systems: (i) are free from material defects and in good working condition; (ii) have reasonable security, back-ups, disaster recovery arrangements, and hardware and Software support and maintenance intended to minimize the risk of material error, breakdown, failure, or security breach occurring and of a scope consistent in all material respects with customary industry practices for companies in similar lines of business, size and stage of development as the Company; (iii) are configured and maintained to minimize the effects of viruses and malicious code, consistent with customary industry practices for companies in similar lines of business, size and stage of development as the Company; and (iv) during the past twenty-four (24) months have not suffered any (A) security breach or (B) error, breakdown or failure that has caused any material disruption or damage to the operation of the Business.

(n)               No Acquired Company is required to provide any Software maintenance and support to any customer or third-party.

(o)               None of the Acquired Companies has agreed not to assert against any Person any material rights to any Software or Patents included in the Company Owned Intellectual Property, through a standards-setting organization or otherwise, either by way of a license, covenant not to sue, covenant not to assert, or otherwise, except as implied by non-exclusive end-user licenses granted by the Acquired Company in the Ordinary Course of Business with respect to its Software.

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Section 2.14       Contracts

(a)               Section 2.14(a) of the Disclosure Schedule lists the following Contracts to which an Acquired Company is a party as of the date of this Agreement or by which any of the Assets is bound (other than, in each case, any Ordinary Course Contract):

(i)             all Contracts with a Material Customer (other than purchase orders entered into in the Ordinary Course of Business);

(ii)           all Contracts with a Material Vendor;

(iii)          all Contracts with Third Party Payors;

(iv)          all Contracts related to Indebtedness;

(v)           all Contracts that: (A) contain a non-competition or non-solicitation covenant restricting any Acquired Company from engaging in any line of business or in any geographical area in the world or other covenant restricting the development, manufacture, marketing or distribution of any of an Acquired Company’s products or services, or the solicitation or hiring or other engagement of any Person as an employee or consultant of any Acquired Company; or (B) grant exclusivity of the marketing, distribution or sale in any material respect of any of the products of an Acquired Company to any Person or otherwise grants exclusivity to any Person;

(vi)          all Contracts for the current employment or engagement of any employee of or consultant to the Acquired Companies resulting in annual base compensation in excess of $100,000, and any severance agreement or change of control bonus with or by current employees of an Acquired Company or any former employees of an Acquired Company to whom such Acquired Company has remaining payment or other material obligations;

(vii)         other than the Organizational Documents of the Acquired Companies and insurance policies made available to Parent, any Contracts that provide for the exculpation or indemnification of any current or former director or officer of any of the Acquired Companies (in his or her capacity as such);

(viii)        all agency, distributor, sales representative, group purchasing organization, integrated delivery network, franchise and similar Contracts to which an Acquired Company is a party;

(ix)           all Contracts under which an Acquired Company has made an advance or loan to any other Person, other than intracompany advances or loans;

(x)            all pledge, conditional sale and title retention agreements, security agreements, personal property leases and lease purchase agreements to or from any Person providing for aggregate lease payments in excess of $100,000 in any 12-month period;

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(xi)         all Contracts concerning the sale or acquisition (by merger, purchase or sale of assets or stock or otherwise) of a business or a portion thereof or assets relating thereto;

(xii)         all Contracts that provide for capital expenditures for which amounts in excess of $250,000 remain outstanding;

(xiii)       all Contracts that require an Acquired Company to purchase a minimum dollar amount or specified amount of its total requirement for any product or service from a third party;

(xiv)       all Contracts which provide the counterparty with a right to any rebate or to otherwise return products of the Business, other than rights provided pursuant to the standard limited warranty or standard terms and conditions (including as included in applicable purchase or sale orders) of any Acquired Company that have been made available to Parent;

(xv)        all Contracts that impose any standstill or similar obligation on an Acquired Company, except for those entered into in the Ordinary Course of Business or in connection with the sale process of the Company;

(xvi)       all Contracts granting to any Person (other than an Acquired Company) an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any Equity Interests of an Acquired Company or material Assets;

(xvii)      all joint venture, limited partnership or similar agreements to which an Acquired Company is a party;

(xviii)     all Contracts under which an Acquired Company has any material obligation with respect to an “earn out,” contingent purchase price, or similar contingent payment obligation or material indemnification obligations;

(xix)       all Contracts with professional employer organizations, employee leasing agencies, or similar providers of contingent workers to the Acquired Companies;

(xx)        all collective bargaining agreements or other Contracts with any labor union or association representing any current or former employees of an Acquired Company; and

(xxi)       all Contracts pursuant to which an Acquired Company is subject to a most favored nation clause.

(b)               Each Contract listed or required to be listed on Section 2.14(a) of the Disclosure Schedule (each a “Material Contract” and collectively the “Material Contracts”) is legal, valid, binding and enforceable and in full force and effect against the applicable Acquired Company and, to the Knowledge of the Company, each other Person party thereto, in each case, subject to the Enforceability Exceptions. Neither an Acquired Company nor, to the Knowledge of the Company, any other Person party thereto is in breach or default in any material respect and no event has occurred which with or without notice or lapse of time (or both) would constitute such a material breach, violation or default or permit termination, modification or acceleration under, or result in loss of a material benefit, right or remedy under or in respect of any Material Contract. No Acquired Company has received written notice (or, to the Knowledge of the Company, any other notice) that any party to a Material Contract intends to cancel, not renew or terminate such Material Contract and no Acquired Company or, to the Knowledge of the Company, any other party to a Material Contract, intends to cancel, not renew or terminate such Material Contract.

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(c)               The Company has made available to Parent true, correct and complete copies of all written Material Contracts and a written summary of any oral Material Contracts, in each case, together with all amendments, modifications, supplements, renewals, extensions and guarantees and supplements and default notices, if any, thereto.

Section 2.15       Insurance. A complete and accurate list, as of the date of this Agreement, of all Insurance policies currently held by the Acquired Companies covering any Assets or the business, products or personnel of the Acquired Companies, including any extensions or amendments thereto (the “Insurance Policies” and each an “Insurance Policy”) is contained on Section 2.15 of the Disclosure Schedule. No further premiums or payments will be due under such Insurance Policies after Closing with respect to periods prior to Closing (except to the extent accrued for in Closing Date Net Working Capital). No Acquired Company is in material default with respect to its obligations under any Insurance Policies. Excluding Insurance Policies that have expired and have been replaced in the Ordinary Course of Business, no Insurance Policy has been cancelled and no threat has been made to cancel any Insurance Policy. True and complete copies of the Insurance Policies have been made available to Parent. The consummation of the transactions contemplated by this Agreement will not cause a cancellation or reduction in the coverage of any Insurance Policy.

Section 2.16       Litigation. There is no investigation or review pending or, to the Knowledge of the Company, threatened by or before any Governmental Body with respect to an Acquired Company. Except as set forth on Section 2.16 of the Disclosure Schedule, there are no, and, have not been during the past five (5) years: (i) Proceedings pending or, to the Knowledge of the Company, threatened (a) against an Acquired Company or any of its material Assets, or (b) to the Knowledge of the Company, against or involving any equityholder, officer, director, manager or employee of an Acquired Company (in their respective capacities as such) at law or in equity; or (ii) Orders pending with respect to an Acquired Company or any of its material Assets or, to the Knowledge of the Company, against or involving any equityholder, officer, director, manager or employee of an Acquired Company (in their respective capacities as such), which, in the case of either clause (i) or (ii), have been or would reasonably be expected to be material to the Acquired Companies, taken as a whole. There is no Proceeding commenced by any Acquired Company pending, or which any Acquired Company has commenced preparations to initiate, against any other Person.

Section 2.17       Employees

(a)               The Company has made available to Parent a true, correct and complete list as of the date hereof showing each current employee of the Acquired Companies and each such employee’s job title, whether classified as exempt or non-exempt for wage and hour purposes, date of hire, annual base salary or hourly wage rate (as applicable), whether paid on a salary, hourly or commission basis and annual bonus and commission potential, and visa status (if any).

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(b)               Except as set forth on Section 2.17(b) of the Disclosure Schedule:

(i)             no Acquired Company is or has been party to or bound by any collective bargaining Contract, labor Contract or other Contract with any union or labor organization;

(ii)            there has not been any organizational campaign, petition or other unionization activity involving any current or former employees of the Acquired Companies, and to the Knowledge of the Company, no such activity is pending or threatened;

(iii)           there is no, and there has been no, unfair labor practice charge or complaint against an Acquired Company pending before the National Labor Relations Board or any analogous state or local agency;

(iv)           there is no pending or, to the Knowledge of the Company, threatened, and there has been no, labor strike, work stoppage or lockout or other material labor dispute against or affecting any Acquired Company;

(v)            each Acquired Company is and during the last five (5) years has been in compliance in all material respects with all applicable Laws respecting labor and employment, including provisions thereof relating to fair employment practices, work place safety and health, terms and conditions of employment, wages and hours, the proper classification and treatment of employees as exempt or non-exempt, immigration, equal employment opportunity, leave entitlements, collective bargaining, and the proper classification and treatment of independent contractors;

(vi)           no Acquired Company is or during the last five (5) years has materially been delinquent in any payments for any wages, salaries, commissions, bonuses, fees or other compensation due to its current or former employees or other individual service providers;

(vii)          there are no and there have been no Proceedings with respect to employment or labor matters (including, but not limited to, allegations of employment discrimination, retaliation or unfair labor practices) pending or, to the Knowledge of the Company, threatened against an Acquired Company in any judicial, regulatory or administrative forum;

(viii)        no Acquired Company is or during the last five (5) years has been subject to any Order or private settlement Contract in respect of any labor or employment matters;

(ix)          each Acquired Company is and during the last five (5) years has been in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986, as amended;

(x)           as of the date hereof, no employee of any Acquired Company has provided notice to any Acquired Company (or to any officer thereof) that he or she intends to resign or retire as a result of the transactions contemplated hereby;

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(xi)          no employee of any Acquired Company is party to or bound by any Contract that would materially restrict him or her in the performance of his or her employment duties for such Acquired Company and, to the Knowledge of the Company, no current or former employee of the Acquired Companies is violating any confidentiality, non-competition, non-solicitation, or similar obligations owed to such Acquired Company;

(xii)         each Acquired Company has no outstanding liability under the WARN Act, has not implemented any employee layoffs, furloughs, reductions in hours, or similar actions that would require notice under the WARN Act, and no such actions are currently contemplated, planned or announced; and,

(xiii)        during the last five (5) years, no officer or executive, or, to the Knowledge of the Company, any other manager or supervisory employee, of the Acquired Companies is or has been the subject of any allegations of sexual harassment or other discriminatory behavior or acts that create a hostile work environment, during their employment with the Acquired Companies and, to the Knowledge of the Company, no circumstances exist that would reasonably be the basis for any such allegations.

Section 2.18       Employee Benefits.

(a)               Section 2.18(a) of the Disclosure Schedule contains a true and complete list of each Employee Benefit Plan (other than (i) offer letters, employment agreements, or other similar agreements with employees that are terminable at-will by the Company or any ERISA Affiliate without a required notice period that do not provide any severance or change of control pay or benefits, in which case only the form of such agreements will be listed, (ii) individual equity award agreements that do not deviate from the Company’s standard forms, in which case only such standard forms of equity award agreement will be listed, and (iii) individual service agreements with consultants, advisors, or other independent contractors of the Company or any of its Subsidiaries that are terminable without penalty on not more than thirty (30) days’ notice, in which case only forms of such agreements are listed. The Company has made available to Parent true and complete copies of (i) each Employee Benefit Plan (or, with respect to any unwritten Employee Benefit Plan, a written description thereof); and (ii) to the extent applicable, (A) the three most recent annual reports on Form 5500 filed and all schedules thereto filed with respect to an Employee Benefit Plan, and a copy of the three most recently distributed summary annual reports for such Employee Benefit Plan, (B) each current trust agreement, insurance Contract or policy, group annuity Contract and any other funding arrangement relating to such Employee Benefit Plan, (C) the most recent actuarial report, financial statement or valuation report, (D) a current IRS opinion or favorable determination letter, (E) the summary plan description, if any, required under ERISA with respect to such Employee Benefit Plan, and any summaries of material modifications, summaries of benefits and coverage, employee handbooks, and any other written communications (or a description of any oral communications) relating to such Employee Benefit Plan, (F) all material notices, letters, or other correspondence to or from any Governmental Body relating to such Employee Benefit Plan; (G) administration and service provider agreements, investment management agreements, investment advisory agreements, and side letters; (H) the most recent nondiscrimination and top-heavy tests performed under the Code for such Employee Benefit Plan; (I) fidelity bond and fiduciary liability insurance policies for such Employee Benefit Plan; and (J) any filings under any amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Body, including the Employee Plans Compliance Resolution System, Voluntary Fiduciary Correction Program, or Delinquent Filer Voluntary Correction Program.

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(b)               Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Employee Benefit Plan for any period for which such Employee Benefit Plan would not otherwise be covered by an IRS determination and, to the Knowledge of the Company, no event has occurred that would reasonably be expected to cause any Employee Benefit Plan to lose such qualification.

(c)               Each Employee Benefit Plan is and has been operated in material compliance with applicable Laws and is and has been administered in all material respects in accordance with applicable Laws and with its terms. No Proceeding is pending or, to the Knowledge of the Company, threatened with respect to any Employee Benefit Plan or any fiduciary or service provider thereof, other than claims for the payment of benefits in the Ordinary Course of Business, and no Employee Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Body or the subject of an application or filing under, or is a participant in or considering being a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Body (including the Employee Plans Compliance Resolution System, the Voluntary Fiduciary Correction Program, or the Delinquent Filers Voluntary Correction Program). All benefits, premiums and contributions required to have been made with respect to each Employee Benefit Plan have, in all material respects, either been timely made in accordance with the terms of the applicable Employee Benefit Plan, applicable Law, and accounting principles or been accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. Except as set forth on Section 2.18(c) of the Disclosure Schedule, each Acquired Company, and each Employee Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA, is and has been in compliance with the Patient Protection and Affordable Care Act (Pub. L. No. 111-148) (the “PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and all regulatory and other guidance promulgated thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”), including, but not limited to (i) the annual reporting requirements of the Healthcare Reform Laws set forth in Sections 6055 and 6056 of the Code, and (ii) the provisions of the Healthcare Reform Laws imposing shared responsibility for employers regarding health coverage set forth in Section 4980H of the Code. Nothing has occurred with respect to any Employee Benefit Plan that has subjected or would reasonably be expected to subject any Acquired Company, any ERISA Affiliate, any Employee Benefit Plan, or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a civil action or penalty under Section 502 of ERISA or to any penalty under Sections 4975, 4980, 4980D, 4980H, 6721, or 6722 of the Code, or any other applicable provision of the Healthcare Reform Laws or any other Laws. No Employee Benefit Plan has assets that include securities issued by any Acquired Company.

(d)               Neither any Acquired Company nor any ERISA Affiliate has ever maintained any Employee Benefit Plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is or was a Multi-Employer Retirement Plan, a Multiple Employer Plan or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, and neither any Acquired Company nor any ERISA Affiliate has ever incurred any Liability under Title IV of ERISA that has not been paid in full.

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(e)               None of the Employee Benefit Plans provides health care or any other post-termination benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or similar state Law).

(f)                No Acquired Company has announced its intention to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan. Each Employee Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to the Acquired Companies or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event.

(g)               Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code (each, a “NQDC Plan”) has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Employee Benefit Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(h)               No Employee Benefit Plan is subject to the Laws of any jurisdiction outside the United States.

(i)                 Except as set forth on Section 2.18(i) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director, manager or other individual service provider of an Acquired Company; (ii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (or any corresponding provision of state, local, or non-U.S. Tax law); or (iii) result in a requirement to pay any Tax “gross-up” or similar “make-whole” payments to any current or former employee, director, manager or individual consultant of an Acquired Company.

Section 2.19       Environmental

(a)               Each Acquired Company is in compliance in all material respects with all applicable Environmental Laws, and, no Acquired Company has received during the last five (5) years any written communication from a Governmental Body alleging that an Acquired Company is not in such compliance, other than any such communication that has been fully resolved with no further Liability to an Acquired Company.

(b)               Each Acquired Company possesses all material Governmental Authorizations required to be held under applicable Environmental Laws for such Acquired Company to own and use its Assets and properties and to conduct its business as currently conducted (“Environmental Permits”).

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(c)               There is no Proceeding or Order against or involving any Acquired Company or any of its Assets or the Business pending or, to the Knowledge of the Company, threatened by any Governmental Body or any other Person pursuant to any Environmental Law.

(d)               No Hazardous Substance has been generated, emitted, transported, stored, treated or disposed of, released or handled by any Acquired Company in violation of any Environmental Law that would reasonably be expected to result in Environmental Liability that is material to the Acquired Companies, taken as a whole.

Section 2.20       Affiliate Transactions.

(a)               Except as set forth on Section 2.20 of the Disclosure Schedule and except for employment compensation arrangements in the Ordinary Course of Business, no equityholder who owns (or has the right to acquire) at least five percent (5%) of the outstanding Equity Interests of the Company (determined on a fully-diluted basis), director, officer or manager of any Acquired Company or any Affiliate of such Person or any individual related by blood, marriage or adoption (of not more remote than first cousin) to any such Person or any entity in which any such Person owns any material beneficial interest (collectively, the “Insiders”), is a party to a material Contract or transaction (not including any Employee Benefit Plan) with an Acquired Company or has any interest in any material Assets or any other material property or assets, real or personal or mixed, tangible or intangible, used in or pertaining to all or any part of the Business or any Acquired Company (such material Contracts and amendments, modifications, supplements, renewals, extensions and guarantees and default notices, if any, thereto, the “Insider Agreements”).

(b)               There are no notes receivable or notes payable of the Acquired Companies by or to any of the Insiders (the “Affiliate Loans”).

Section 2.21       Vendors. Section 2.21 of the Disclosure Schedule lists the fifteen (15) largest vendors (not including any Employee Benefit Plan) of the Acquired Companies by expenditure for the calendar year ended December 31, 2020 (such vendors, the “Material Vendors”). Except as set forth on Section 2.21 of the Disclosure Schedule, (A) since December 31, 2019, no Material Vendor has ceased, terminated or otherwise adversely modified in any material respect its business relationship with any Acquired Company nor has any Material Vendor materially reduced the amount of products or services it supplies to any Acquired Company, and (B) no Acquired Company has received during the last three (3) years any written communication or, to the Knowledge of the Company, any other communication indicating that any Material Vendor intends to cease, terminate or adversely modify in any material respect its business relationship with any Acquired Company or intends to materially reduce the amount of products or services it supplies to any Acquired Company.

Section 2.22       Customers. Section 2.22 of the Disclosure Schedule lists the top fifteen (15) largest customers of the Acquired Companies (measured by revenue) for the calendar year ended December 31, 2020 (such customers, the “Material Customers”). Except as set forth on Section 2.22 of the Disclosure Schedule, (A) since December 31, 2019, no Material Customer has ceased, terminated or otherwise adversely modified in any material respect its business relationship with any Acquired Company nor has any Material Customer materially reduced the amount of products or services it purchases from any Acquired Company, and (B) no Acquired Company has received during the last three (3) years any written communication or, to the Knowledge of the Company, any other communication indicating that any Material Customer intends to cease, terminate or adversely modify in any material respect its business relationship with any Acquired Company or intends to materially reduce the amount of products or services it purchases from any Acquired Company.

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Section 2.23       Illegal Payments; FCPA; Export Control. Neither any Acquired Company, nor their respective Affiliates, directors, officers, employees or, to the Knowledge of the Company, any agents or other Persons acting on behalf of an Acquired Company, directly or indirectly, violated in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any such other applicable anti-bribery or anti-corruption Laws of the United States of America or any other country (collectively, “Anti-Bribery Laws”), including by: (a) the use of any Acquired Company funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity; (b) making or offering any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from the Acquired Company funds; or (c) making, offering or receiving any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment. Except as set forth on Section 2.23 of the Disclosure Schedule, all of the Business of the Acquired Companies has been conducted in the United States and no products sold in the course of the Business have been exported by or on behalf of any Acquired Company internationally.

Section 2.24       Broker’s Fees. Neither any Acquired Company nor any Person acting on its behalf has incurred or will incur any Liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 2.25       Anti-Money Laundering. The operations of the Acquired Companies are and have been, conducted in compliance in all material respects with all anti-money laundering Laws and all material financial record keeping and reporting requirements, rules, regulations and guidelines applicable to an Acquired Company with respect to such Laws (collectively, “Money Laundering Laws”), and no Proceeding by or before any Governmental Body involving an Acquired Company with respect to Money Laundering Laws is pending or, to the Knowledge of the Company, threatened against an Acquired Company.

Section 2.26       Healthcare Compliance.

(a)               The Acquired Companies are and have been in compliance in all material respects with all Health Care Laws applicable to it and the Business. No circumstance exists or event has occurred which would reasonably be expected to result in a material violation of any Healthcare Law by any Acquired Company. No Proceeding against any Acquired Company relating to any actual or alleged non-compliance with any applicable Health Care Law is pending or, to the Knowledge of the Company, is threatened, nor, to the Knowledge of the Company, are there any facts, circumstances or conditions that would reasonably be expected to form the basis for any such Proceeding against or affecting any Acquired Company that would reasonably be expected to be material to the Company.

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(b)               Neither any Acquired Company nor any of its directors, officers, employees, or agents acting on the Acquired Company’s behalf, or, any Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in any Acquired Company, directly or indirectly, has done any of the following: (i) offered or paid or solicited or received any remuneration, in cash or in kind, or made any financial arrangements, in material violation of any Health Care Law; (ii) given or agreed to give, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) in material violation of any Health Care Law; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was in material violation of the laws of any Governmental Body having jurisdiction over such payment, contribution or gift; or (iv) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any Person with the intention or understanding that any part of such payment would be in material violation of any Health Care Law. No Person has filed or, to the Knowledge of the Company threatened to file, against any Acquired Company an action under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(c)               Neither any Acquired Company, nor any officer, director, employee, or any agent acting on the Acquired Company’s behalf, or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in any Acquired Company, is or has been (or, to the Knowledge of the Company, is or has been threatened to be) (i) excluded from any Federal Healthcare Program pursuant to 42 U.S.C. § 1320a-7 and related regulations, (ii) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (42 C.F.R. Subpart 9.4), (iii) debarred, disqualified, suspended or excluded from participation in any Federal Healthcare Program, or listed on the General Services Administration list of excluded parties, nor, to the Knowledge of the Company, is any such debarment, disqualification, suspension or exclusion threatened or pending, or (iv) made a party to any other action by any Governmental Body that may prohibit it from selling products or providing services to any governmental or other purchaser pursuant to any federal, state or local laws or regulations.

(d)               No Acquired Company is a party to, or bound by, any Order, individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, or any other similar agreement with any Governmental Body, in each case, pertaining to any applicable Health Care Law.

(e)               Each Acquired Company holds all material Governmental Authorizations under the Health Care Laws that are necessary for the lawful operation of the Business that it conducts, including (i) all material authorizations under the FDCA, (ii) governmental Third Party Payor enrollments and requirements, including the requirements of 42 C.F.R. § 410.33, and (iii) material authorizations of any applicable Governmental Body that are concerned with the quality, identity, safety, efficacy, testing, manufacturing, marketing, distribution, sale, pricing, import or export of each product that is or has been manufactured, distributed, marketed or sold by or on behalf of the Acquired Companies (each such product, a “Company Product”) necessary for the lawful operation of the Business that it conducts in each jurisdiction in which such Acquired Company operates (the “Company Regulatory Permits”). All such Company Regulatory Permits are valid and in full force and effect and each Acquired Company is in compliance in all material respects with the terms of all Company Regulatory Permits applicable to it.

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(f)                All material reports, documents, claims, permits, adverse event reports, notices, registrations and applications required to be filed, maintained or furnished to the FDA or any other Governmental Body by the Acquired Companies have been so filed, maintained or furnished. All such material reports, documents, claims, permits, adverse event reports, notices, registrations and applications were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Neither any Acquired Company, nor any officer, employee, or any agent acting on the Acquired Company’s behalf, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed a material act, made a material statement, or failed to make a material statement, in each such case, related to the business of the Acquired Companies, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Governmental Body to invoke any similar policy.

(g)               Except as set forth on Section 2.26(g) of the Disclosure Schedule, none of the Acquired Companies has voluntarily or involuntarily initiated, conducted or issued, caused to be initiated, conducted, issued or received any recall, field corrective action, market withdrawal or replacement, safety alert, warning, warning letter, “dear doctor” letter, investigator notice, Form FDA-483, seizure, or other similar notice or action to wholesalers, distributors, retailers, healthcare professionals or patients or from the FDA relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product. Neither of the Acquired Companies is nor, to the Knowledge of the Company, is the FDA, currently considering initiating, conducting or issuing any recall of or any other similar action with regard to any Company Product.

Section 2.27       Privacy and Data Security.

(a)               Each Acquired Company and each third party acting on behalf of any Acquired Company that has or has had access to Personal Data collected by or on behalf of any Acquired Company (in the case of such third parties, to the extent relating to their performance of services for any Acquired Company), materially complies, and has materially complied with (A) applicable Laws, including all Privacy Laws, (B) contractual obligations (including, but not limited to, those with identified customers) relating to data handling and/or security for Personal Data, (C) internal and public-facing privacy, data handling and/or security policies of any Acquired Company, and (D) binding rules of applicable self-regulatory organizations relating to privacy, data handling and/or security policies relating to (x) the privacy of users of any web properties, products and/or services of any Acquired Company; (y) the collection, use, storage, retention, disclosure, transfer, disposal, or any other processing of any Personal Data collected or used by any Acquired Company and/or by third parties having access to such information; and (z) the transmission of marketing and/or commercial messages through any means, including via email, text message and/or any other means (collectively, “Privacy Laws and Requirements”). Neither the execution, delivery or performance of this Agreement will result in any violation by the Acquired Companies of any applicable Privacy Laws and Requirements.

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(b)               The Acquired Companies maintain privacy policies with respect to the collection, use, storage, retention, disclosure, transfer, disposal or other processing of Personal Data. True and correct copies of all such privacy policies have been made available to Parent. Each such privacy policy has included information and made disclosures to users or customers in compliance with Privacy Laws and Requirements, and no such disclosures made or contained in any such privacy policy has been materially inaccurate, misleading or deceptive or in violation of any Privacy Laws and Requirements.

(c)               No Acquired Company has received during the last five (5) years any written notice of or, to the Knowledge of the Company, oral notice of any complaint to, or any audit, Proceeding, investigation (formal or informal) or claim currently pending against, any Acquired Company by any private party, the Federal Trade Commission, any state attorney general or similar state official, or any other Governmental Body, foreign or domestic, with respect to the collection, use, retention, disclosure, transfer, storage or disposal of Personal Data. There has not been any unauthorized access to, disclosure of, or appropriation of and/or any other misuse of any Personal Data or any breach in security of the information systems used to store or otherwise process any Personal Data by or on behalf of any Acquired Company that would require notification of individuals, law enforcement, or any Governmental Body under any applicable Privacy Laws and Requirements.

(d)               All Company Systems have been maintained in accordance with standards set by the manufacturers or otherwise in accordance with industry standards, in all material respects, to ensure proper operation, monitoring and use. The Company Systems are in good working condition to effectively perform all information technology operations materially necessary to conduct the Business as currently conducted. The Acquired Companies have not experienced any material disruption to, or material interruption in, the conduct of the Business, including any event, disruption or defect that resulted in the provision of material service level credits or the like to any counterparty under any Contract, that is attributable to a defect, bug, breakdown or other failure or deficiency of the Company Systems. The Acquired Companies have taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary for the conduct of the Business (including such data and information that is stored on magnetic or optical media in the Ordinary Course of Business) without material disruption to, or material interruption in, the conduct of the Business as currently conducted.

(e)               The Acquired Companies conduct their businesses in material compliance with HIPAA and applicable regulations, including those regulations addressing the security of electronic Protected Health Information (“PHI”), notification obligations in the case of breaches of unsecured PHI, and the privacy of individually identifiable health information that are promulgated at 45 C.F.R. Parts 160 and 164.

Section 2.28       Product Liability. There have been no product liability claims relating to Company Products manufactured or sold, or services rendered by or on behalf the Acquired Companies, which are pending or which, to the Knowledge of the Company, are threatened, as of the date hereof (without regard to whether such claims were, are or may be subject to insurance coverage). There have been no material citations, decisions, adjudications or written statements by any Governmental Body or consent decrees stating that any Company Product is defective or unsafe or fails to meet any regulatory requirements promulgated by any such Governmental Body. Except as set forth on Section 2.28 of the Disclosure Schedule, (a) none of the Company Products has been the subject of any material replacement, field fix or retrofit, modification or recall campaign by the Acquired Companies, and (b) to the Knowledge of the Company, no facts or conditions related to any Company Product exist which would reasonably be expected to result in (i) such a recall campaign or (ii) material Liability for returns or other product liability claims with respect to any Company Product. No Acquired Company has manufactured, sold or supplied a Company Product that contained any material defect in the design or manufacturing of such Company Product and that did not comply in all material respects with (i) any express or implied product warranty or (ii) all applicable Laws and Licenses.

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Section 2.29       Bank Accounts; Powers of Attorney. Section 2.29 of the Disclosure Schedule sets forth a true and complete list of (a) all bank accounts or safe deposit boxes under the control or for the benefit of each Acquired Company, (b) the names of all Persons authorized to draw on or have access to such accounts and safe deposit boxes and (c) all outstanding powers of attorney or similar authorizations granted by any Acquired Company, copies of which have been made available to Parent.

Section 2.30       Solvency. The Acquired Companies (i) are able to pay their respective debts as they become due and shall own property that has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent Liabilities) and (ii) have adequate capital to carry on their respective businesses.

Section 2.31       Paycheck Protection Program.

(a)               All information, responses, representations, warranties, authorizations, and certifications provided by the Acquired Companies or any of their respective Equityholders, Affiliates or Representatives to any Governmental Body in connection with the PPP Loan, including, for the avoidance of doubt, in any SBA form (including the Paycheck Protection Program application) and any other supporting document or form submitted to the lender of the PPP Loan or the SBA, were true and accurate on the date or dates when made.

(b)               All of the statements or information contained in the PPP Loan Documents, or any other report or written information furnished by or on behalf of the Acquired Companies in connection with the PPP Loan Application (including payroll information) to the lender of the PPP Loan or the SBA, including, for the avoidance of doubt, in any SBA form (including the Paycheck Protection Program application), do not contain any untrue statement of material fact or omit a material fact necessary to make the statements contained therein, not misleading.

(c)               Each Acquired Company is in compliance with all ongoing eligibility requirements established by the SBA and the Paycheck Protection Program, including the Loan Program Requirements, as defined in 13 CFR §120.10, as amended from time to time (the “PPP Loan Requirements”), and no event has occurred that would reasonably be expected to result in a violation by any Acquired Company of the PPP Loan Requirements.

(d)               No Acquired Company is in default in any material respect under the terms of the PPP Loan Documents, nor has any event occurred which (with the passage of time or the giving of notice or both), would constitute such a default of any Acquired Company.

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Section 2.32       No Other Representations or Warranties. Other than the representations and warranties expressly made by the Company in this Agreement, including any affirmative listing requirements set forth in the Disclosure Schedule delivered in connection herewith (such representations and warranties collectively, the “Express Representations”), none of the Acquired Companies or any Person acting on their behalf has made, and will not be deemed to have made, any representation or warranty in connection with this Agreement or the transactions contemplated hereby. In particular and without limiting the generality of the foregoing, (a) except as expressly set forth in an Express Representation, none of the Acquired Companies or any Person acting on their behalf has made any representation or warranty to Parent or any of its Affiliates or their respective Representatives with respect to any information, whether distributed by or on behalf of an Acquired Company or any other Representative of any of the foregoing, or any other Person, including any information contained in any confidential information memoranda or in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (b) no representation or warranty has been or is made concerning any projections, estimates or budgets, written or oral, with respect to future revenues, expenses, expenditures, future results of operations or otherwise, or the future potential of any Company Product. For the avoidance of doubt, nothing herein shall be deemed to limit, disclaim or otherwise affect any representation or warranty made by Persons other than the Company in connection with the other Transaction Documents, including pursuant to any Letter of Transmittal or Option Surrender Agreement delivered by any Equityholder.

Article 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 3.1           Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of Parent and Merger Sub has all requisite power and authority to carry on its businesses.

Section 3.2           Authorization. Each of Parent and Merger Sub has the requisite power and authority to execute and deliver the Transaction Documents to which it is (or will be) a party and to perform its obligations thereunder. The execution and delivery by each of Parent or Merger Sub, as applicable, of each of the Transaction Documents to which it is (or will be) a party, and the performance by each of Parent or Merger Sub, as applicable, of its obligations thereunder, have been duly authorized by all requisite organizational action. Each of the Transaction Documents to which each of Parent or Merger Sub is (or will be) a party has been (or will be) duly executed and delivered by Parent or Merger Sub, as applicable, and constitutes (or will constitute) the valid and legally binding obligation of Parent or Merger Sub, as applicable, enforceable against Parent or Merger Sub, as applicable, in accordance with its terms and conditions, subject to the Enforceability Exceptions.

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Section 3.3           Noncontravention. Neither the execution and delivery by Parent or Merger Sub of this Agreement and the other Transaction Documents to which each of Parent or Merger Sub (or will be) a party nor the performance by Parent or Merger Sub of its obligations hereunder or thereunder will, with or without the sending of notice or passage of time (or both): (a) violate any Law or Order to which Parent or Merger Sub is subject or any provision of its Organizational Documents; or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any Contract or other arrangement to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound or to which any of its assets are subject. Except for notices, filings, authorizations, consents or approvals of any Governmental Body to be obtained prior to Closing (including those required under the HSR Act) or required by Law to be made after Closing, Parent or Merger Sub is not required by Law, Contract or otherwise to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement.

Section 3.4           Proceedings. There are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or Merger Sub that: (a) question the validity of this Agreement or any action taken or to be taken by Parent or Merger Sub in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement; or (b) that, individually or in the aggregate, would reasonably be expected to adversely affect in any material respect the ability of Parent or Merger Sub to perform its obligations under and consummate the transactions contemplated by this Agreement.

Section 3.5           Broker’s Fees. Neither Parent nor anyone acting on its behalf has incurred or will incur any Liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or other Transaction Documents for which the Company will be liable.

Section 3.6           Financial Ability. Parent has, and will have at the Closing and on each date on which an Earnout Payment is due and payable hereunder, cash on hand or undrawn amounts immediately available under existing credit facilities necessary to consummate the transactions contemplated by this Agreement and each Transaction Document to which Parent is party, including (a) paying the Closing Date Payment at Closing, (b) paying the Earnout Payments when due and payable, and (c) paying all related fees and expenses of Parent.

Section 3.7           R&W Insurance Policy. On or prior to the date of this Agreement, Parent has provided the Company with a copy of the R&W Insurance Binder entered into by Parent concurrently with the execution and delivery of this Agreement.

Section 3.8           No Reliance. Each of Parent and Merger Sub acknowledges and agrees that: (a) in making its determination to proceed with the transactions contemplated by the Transaction Documents it has conducted to its satisfaction and, other than the Express Representations, it has relied upon its own independent investigation of the financial condition, results of operations, Assets, Liabilities, properties and projected operations of the Business and the Acquired Companies; (b) the Express Representations constitute the sole and exclusive representations or warranties with respect to the Acquired Companies and, except for the Express Representations, neither any Acquired Company nor any other Person makes, or has made, with respect to any Acquired Company any other express or implied representation or warranty with respect to the Business, an Acquired Company, or the transactions contemplated hereby, and all other representations and warranties of any kind or nature express or implied with respect to any Acquired Company are, in each case, specifically disclaimed; and (c) neither Parent nor Merger Sub nor their respective Affiliates is relying on any representations or warranties with respect to any Acquired Company in connection with the transactions contemplated by this Agreement except the Express Representations. Without limiting the foregoing, (x) Parent and Merger Sub acknowledge and consent and agree to and accept the limitations with respect to the representations and warranties of the Acquired Companies set forth in Section 2.32, including the disclaimer of all representations and warranties other than the Express Representations and (y) disclaim any obligation or duty by an Acquired Company or any other Person (and acknowledges that the Acquired Companies disclaim any such obligation or duty) to make any disclosures of fact not expressly required to be disclosed pursuant to the Express Representations with respect to the Acquired Companies; provided, for the avoidance of doubt, that nothing in this Section 3.8 shall (i) impair or affect in any way Parent’s or Merger Sub’s ability to rely on the Express Representations, (ii) serve to limit or reduce in any manner (A) the scope of any of the Express Representations, or (B) any claim for indemnification based upon a claim of Fraud with respect to the Express Representations, or (iii) preclude Parent or any other Indemnified Party from asserting claims for indemnification in accordance with, and subject to, the limitations contained in Article 7 of this Agreement.

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Article 4

COVENANTS AND AGREEMENTS

Section 4.1           Conduct Pending Closing

(a)               From the date of this Agreement to the earlier to occur of the Closing Date and the valid termination of this Agreement in accordance with its terms, the Acquired Companies will conduct their respective operations and affairs in the Ordinary Course of Business and exercise commercially reasonable efforts to preserve intact their businesses organization, personnel, customer and supplier relationships and goodwill, relationships with regulators, except for actions: (i) taken with Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); (ii) required or permitted by this Agreement or otherwise reasonably necessary to prepare for the consummation of the transactions contemplated by this Agreement, (iii) required by Law (including any COVID-19 Measures), or (iv) described on Schedule 4.1.

(b)               Without limiting the generality of Section 4.1(a), except for actions (i) taken with Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) required or permitted by this Agreement or otherwise reasonably necessary to prepare for the consummation of the transactions contemplated by this Agreement, (iii) required by Law (including any COVID-19 Measures), or (iv) described on Schedule 4.1, from the date of this Agreement to the earlier of the Closing Date or the valid termination of this Agreement, the Acquired Companies will not, directly or indirectly:

(i)          change or amend the Organizational Documents of any Acquired Company;

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(ii)           make or declare any dividend or distribution to the stockholders of the Company or make any other distributions in respect of any Acquired Company’s capital stock or Equity Interests;

(iii)         (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Equity Interests of the Acquired Companies, (B) amend any term of any Company Capital Stock or Subsidiary Securities (in each case, whether by merger, consolidation or otherwise) or (C) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares of any Acquired Company’s capital stock or Equity Interests;

(iv)         purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock or other equity interests of the Acquired Companies, except for (i) the acquisition by any Acquired Company of any shares of capital stock or other equity interests of such Acquired Company in connection with the forfeiture or cancellation of such interests (including any forfeitures or cancellations pursuant to the Company Equity Plan on the terms as in effect as of the date hereof) and (ii) transactions solely between or among the Acquired Companies;

(v)          purchase or otherwise acquire any assets or make any capital expenditures, in each case that are material, individually or in the aggregate, to the Business, other than such acquisitions or capital expenditures that do not exceed $100,000, individually, or $500,000, in the aggregate;

(vi)         sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties of the Acquired Companies, except for (i) dispositions of obsolete or worthless equipment in the Ordinary Course of Business and (ii) transactions solely between or among the Acquired Companies;

(vii)        acquire any ownership interest in any real property;

(viii)       acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof that would be material to the Acquired Companies, taken as a whole;

(ix)       make any loans or advances to any Person, except for (i) advances to employees, officers or independent contractors of the Acquired Companies for indemnification, attorneys’ fees, travel and other expenses incurred in the Ordinary Course of Business, (ii) loans or advances solely between or among the Acquired Companies, and (iii) extended payment terms for customers in the Ordinary Course of Business;

(x)       make or change any election in respect of Taxes, amend, modify or otherwise change any filed Tax Return, adopt or request permission of any taxing authority to change any accounting method in respect of Taxes, enter into any closing agreement with a Governmental Body in respect of Taxes, settle any claim or assessment in respect of Taxes, surrender or allow to expire any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

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(xi)       issue any additional Company Capital Stock or securities exercisable for or convertible into Company Capital Stock or grant any additional equity or equity-based compensation, other than Company Capital Stock issuable upon the exercise of Company Options outstanding as of the date hereof;

(xii)       adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Acquired Company (other than the Merger);

(xiii)       disclose or agree to disclose to any Person (other than Parent or any of its Representatives) any Proprietary Information of the Acquired Companies other than in the Ordinary Course of Business and pursuant to obligations to maintain the confidentiality thereof;

(xiv)       authorize or agree that any of its material Intellectual Property may become subject to an Encumbrance (other than a Permitted Encumbrance) or sell, lease, license or otherwise dispose of any of its Intellectual Property rights other than licenses to Intellectual Property granted by the Acquired Companies in the Ordinary Course of Business;

(xv)       enter into or extend any collective bargaining agreement or similar labor agreement, or, other than as required by applicable Law, recognize any labor union, labor organization, works council, or group of employees of any of the Acquired Companies as the bargaining representative for any of their respective employees;

(xvi)       waive the restrictive covenant obligations of any current or former employee of any of the Acquired Companies;

(xvii)       implement any employee layoffs, early retirement programs, furloughs, or other voluntary or involuntary employment termination programs, other than individual terminations in the ordinary course of business;

(xviii)       (A) except as may be required by applicable Law or the terms of any existing Employee Benefit Plans, adopt, enter into, terminate, or amend any Employee Benefit Plan (other than offer letters, employment agreements, or other similar agreements with employees that are terminable at-will by the Company or any ERISA Affiliate, where the adoption, entry into, termination, or amendment with respect to such offer letter, employment agreement, or other similar agreement is in connection with an action that is not otherwise prohibited by clauses (B) through (G) hereof) or any awards thereunder; (B) materially increase the compensation or benefits of any Acquired Company employee or pay any benefit not required by any such existing Employee Benefit Plan; (C) grant any severance, retention, change in control, or termination pay or other transaction-related compensation or benefits to any directors, managers, officers, employees, independent contractors; (D) terminate the employment or service of any employee or extend offers to engage any independent contractor, in either case, whose annual base compensation exceeds $150,000, other than due to cause or such individual’s death or disability, (E) grant any new equity awards to any directors, managers, officers, employees, or independent contractors, (F) accelerate the vesting or payment of compensation or benefits under any Company Employee Benefit Plan except as otherwise required by this Agreement, or (G) extend offers of employment to or hire any employee or independent contractor whose annual base compensation would exceed $150,000, or, in the case of any consultant or independent contractor, whose relationship with the Company would not be terminable without liability on prior notice of sixty (60) days or less;

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(xix)       terminate, amend in a manner materially detrimental to any of the Acquired Companies, or allow to expire without renewal or replacement for similar coverage, any insurance policy insuring the Business, operations, directors, employees, or agents of any of the Acquired Companies, or any Company Product; or

(xx)       enter into any agreement or otherwise commit or agree to do any action prohibited under this Section 4.1(b).

(c)       From the date of this Agreement to the earlier of the Closing and the valid termination of this Agreement in accordance with its terms, the Acquired Companies will and will direct their respective Affiliates and Representatives to cease any and all discussions or negotiations with any Person other than Parent and its designated Representatives with respect to, and to deal exclusively with Parent and its designated Representatives regarding, any transaction involving any acquisition of, or investment in, any Acquired Company, whether by way of merger, consolidation or other business combination with any other Person, purchase or exchange of Company Capital Stock or other Equity Interests, purchase, sale or license (other than non-exclusive licenses in the Ordinary Course of Business) of assets or otherwise (“Alternative Transaction”). For clarity, the Acquired Companies and their Affiliates and their respective Representatives may inform any Person making an offer related to an Alternative Transaction of the terms of this Section 4.1(c) without being in breach of this Section 4.1(c). The Company shall promptly inform Parent of such offer received by or with respect to any Acquired Company related to the Alternative Transaction and provide Parent with a true and complete copy thereof, including any related correspondence or other materials. From the date of this Agreement to the earlier of the Closing and the valid termination of this Agreement in accordance with its terms, the Acquired Companies will not, and will direct their respective Affiliates and Representatives not to (directly or indirectly):

(i)       solicit, initiate, knowingly encourage or respond to any proposal or inquiry from, or otherwise engage in any negotiations, discussions or other communications with, any other Person in contemplation of or relating to any Alternative Transaction;

(ii)       provide or furnish information or documentation to any other Person with respect to any of the Acquired Companies or the Business or Assets in furtherance of any Alternative Transaction; or

(iii)       enter into any letter of intent, Contract or understanding with any other Person in respect of any Alternative Transaction.

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(d)       The Company will promptly notify the Parent of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated herein; (ii) any notice or other communication from any Governmental Body in connection with the transactions contemplated herein; (iii) any Proceedings commenced or, to the Company’s Knowledge threatened, against, relating to or involving or otherwise affecting any of the Acquired Companies (A) that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any section of Article 2, or (B) that relate to the consummation of the transactions contemplated herein; and (iv) any circumstance that would cause or constitute an inaccuracy in, or breach of, any representation made by the Company or any breach of any covenant of the Company under this Agreement, in each case, that would reasonably be expected to cause the conditions set forth in Section 5.1 not to be satisfied; and (v) any notice of resignation or retirement received from any employee of any Acquired Company with a title of vice president or higher; provided, however, that the delivery of any notice pursuant to this Section 4.1(d) will not limit or otherwise affect the remedies available under this Agreement to the Parent; provided, further, that any failure of the Company to provide notice under this Section 4.1(d) with respect to any breach of a representation or warranty shall not give rise to any indemnifiable claim for a breach of a covenant under Article 7.

Section 4.2      Access to Information. Subject to applicable restrictions contained in any confidentiality agreement with third parties to which an Acquired Company is subject, from the date of this Agreement to the earlier of the Closing Date or the valid termination of this Agreement in accordance with its terms, upon reasonable notice, the Acquired Companies will promptly provide Parent and its Representatives reasonable access to the Assets, employees, and Books and Records of the Acquired Companies and to furnish Parent and its Representatives with such other information regarding the Acquired Companies, the Assets and the Business as Parent may reasonably request, including draft annual financial statements of the Acquired Companies for the year ended December 31, 2020, which the Company shall use commercially reasonable efforts to deliver to Parent by January 31, 2021, and information required by Parent or its Affiliates to comply with applicable Law (including securities Law and the rules and regulations promulgated thereunder) or securities exchange requirements; provided that any such investigation will be conducted in a manner that does not unreasonably interfere with the normal business operations of the Acquired Companies and maintains the confidentiality of the transactions contemplated by this Agreement; provided, further that the Acquired Companies shall not be required to so confer, afford such access or furnish such copies or other information to the extent that doing so would (i) result in the loss of attorney-client privilege, (ii) result in the breach, violation or default to any Contract to which an Acquired Company is a party or bound, (iii) result in a violation of any applicable Law (including any COVID-19 Measures), (iv) result in the disclosure of any trade secrets and disclosure of sensitive or personal information that would expose an Acquired Company to the risk of Liability or (v) require providing physical access that the Company reasonably determines (including in light of COVID-19 or COVID-19 Measures) would jeopardize the health and safety of any employee. Without limiting the generality of the foregoing, the Acquired Companies will make available to Parent and its Representatives the appropriate individuals for discussion of the Business, Assets and personnel of the Acquired Companies as Parent or such Representatives may reasonably request. If any access or information is withheld on the basis of any applicable confidentiality or non-disclosure restrictions contained in any Contract to which an Acquired Company is a party or bound, the Company will inform Parent of the general nature of what is being withheld and use commercially reasonable efforts to make substitute disclosure arrangements to promptly provide any such access or information to Parent and its Representatives in a manner that will not violate such confidentiality or non-disclosure restrictions. All non-public information furnished to or obtained by Parent pursuant to this Section 4.2 will be treated as confidential information pursuant to the terms of the Mutual Non-Disclosure Agreement executed by Parent and the Company dated as of April 1, 2020 (the “Confidentiality Agreement”).

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Section 4.3      Efforts; Information Statement; Notice; Further Assurances.

(a)       From and after the date hereof, Parent and the Company will use reasonable best efforts to take, or cause to be taken, such actions, and to do, or cause to be done, such other things as may be reasonable and necessary under any applicable Law to timely consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Company shall prepare and distribute to the holders of Company Capital Stock an information statement (the “Information Statement”), which shall (i) comply with the requirements of the DGCL and all applicable Laws (including notice to the applicable Equityholders pursuant to Section 228 of the DGCL of the adoption and approval of this Agreement and consent to the transactions hereunder by the Requisite Stockholders and description of appraisal rights under Section 262 of the DGCL), and (ii) be in a form and substance reasonably acceptable to Parent (it being agreed that the Company shall provide Parent with a copy of the proposed Information Statement at least five (5) Business Days prior to any distribution thereof to the holders of Company Capital Stock and shall consider in good faith any comments or revisions proposed by Parent thereto).

(b)       Without limiting the foregoing, the Company and Parent will use reasonable best efforts to obtain promptly all consents of Governmental Bodies that may be or become necessary for the performance of its and the other Parties’ obligations pursuant to, and the consummation of the transactions contemplated by, this Agreement. The Company and Parent will cooperate in promptly seeking to obtain all such consents. Each Party will promptly after execution of this Agreement (but in no event later than five (5) Business Days after the date hereof) make all filings or submissions as are required under the HSR Act. Each Party will promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. Parent will pay the applicable premerger filing fee.

(c)       Each Party will promptly notify the Other Party of any communication it or any of its Affiliates receives from any Governmental Body relating to the matters that are the subject of this Agreement and permit the Other Party to review in advance any proposed communication by such Party to any Governmental Body relating to the matters that are the subject of this Agreement. Neither the Company nor Parent, as applicable, will agree to participate in any meeting with any Governmental Body in respect of any filings, investigation (including any settlement of the investigation), Proceeding or other inquiry related to the transactions contemplated by this Agreement unless it consults with the Other Party in advance and, to the extent permitted by such Governmental Body, gives the Other Party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the Other Party may reasonably request in connection with the foregoing. Subject to the Confidentiality Agreement, the Parties will provide the Other Party with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Body or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that nothing in this Agreement will require any Party to provide any Other Party any other document, information or communication filed with or presented to any Governmental Body that reveals commercially sensitive information of a Party or contains information covered by the attorney client or work product privileges.

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(d)       Any provision in this Agreement notwithstanding, neither Parent nor any Affiliate of Parent will under any circumstance be required to pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in any underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Person to obtain any consents. Parent shall not be obligated to take any of the following actions: (i) proffering and consenting to an Order providing for the sale or other disposition, or the holding separate, of particular assets, categories of assets or lines of business, of either assets or lines of business of the Acquired Companies or of any other assets or lines of business of Parent or any of its Affiliates in order to remedy any concerns that any Governmental Body may have; (ii) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Parent, the Company or their respective Subsidiaries or Affiliates; (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Parent, the Company or their respective Subsidiaries or Affiliates; or (iv) proffering and consenting to any other restriction, prohibition or limitation on any of the assets of the Acquired Company, Parent or any of Parent’s Affiliates, or any of their respective assets in order to remedy any such concerns.

(e)       After Closing, Parent and the Equityholders’ Representative will use commercially reasonable efforts to take all actions, execute and deliver all further documents and do all other acts and things as the other may reasonably request to carry out and document the intent of this Agreement and the other Transaction Documents. In the event and for so long as Parent or its Affiliates (including the Acquired Companies) is actively contesting or defending against any Proceeding involving facts, events, circumstances, conditions or events occurring or existing on or prior to the Closing Date, the Equityholders’ Representative will reasonably cooperate with Parent, its Affiliates and their respective Representatives, as applicable.

Section 4.4      Public Announcements. The Company will, and will direct its Affiliates and Representatives to, maintain the confidentiality of the material terms of this Agreement and will not, and will direct such Affiliates and Representatives not to, issue or cause the publication of any press release, news release or other public announcement in any media (whether printed, on-line or on the internet or otherwise) with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned). Subject to any applicable Law, the Company will consult with the Parent before sending or making any communications to any of the Acquired Companies’ customers, suppliers, employees, independent contractors or regulators regarding this Agreement or the transactions contemplated herein. Except for any press releases and public statements the making of which may be required by applicable Law (including applicable securities Laws and rules from any national securities exchange) or any listing Contract with any national securities exchange, Parent will consult with the Company before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated herein and, will not issue any such press release or make any such public statement without first providing the draft of such press release or public statement to the Company and giving the Company opportunities to review and provide comments. The foregoing will not prevent, hinder, or delay any disclosure deemed appropriate by the Parent or its Affiliates to any lenders, shareholders, or regulators.

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Section 4.5      Certain Agreements. At or prior to Closing, the Company will, and will cause the other Acquired Companies to, terminate all Insider Agreements and Affiliate Loans and, as of Closing, no amounts or other Liability will be owed by an Acquired Company pursuant to any Insider Agreements or Affiliate Loans, whether in connection with such termination or otherwise.

Section 4.6      Pay-off Letters. At least three (3) Business Days prior to the Closing Date, the Company will deliver or cause to be delivered to Parent executed pay-off letters, in customary form, by each Person to whom any portion of the Closing Date Debt (including the PPP Loan) is payable, together with appropriate executed lien release documentation, in forms reasonably acceptable to Parent (collectively, the “Pay-off Letters”), which letters will: (a) state that all obligations (including guarantees) in respect thereof and Encumbrances in connection therewith on the Assets will be, substantially concurrently with the receipt of the amount listed therein on the Closing Date by the Persons holding such Indebtedness, released; and (b) that either (i) a confirmation that such Person will take all actions and make all filings necessary in order to effect the release provided in clause (a) above and/or (ii) authorize Parent to file any termination statements or other documents necessary to terminate and release any Encumbrance related to such Indebtedness.

Section 4.7      Section 280G. The Company shall use its reasonable best efforts to obtain from each Person (each, a “Disqualified Individual”) to whom any payment or benefit is required or proposed to be made in connection with the transactions contemplated by this Agreement that would constitute “parachute payments” under Section 280G(b)(2) of the Code (“Section 280G Payments”) an executed written agreement waiving such Disqualified Individual’s right to receive some or all of such payment or benefit (the “Waived Benefits”), to the extent necessary so that all remaining payments and benefits applicable to such Disqualified Individual shall not be deemed a parachute payment, and accepting in substitution for the Waived Benefits the right to receive the Waived Benefits only if approved by the stockholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code (a “Section 280G Waiver”). In connection with the foregoing, Parent shall provide the Company with all information reasonably necessary to allow the Company to determine whether any payments made or to be made or benefits granted or to be granted pursuant to any employment agreement or other agreement, arrangement or Contract entered into or negotiated by Parent or its Affiliates, together with all other Section 280G Payments, would reasonably be considered to be “parachute payments” within the meaning of Section 280G(b)(2) of the Code at least seven (7) calendar days prior to the Closing Date (and shall further provide any such updated information as is reasonably necessary prior to the Closing Date). Prior to the Closing, the Company shall submit the Waived Benefits of each Disqualified Individual who has executed a Section 280G Waiver in accordance with this Section 4.7 for approval of the Company’s stockholders and such Disqualified Individual’s right to receive the Waived Benefits shall be conditioned upon receipt of the requisite approval by the Company’s stockholders in a manner that complies with Section 280G(b)(5)(B) of the Code. The Company shall provide Parent and its counsel with a copy of the draft Section 280G Waiver and the draft shareholder approval materials contemplated by this Section 4.7 within a reasonable time prior to delivery to each Disqualified Individual and the stockholders of the Company of such Section 280G Waiver and shareholder approval materials, respectively (and, in any event, at least five (5) calendar days prior to the Closing Date), and the Company shall consider in good faith any changes reasonably requested by Parent or its counsel. Prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the shareholders of the Company was solicited in accordance with this Section 4.7 with respect to each Person who executes a Section 280G Waiver and that either (i) the requisite shareholder approval was obtained with respect to each Person who executes a Section 280G Waiver, or (ii) the requisite shareholder approval was not obtained and, as a consequence, the Section 280G Payments shall not be made to any Person who executes a Section 280G Waiver.

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Section 4.8      Records Retention. From and after the Closing until the six (6) year anniversary of the Closing Date, Parent shall, and shall cause the Surviving Corporation to, provide the Equityholders’ Representative and its Representatives with access (for the purpose of examining and copying), during normal business hours, upon reasonable notice, to the books and records and other documents pertaining to the businesses the Acquired Companies that relate to periods or occurrences prior to or on the Closing Date including, but not limited to, with respect to any Tax audits, Tax Returns, Insurance claims, governmental investigations, legal compliance, financial statement preparation or any other matter; provided, however, (a) Parent and the Surviving Corporation shall not be required to provide any access while it would significantly interfere with or disrupt the normal business operations of Parent, the Surviving Corporation or any of their Affiliates, and (b) the Equityholders’ Representative shall hold and treat all documents and other information obtained or provided in connection with such access in accordance with Section 4.13(i).

Section 4.9      Certain Tax Matters.

(a)       Parent will prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and any Subsidiary for all Pre-Closing Tax Periods (including any Straddle Periods) that are required to be filed after the Closing Date. Parent will be reimbursed out of the Adjustment Escrow Account and/or Indemnity Escrow Account for any Pre-Closing Taxes payable with respect to such Tax Returns within fifteen (15) days after payment by Parent (or the Company or any Subsidiary, as applicable) of such Taxes in accordance with Section 7.5(b); provided, however, that to the extent such amount is not reimbursed in full out of the Adjustment Escrow Account or Indemnity Escrow Account, Parent shall be entitled to set off such unreimbursed amount against any future Earnout Payments in the same manner contemplated by Section 7.4(e). Parent will provide the Equityholders’ Representative with copies of any such Tax Returns to be filed by Parent pursuant to this Section 4.9(a) reasonably in advance of the due date thereof (giving effect to any extensions thereto). The Equityholders’ Representative will have the right to review such Tax Returns prior the filing of such Tax Returns and Parent shall consider in good faith any reasonable comments provided by the Equityholders’ Representative with respect to such Tax Returns.

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(b)       For purposes of the definition of Pre-Closing Taxes, in the case of any Straddle Period, the amount of Taxes of the Company and any Subsidiary imposed on or measured by income, receipts, payments or transactions attributable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date; provided, that exemptions, allowances or deductions that are calculated on a periodic basis (other than with respect to property placed into service after the Closing), such as the deduction for depreciation, shall be taken into account on a daily pro-rata basis. Taxes of the Acquired Companies for a Straddle Period, other than Taxes imposed on or measured by income, receipts, payments, or transactions shall be deemed to accrue for the Straddle Period on a daily pro-rata basis. All transactions occurring on the Closing Date after the Closing (other than transactions required to effect this Agreement and transactions in the Ordinary Course of Business) shall be treated as occurring on the following day.

(c)       The Company, the Equityholders and Parent will cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 4.9 and any Proceeding or other action with respect to Taxes. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.

(d)       Any Tax sharing, apportionment or allocation Contract (other than a Contract entered into in the Ordinary Course of Business the primary purpose of which is unrelated to Tax or a Contract solely among the Company and/or one or more of its Subsidiaries) with respect to or involving the Company or any Subsidiary will be terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year).

(e)       Certain Post-Closing Tax Actions. Without the prior written consent of the Equityholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), to the extent there is a balance in the Adjustment Escrow Account and/or Indemnity Escrow Account or there is a reasonable likelihood of future Earnout Payments, Parent shall not, and shall not cause or permit an Acquired Company to, (i) make a Tax election that has a retroactive effect on Taxes or Tax Returns of an Acquired Company for a Pre-Closing Tax Period, (ii) amend or cause to be amended any Tax Return of an Acquired Company for a Pre-Closing Tax Period, (iii) initiate discussions or examinations with a Tax authority or make any voluntary disclosures with respect to Taxes or Tax Returns of an Acquired Company for a Pre-Closing Tax Period, or (iv) extend or waive any statute of limitations with respect to Taxes or Tax Returns of an Acquired Company for a Pre-Closing Tax Period, in each case, unless the foregoing would not increase the Equityholders’ liability for Taxes pursuant to this Agreement or otherwise.

Section 4.10      Transfer Taxes. All transfer, documentary, sales, use, excise, stamp, registration, filing, recordation, valued-added and other similar Taxes (including any interest and penalties) imposed or assessed as a result of the transactions contemplated by this Agreement (“Transfer Taxes”) will be borne equally by Parent, on the one hand, and the Equityholders, on the other hand, and Parent will file all necessary Tax Returns required to be filed in respect of any Transfer Taxes.

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Section 4.11      Withholding. Parent shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to or in connection with this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Law. To the extent such amounts are so withheld and remitted to the appropriate Governmental Body according to applicable Law, such amounts will be treated for all purposes of this Agreement as having been paid to such Person as provided in this Agreement.

Section 4.12      Release. In consideration for the agreements and covenants of Parent set forth in this Agreement, including Parent’s agreement to pay the Purchase Price, effective upon and conditioned upon the Closing, each Equityholder, on his, her or its own behalf and on behalf of his, her or its Affiliates (except any portfolio companies of such Equityholder in the case of venture capital, private equity or similar funds), successors, assigns, administrators, heirs and executors (collectively, the “Releasing Parties”), hereby fully and irrevocably releases each of Parent, Merger Sub, the Company (including the Surviving Corporation), and each other Acquired Company, and each of their respective current and former directors, officers, employees, agents, predecessors, successors, assigns, equityholders, partners and Affiliates (collectively, the “Released Parties”) from any and all Proceedings and Liabilities of every kind and nature whatsoever, in law, equity or otherwise, whether known or unknown, absolute or contingent, liquidated or unliquidated, that the Releasing Parties had, has or could have in respect of any matter from the beginning of time through the Closing (collectively, the “Released Claims”); provided, however, the foregoing release shall not apply to, and the Released Claims shall expressly exclude, any claims the Releasing Parties may have (i) under this Agreement or any other Transaction Documents, including any rights to any payment of the pursuant to the terms hereof or thereof, (ii) pursuant to any employment, employee benefit or indemnification Contract between such Releasing Party and any Released Party, including any unpaid salary, bonus, expense reimbursements, contractual severance or other employment benefits otherwise owed to such Equityholder (it being agreed and acknowledged that the foregoing exception shall not limit, restrict, mitigate or modify any release or waiver otherwise provided by certain Equityholders in any other Transaction Document), (iii) as a result of any Releasing Party’s ownership of shares of the stock of Parent or any other Released Party (other than an Acquired Company) or with respect to any products or services sold or provided by any Released Party or otherwise unrelated to the Acquired Companies and the transactions contemplated hereby, or (iv) any rights to any indemnification under Released Party’s certificate of incorporation, bylaws or any applicable directors’ and officers’ liability insurance. Each Equityholder understands that, except as expressly set forth in this Section 4.12, this is a full and final release of all Proceedings and Liabilities of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Released Parties. For the avoidance of doubt, the release set forth in this Section 4.12 is an integral part of the Merger and the transactions contemplated by this Agreement and without such release, none of the Company, Parent or Merger Sub would have entered into this Agreement.

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Section 4.13      Equityholders’ Representative.

(a)       By virtue of the adoption of this Agreement by the Equityholders, and without further action of any Equityholder or the Company, each Equityholder shall be deemed to have irrevocably hereby made, constituted and initially appointed Fortis Advisors LLC (the “Equityholders’ Representative”) as their exclusive agent and true and lawful attorney-in-fact with full power of substitution to do on behalf of Equityholders any and all things, including executing any and all documents, which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement, the Escrow Agreement or the Equityholders’ Representative Engagement Agreement and the other Transaction Documents, including:

(i)       receiving and providing notices and communications pursuant to this Agreement and the other Transaction Documents;

(ii)       administering this Agreement and the other Transaction Documents, including the resolution of any disputes or claims;

(iii)       making determinations to settle any dispute as to the calculation of the Purchase Price;

(iv)       resolving, settling or compromising claims for indemnification asserted against the Equityholders pursuant to Article 7;

(v)       agreeing to waivers of conditions and obligations under this Agreement and the other Transaction Documents;

(vi)       asserting claims for indemnification under Article 7 and resolving, settling or compromising any such claim (including engaging counsel and other advisors in connection therewith); and

(vii)       performing each and every act and exercising any and all rights which the Equityholders collectively are permitted or required to do or exercise under this Agreement.

Notwithstanding the foregoing, the Equityholders’ Representative shall have no obligation to act on behalf of the Equityholders, except as expressly provided herein, in the Escrow Agreement, in the Equityholders’ Representative Engagement Agreement or in the Paying Agent Agreement, and for purposes of clarity, there are no obligations of the Equityholders’ Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedule.

(b)       If the Equityholders’ Representative is of the opinion that the Equityholders’ Representative requires further authorization or advice from the Equityholders on any matters concerning this Agreement, the Equityholders’ Representative is entitled to seek such further authorization from the Advisory Group prior to acting on the Equityholders’ behalf.

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(c)       Parent will be fully protected in dealing with the Equityholders’ Representative with respect to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby and may rely upon the authority of the Equityholders’ Representative to act as the exclusive agent of Equityholders for all purposes under this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby. The powers, immunities and rights to indemnification granted to the Equityholders’ Representative hereunder: (i) are coupled with an interest and will be irrevocable by any Equityholder in any manner or for any reason and will not be affected by the disability or incapacity of the principal pursuant to any applicable Legal Requirement and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Equityholders of the whole or any fraction of his, her or its interest in the Indemnity Escrow Funds or Earnout Payments. The Equityholders’ Representative will have no individual liability to Parent under this Agreement arising from the Equityholders’ Representative’s actions as the Equityholders’ Representative.

(d)       Any Equityholders’ Representative may resign at any time by written notice delivered to the Advisory Group (as defined herein) and to Parent. The immunities and rights to indemnification shall survive the resignation or removal of the Equityholders’ Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement. If at any time there is no Person acting as the Equityholders’ Representative for any reason, Equityholders will promptly designate a new Person to act as the Equityholders’ Representative and notify Parent in writing of such determination. Following the time that Parent is notified that the Equityholders’ Representative has resigned and until such time as a new Person is designated to act as the Equityholders’ Representative as provided herein and Parent is so notified in writing, Equityholders will collectively act as the Equityholders’ Representative, with decisions made in the manner specified in Section 4.13(b).

(e)       The initial Equityholders’ Representative identified in Section 4.13(a) above acknowledges it has carefully read and understands this Section 4.13, hereby accepts such appointment and designation, and represents that it will act in its capacity as the Equityholders’ Representative in compliance with and conformance to the provisions of this Section 4.13. The Equityholders’ Representative shall be entitled to: (i) rely upon the Final Allocation Schedule, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Equityholder or other party. All actions taken by the Equityholders’ Representative under this Agreement, the Escrow Agreement or the Equityholders’ Representative Engagement Agreement shall be binding upon each Equityholder and such Equityholder’s successors as if expressly confirmed and ratified in writing by such Equityholder, and all defenses which may be available to any Equityholder to contest, negate or disaffirm the action of the Equityholders’ Representative taken in good faith under this Agreement, the Escrow Agreement or the Equityholders’ Representative Engagement Agreement are waived.

(f)       Certain Equityholders have entered into an engagement agreement (the “Equityholders’ Representative Engagement Agreement”) with the Equityholders’ Representative to provide direction to the Equityholders’ Representative in connection with its services under this Agreement, the Escrow Agreement and the Equityholders’ Representative Engagement Agreement (such Equityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). The Equityholders’ Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or the other Transaction Documents or the Equityholders’ Representative’s duties hereunder or thereunder, and neither the Equityholders’ Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Equityholders’ Representative Group”), will incur any Liability to Equityholders and will be fully protected with respect to any action taken, omitted or suffered by the Equityholders’ Representative in good faith under this Agreement, the Escrow Agreement or the Equityholders’ Representative Engagement Agreement or in accordance with the opinion of such counsel.

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(g)       The Equityholders shall indemnify, defend and hold harmless the Equityholders’ Representative Group from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, the “Equityholders’ Representative Expenses”) incurred without gross negligence or willful misconduct on the part of the Equityholders’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, under the Escrow Agreement or under the Equityholders’ Representative Engagement Agreement. Any such Equityholders’ Representative Expenses incurred by the Equityholders’ Representative in connection with the performance of the applicable duties under this Agreement, the Escrow Agreement or the Equityholders’ Representative Engagement Agreement (including any fees and expenses of legal counsel retained by the Equityholders’ Representative) will not be the personal obligations of the Equityholders’ Representative but will be payable and will be promptly paid or reimbursed first, from the Equityholders’ Representative Expense Funds, second, from any distribution of the Indemnity Escrow Funds or Earnout Payments otherwise distributable to the Equityholders at the time of distribution, and thereafter by Equityholders, in accordance with each such Equityholders’ Pro Rata Portion thereof. The Equityholders acknowledge that the Equityholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, the Equityholders’ Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Equityholders’ Representative shall not be required to take any action unless the Equityholders’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Equityholders’ Representative against the costs, expenses and liabilities which may be incurred by the Equityholders’ Representative in performing such actions.

(h)       The Equityholders’ Representative Expense Funds shall be used (i) for the purposes of paying directly or reimbursing the Equityholders’ Representative for any Equityholders’ Representative Expenses incurred pursuant to this Agreement, the Escrow Agreement, the Equityholders’ Representative Engagement Agreement or any other Transaction Document, or (ii) as otherwise determined by the Advisory Group. The Equityholders’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Equityholders’ Representative Expense Funds other than as a result of its gross negligence, willful misconduct or fraud. The Equityholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Equityholders’ Representative Expense Funds and has no Tax reporting or income distribution obligations. The Equityholders will not receive any interest on the Equityholders’ Representative Expense Funds and assign to the Equityholders’ Representative any such interest. Subject to approval of the Advisory Group, the Equityholders’ Representative may contribute funds to the Equityholders’ Representative Expense Funds from any consideration otherwise distributable to the Equityholders, and the Equityholders’ Representative shall distribute any funds remaining in the Equityholders’ Representative Expense Funds to the Paying Agent (and, with respect to amounts payable in respect of Company Options and Promised Option Units, to the Surviving Corporation for payment through its payroll system), as applicable, for further distribution to the Equityholders in accordance with such Equityholder’s Pro Rata Portion of such amount at such time as the Representative determines there are no further expenses of the Equityholders’ Representative with respect to its duties hereunder.

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(i)       The Equityholders’ Representative shall not directly or indirectly use or disclose to another Person any Proprietary Information of or relating to Parent, or any Acquired Company received by the Equityholders’ Representative in connection with this Agreement, except in connection with evaluating or disputing the Final Closing Statement and discharging its duties under this Agreement. Confidential information shall not include information that: (i) enters the public domain through no fault of the Equityholders’ Representative or any of its Affiliates; (ii) was known to the Equityholders’ Representative prior to such disclosure; (iii) is independently developed by the Equityholders’ Representative without the use of such confidential information; (iv) becomes known to the Equityholders’ Representative on a non-confidential basis from a third party permitted to disclose such information; (v) is necessary to enforce or defend the Equityholders’ Representative’s or Equityholders rights under this Agreement or to defend any claim under this Agreement; or (vi) is required by legal process or other applicable Law to be disclosed. If the Equityholders’ Representative is required by legal process or other applicable Law to disclose such information, then the Equityholders’ Representative shall provide Parent notice thereof within a reasonable time before complying with the disclosure requirement so that the Parent (or, if applicable, its Affiliate or an Acquired Company) may seek an appropriate protective Order, and the Equityholders’ Representative will reasonably cooperate, at Parent’s sole cost and expense, with the efforts of Parent (or, if applicable, its Affiliate or an Acquired Company) to obtain the protective Order. Notwithstanding anything in this Agreement to the contrary, following Closing, the Equityholders’ Representative shall be permitted to disclose information to employees, advisors, agents or consultants of the Equityholders’ Representative and to Equityholders, in each case who have a need to know such information, provided that such Persons are subject to confidentiality obligations with respect thereto that are substantially similar to the confidentiality obligations including within this Section 4.13(i).

Section 4.14      Indemnification and Insurance Matters.

(a)       Indemnification and D&O Insurance.

(i)       From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and the other Acquired Companies to honor their respective obligations under the exculpation and indemnification provisions set forth in their Organizational Documents or in any Contract disclosed pursuant to Section 2.14(a)(vii), with respect to any of their respective Representatives.

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(ii)       Prior to the Effective Time, the Company shall purchase a prepaid “tail” policy covering each current and former director and officer of the Company (collectively, the “Company Indemnified Parties”) for a period of six (6) years following the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement. The premium for such policy shall be paid by the Company in full prior to the Effective Time (or treated as a Company Transaction Expense and paid by Parent at the Closing) and such policy shall be non-cancelable. Following the Effective Time, Parent shall use commercially reasonable efforts to cause the Company not to take or omit to take, or permit to be taken or omitted, any action the effect of which would, or would reasonably be expected to, void, impair, or otherwise abrogate any of the coverages provided or available pursuant to or under such policy.

(iii)       The terms and provisions of this Section 4.14(a) are intended to be in addition to the rights otherwise available to the Company Indemnified Parties by applicable Law, Organizational Documents of the Acquired Companies or Contract, and shall operate for the benefit of, and shall be enforceable by, the Company Indemnified Parties and their respective heirs and representatives, each of whom is an express intended third party beneficiary of this Section 4.14(a).

(b)       Product Liability Insurance. Prior to the Effective Time, the Company shall purchase a prepaid “tail” policy providing for an extended reporting period of at least six (6) years following the Closing Date for the Acquired Companies’ existing product liability insurance coverage with respect to claims arising from facts or events that occurred on or before the Closing. The premium for such policy shall be paid by the Company in full prior to the Effective Time (or treated as a Company Transaction Expense and paid by Parent at the Closing) and such policy shall be non-cancelable.

(c)       Healthcare/Professional Service Provider Insurance. Prior to the Effective Time, the Company shall (i) have obtained a healthcare/professional service provider insurance policy (in a coverage amount reasonably acceptable to the Company and Parent) and (ii) purchase a prepaid “tail” policy providing for an extended reporting period of at least six (6) years following the Closing Date for such policy with respect to claims arising from facts or events that occurred on or before the Closing. The premium for such policy shall be paid by the Company in full prior to the Effective Time (or treated as a Company Transaction Expense and paid by Parent at the Closing) and such policy shall be non-cancelable.

(d)       At Closing, Parent shall deliver to Equityholders’ Representative a true, complete and correct copy of the R&W Insurance Policy issued to Parent in respect of the transactions contemplated by this Agreement.

Section 4.15      Additional Actions Related to Employee Benefit Matters.

(a)       Prior to the Closing, the Company shall take all actions reasonably necessary to ensure that (a) all stock option plans or equity-based plans shall terminate as of immediately prior to the Closing Date, and (b) from and after the Closing Date, neither the Company nor the Surviving Corporation is bound by any option, warrant or other equity-based right that would entitle any Person, other than Parent, to beneficially own any equity security or any instrument convertible to any equity security, of the Company.

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(b)       The Company shall not terminate any Company Employee Benefit Plan or the Company’s participation in any PEO Employee Benefit Plan, except to the extent that Parent has requested termination of any such Company Employee Benefit Plan and/or termination of participation in any such PEO Employee Benefit Plan by providing written notice to the Company at least five (5) calendar days prior to the anticipated Closing Date.  In such event, effective no later than the day prior to the Closing Date, the Company shall provide Parent with evidence satisfactory to the Parent that each such Company Employee Benefit Plan that is requested to be terminated pursuant to this Section 4.15 and the Company’s participation in each such PEO Employee Benefit Plan that is requested to be terminated pursuant to this Section 4.15(b) has been terminated, and shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part to provide reasonable assistance with transitioning to Parent Benefits Plans.

(c)       On the Closing Date or no later than two (2) Business Days following the Closing Date, the Company will deliver, or cause to be delivered, to Parent on one or more USB electronic storage devices, two complete and accurate (as of the date of delivery) electronic copies of its virtual data room (“VDR”) hosted by box.com with respect to the transactions contemplated by this Agreement. To the extent this Agreement or the Disclosure Schedule or any other Transaction Document makes reference to an item that is provided in the VDR, the Parties will be entitled to rely on the copy therein as a valid, true, accurate and complete copy thereof.

Section 4.16      Employee Matters.

(a)       Until the end of the Earnout Period, Parent and its Affiliates shall provide, or shall cause the Surviving Corporation and its Subsidiaries to provide employees of the Company who are employed by the Company immediately prior to the Closing and remain employed by the Company immediately following the Closing (“Continuing Employees”) with at least (i) a base salary or regular hourly wage, as applicable, that is not less than the base salary or regular hourly wage, as applicable, provided to such Continuing Employee immediately prior to the Closing, (ii) the opportunity to earn bonus compensation, sales incentive compensation and incentives for over achievement of target amounts, as applicable, that is not, in the aggregate, less than the opportunity to earn bonus compensation, sales incentive compensation and incentives for over achievement of target amounts available to such Continuing Employee as of the date hereof as set forth on Schedule 4.16(a), and (iii) employee and fringe benefits (excluding, for the avoidance of doubt, equity-based compensation, defined benefits pursuant to qualified and nonqualified retirement plans, retiree medical benefits, and other retiree health and welfare arrangements) which are either (A) substantially comparable in the aggregate to those provided to similarly-situated employees of Parent under any Parent Benefit Plan (as defined below) or (B) are substantially comparable in the aggregate to those provided to the Continuing Employees immediately prior to the Closing.

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(b)       For purposes of determining eligibility, vesting, participation and benefit accrual under Parent’s and its Affiliates’ plans and programs providing employee benefits to Continuing Employees after the Closing Date (the “Parent Benefit Plans”), Parent shall use commercially reasonable efforts to cause each Continuing Employee to be credited with his or her years of service with the Company (and its predecessors) prior to the Closing Date to the same extent as such Continuing Employee was (or would have been) entitled, before the Closing Date, to credit for such service under Employee Benefit Plans, except to the extent providing such credit would result in any duplication of benefits. To the extent permitted by applicable Law, Parent shall use commercially reasonable efforts to cause (i) any pre-existing conditions or limitations, eligibility waiting periods, actively at work requirements, evidence of insurability requirements or required physical examinations under any health or similar plan that is a Parent Benefit Plan to be waived with respect to Continuing Employees and their eligible dependents, except to the extent that any waiting period, exclusions or requirements still applied to such Continuing Employee under the comparable Employee Benefit Plan in which such Continuing Employee participated immediately before the Closing; and (ii) other out-of-pocket expenses incurred by such Continuing Employee and his or her covered dependents under the medical, dental, pharmaceutical or vision benefit plans of the Company prior to the Closing during the plan year in which the Closing occurs for the purpose of determining the extent to which such Continuing Employee has satisfied the deductible, co-payments, or maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year under any medical, dental, pharmaceutical or vision benefit plan that is a Parent Benefit Plan, as if such amounts had been paid in accordance with such plan.

(c)       Notwithstanding anything herein to the contrary, Parent and the Company acknowledge and agree that all provisions contained in this Section 4.16 are included for the sole benefit of Parent and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Employee Benefit Plan, (ii) shall limit the right of Parent, the Company or their respective Affiliates to amend, terminate or otherwise modify any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

(d)       At Closing, the Company shall deliver to Parent, an updated list of the employees of the Acquired Companies as of immediately prior to the Closing and containing the information specified in Section 2.17(a) (it being agreed that the bring down of representations and warranties under such section at Closing pursuant to Section 5.1(a) shall be deemed to refer to such updated list).

Section 4.17      Additional Actions Prior to Closing. The Company shall take the actions described on Schedule 4.17 prior to the Closing.

Article 5

CONDITIONS TO OBLIGATION TO CLOSE

Section 5.1      Conditions to Obligation of Parent. Parent’s obligation to consummate the transactions contemplated by this Agreement and to take the other actions required to be taken by Parent at Closing is subject to the satisfaction, at or before Closing, of each of the following conditions (any of which may be waived by Parent in its sole discretion, in whole or in part):

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(a)       (i) The representations and warranties set forth in Article 2 (other than the representations and warranties set forth in subclause (ii) or (iii) below), individually and collectively, must have been true and correct (without giving effect to any “material”, “materiality”, “Company Material Adverse Effect” or similar qualifiers contained in any of such representations and warranties) as of the date of this Agreement and must be true and correct as of the Closing Date as if made again on the Closing Date, in each case, except (A) for any representation or warranty made as of a specific date or for a particular period, which must be true and correct as of such specific date or for such particular period, and (B) as would not have a Company Material Adverse Effect; (ii) the representations and warranties set forth in the first sentence of Section 2.2(a) must have been true and correct in all respects as of the date of this Agreement and must be true and correct as of the Closing Date as if made again on the Closing Date, except (A) for any such representation or warranty made as of a specific date or for a particular period, which must be true and correct as of such specific date or for such particular period, and (B) the failure of any such representation or warranty to be true and correct in a de minimis respect; and (iii) the representations and warranties set forth in Section 2.1, Section 2.2 (other than the first sentence of subsection (a) thereof), Section 2.3 and Section 2.24 must have been true and correct in all material respects as of the date of this Agreement and must be true and correct in all material respects as of the Closing Date as if made again on the Closing Date, except for any such representation or warranty made as of a specific date or for a particular period, which must be true and correct in all material respects as of such specific date or for such particular period;

(b)       The Company must have performed and complied with in all material respects the covenants and obligations under this Agreement required to be performed or complied with by it prior to Closing;

(c)       No Company Material Adverse Effect shall have occurred;

(d)       An officer of the Company shall have delivered to Parent, in form reasonably acceptable to Parent, a certificate dated as of the Closing Date certifying that the conditions set forth in Section 5.1(a) and Section 5.1(b) have been satisfied;

(e)       There shall not be any final, non-appealable Order outstanding or Law enacted since the date of this Agreement prohibiting the consummation of the transactions contemplated by this Agreement;

(f)       Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated;

(g)       No Proceeding commenced by any Governmental Authority shall be pending against Parent, its Affiliates, the Business or any Acquired Company that seeks to or that would be reasonably likely to: (A) restrain, prevent or prohibit the ability of Parent or any Acquired Company to operate all or any portion of the Business or to own, operate or use the Assets; or (B) result in the restraint, prohibition or the obtaining of an injunction, award or judgment for Adverse Consequences or other relief against Parent, any other Parent Indemnified Party, the Acquired Companies or all or any portion of the Business in connection with this Agreement, any other Transaction Document or the consummation of the transactions contemplated hereby or thereby;

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(h)       Parent shall have timely received the Company Pre-Closing Certificate, the Pay-Off Letters, the Final Allocation Schedule and all other documents required to be delivered to Parent pursuant to Section 1.13(b);

(i)       The aggregate number of Dissenting Shares shall constitute less than five percent (5%) of the total number of issued and outstanding shares of Company Capital Stock on a fully-diluted and as-converted basis;

(j)       Each of the Employment Letters and Restrictive Covenant Agreements (including any delivered pursuant to Section 1.13(b)(iv)) shall be in full force and effect, and shall not have been revoked, cancelled or terminated by any of the signatories other than Parent thereto (other than as a result of death or disability); and Within twenty four (24) hours after the Parties execute and deliver this Agreement, the Company shall have delivered to Parent a copy of an irrevocable written consent in the form attached hereto as Annex C duly executed and delivered by the Requisite Stockholders.

Section 5.2      Conditions to Obligation of the Company. The Company’s obligation to consummate the transactions contemplated by this Agreement and to take the other actions required to be taken by the Company at Closing is subject to the satisfaction, at or before Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

(a)       (i) The representations and warranties set forth in Article 3 of this Agreement (other than the Parent Fundamental Representations), individually and collectively, must have been true and correct (without giving effect to any “material”, “materiality”, “material adverse effect” or similar qualifiers contained in any of such representations and warranties) as of the date of this Agreement and must be true and correct as of the Closing Date as if made again on the Closing Date, in each case, in material all respects, except (A) for any representation or warranty made as of a specific date or for a particular period, which must be true and correct in all material respects as of such specific date or for such particular period; and (B) as would not reasonably be expected, individually or collectively, to prevent Parent from consummating, or materially impair or delay Parent’s ability to consummate, the transactions contemplated by this Agreement; and (ii) the Parent Fundamental Representations must have been true and correct in all material respects as of the date of this Agreement and must be true and correct in all material respects as of the Closing Date as if made again on the Closing Date, except for any such representation or warranty made as of a specific date or for a particular period, which must be true and correct in all material respects as of such specific date or for such particular period;

(b)       Parent must have performed and complied with in all material respects the covenants and obligations under this Agreement required to be performed or complied with by it prior to Closing;

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(c)       Parent shall have delivered to the Company, in form reasonably acceptable to the Company, a certificate dated as of the Closing Date certifying that the conditions set forth in Section 5.2(a) and Section 5.2(b) have been satisfied;

(d)       There must not be any final, non-appealable Order outstanding or any Law enacted since the date of this Agreement prohibiting the consummation of the transactions contemplated by this Agreement;

(e)       Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated;

(f)       The Company shall have timely received all documents required to be delivered to the Company pursuant to Section 1.13(a); and

(g)       This Agreement shall have been adopted by the Company stockholders required to make such adoption effective pursuant to the Organizational Documents of the Company and in accordance with applicable Law.

Article 6

TERMINATION

Section 6.1      Termination Events. This Agreement may be terminated at any time prior to Closing:

(a)       By mutual written agreement of Parent and the Company;

(b)       By Parent: upon a material breach of any representation, warranty, covenant, or obligation of the Company set forth in this Agreement such that the conditions set forth in Section 5.1(a) or Section 5.1(b) are incapable of being satisfied and, if such breach is curable, such breach is not cured prior to the expiration of twenty (20) days following the Company’s receipt of written notice thereof from Parent; provided that Parent will not be entitled to terminate this Agreement pursuant to this Section 6.1(b) at any time during which Parent would be unable to satisfy the conditions set forth in Section 5.2(a) or Section 5.2(b).

(c)       By the Company: upon a material breach of any representation, warranty, covenant, or obligation of Parent set forth in this Agreement such that the conditions set forth in Section 5.2(a) or Section 5.2(b) are incapable of being satisfied and, if such breach is curable, such breach is not cured prior to the expiration of twenty (20) days following Parent’s receipt of written notice thereof from the Company; provided that the Company will not be entitled to terminate this Agreement pursuant to this Section 6.1(c) at any time during which the Company would be unable to satisfy the conditions set forth in Section 5.1(a) or Section 5.1(b);

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(d)       By Parent or the Company, if Closing has not occurred on or before the date that is three (3) months following the date hereof (or such later date as Parent and the Company may agree in writing) (the “Outside Date”); provided that (i) if, on the Outside Date, all of the Parties’ obligation to consummate the transactions contemplated by this Agreement, other than the conditions set forth in Section 5.1(e) and Section 5.2(e) (to the extent any such Order or Law is in respect of the HSR Act or any other antitrust, competition or merger control Law) and those conditions to the Parties’ obligation to consummate the transactions contemplated by this Agreement (if such conditions would be satisfied or validly waived were the Closing to occur at such time) shall have been satisfied or waived, then the Outside Date shall automatically be extended for all purposes hereunder by a period of an additional sixty (60) days; (ii) no termination may be made under this Section 6.1(d) if the failure to close shall be caused by the action or inaction of the Party seeking to terminate this Agreement; (iii) the Company will not be entitled to terminate this Agreement pursuant to this Section 6.1(d) at any time during which the Acquired Companies would be unable to satisfy the conditions set forth Section 5.1(a) or Section 5.1(b); and (iv) Parent will not be entitled to terminate this Agreement pursuant to this Section 6.1(d) at any time during which Parent or Merger Sub would be unable to satisfy the conditions set forth in Section 5.2(a) or Section 5.2(b); or

(e)       By Parent or the Company, if: (i) any Governmental Body has issued a final, non-appealable Order that remains outstanding prohibiting the consummation of the transactions contemplated by this Agreement (unless such Order is issued due to the failure of the Party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement); or (ii) a Law is enacted after the date of this Agreement prohibiting the consummation of the transactions contemplated by this Agreement; provided that the Party seeking to terminate this Agreement pursuant to Section 6.1(e) has complied in all material respects with its obligations under Section 4.3(a) and Section 4.3(b).

Section 6.2      Effect of Termination. In the event of a valid termination of this Agreement in accordance with its terms and abandonment of the Merger and the other transactions contemplated by this Agreement pursuant to and in accordance with Section 6.1, this Agreement shall forthwith become void and of no further force or effect whatsoever and there shall be no liability on the part of any party to this Agreement; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall relieve any Party to this Agreement from any Liability resulting from or arising out of any Willful Breach hereunder, in which event the Party committing the Willful Breach shall indemnify the non-breaching Parties for any Adverse Consequences suffered or incurred by the non-breaching party without regard to the provisions and limitations in Article 7; provided, further, that notwithstanding the foregoing, the terms of Section 4.2 (to the extent relating to confidentiality obligations), this Section 6.2 and Article 9 (to the extent relevant to the foregoing) shall remain in full force and effect and shall survive any termination of this Agreement made in accordance with Section 6.1.

Article 7

INDEMNIFICATION

Section 7.1      Survival. The representations and warranties of the Parties contained in this Agreement and the Transaction Documents will survive the Closing until the first (1st) anniversary of the Closing Date (the “Survival Date”); provided that (a) the representations and warranties set forth in Section 2.1 (Organization, Qualification and Power; Authorization), Section 2.2 (Capitalization), Section 2.3 (Noncontravention), Section 2.4 (Ownership Interests), Section 2.5 (Title to Assets), Section 2.11 (Taxes), Section 2.20 (Affiliate Transactions), Section 2.23 (Illegal Payments; FCPA) and Section 2.24 (Broker’s Fees) (collectively, the “Company Fundamental Representations”) will survive the Closing until the expiration of the applicable statute of limitations, (b) the representations and warranties set forth in Section 3.2 (Authorization) and Section 3.5 (Broker’s Fees) (collectively, the “Parent Fundamental Representations”) will survive until the expiration of the applicable statute of limitations, (c) the covenants and agreements of the Parties contained in this Agreement that require performance prior to the Closing shall survive the Closing until the Survival Date and the covenants and agreements of the Parties contained in this Agreement that require performance following the Closing shall survive until performed or for any shorter period explicitly specified therein; and (d) claims based on Fraud will survive the Closing indefinitely; provided, however, that, for clarity, nothing contained herein shall preclude or limit Parent’s ability to make claims under the R&W Insurance Policy against the insurer(s) party thereto. Notwithstanding the preceding sentence, any breach of any covenant or agreement in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity will have been given to the Party against whom such indemnity may be sought prior to such time.

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Section 7.2      Indemnification and Reimbursement by the Equityholders. Subject to the limitations and procedures of this Article 7, from and after the Closing, the Equityholders will indemnify, defend and hold harmless Parent and, effective at the Closing, the Surviving Corporation, and their respective Affiliates and Representatives (the “Parent Indemnified Parties”) from, all Adverse Consequences suffered or incurred by the Parent Indemnified Parties, to the extent arising out of or related to:

(a)       a breach or non-fulfillment by the Company or the Equityholders’ Representative of any covenants or agreements in this Agreement,

(b)       any Pre-Closing Taxes, except to the extent expressly taken into account as a current liability in the Closing Date Net Working Capital, Company Closing Debt or Company Transaction Expenses in the Final Closing Statement;

(c)       any Closing Date Company Transaction Expenses not paid at or prior to Closing or subsequently taken into account pursuant to Section 1.9;

(d)       any Closing Date Debt not paid in full at Closing or subsequently taken into account pursuant to Section 1.9;

(e)       any Equityholder Claims; or

(f)       any matters set forth on Schedule 7.2(f).

Section 7.3      Indemnification and Reimbursement by Parent. Subject to the limitations and procedures of this Article 7, from and after the Closing, Parent will indemnify, defend and hold harmless the Equityholders and their respective Affiliates and Representatives (the “Equityholder Indemnified Parties”) from, and will reimburse the Equityholder Indemnified Parties for, all Adverse Consequences suffered or incurred by the Equityholder Indemnified Parties, to the extent arising out of or related to a breach or non-fulfillment by Parent or Merger Sub and, with respect to covenants and agreements required to be performed after Closing, the Company or Surviving Corporation, of any of their respective covenants or agreements in this Agreement.

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Section 7.4      Certain Limitations and Qualifications.

(a)       Aggregate Cap. The aggregate maximum liability of the Equityholders in respect of any Adverse Consequences suffered or incurred by the Parent Indemnified Parties pursuant to this Article 7 shall not exceed the sum of (A) the Adjustment Escrow Fund, (B) the Indemnity Escrow Fund and (C) any unpaid Earnout Payment (and, for clarity, under no circumstances shall any Equityholder be personally liable for any Adverse Consequences, with all such amounts to be deducted from the Adjustment Escrow Account or the Indemnity Escrow Account or setoff from the unpaid Earnout Payments, as the case may be, to the extent expressly permitted by the terms hereof); provided, however, that notwithstanding the foregoing, the foregoing limitation shall not apply to any Equityholder in respect of any Adverse Consequences that arise from, relate to or otherwise result from Fraud committed by such Equityholder (and it is acknowledged that, in accordance with Section 7.9, nothing herein shall limit Parent’s rights under any other Transaction Document). The aggregate maximum liability of Parent in respect of any Adverse Consequences suffered or incurred by the Equityholder Indemnified Parties shall not exceed the aggregate amount paid to the Equityholders hereunder.

(b)       Sources of Recovery; Order of Recovery.

(i)       The Parent Indemnified Parties will be entitled to indemnification pursuant to Section 7.2 (other than indemnification pursuant to Section 7.2(c) or Section 7.2(d), for which the order of recovery is governed by Section 7.4(b)(ii)) in the following order: (A) first, the Parent Indemnified Parties will be entitled to indemnification from the Indemnity Escrow Fund (to the extent the Indemnity Escrow Fund has sufficient funds available) and (B) thereafter, the Parent Indemnified Parties will be entitled to recover such amounts by setting off such amounts against any future Earnout Payments not yet paid to the Equityholders pursuant to Section 1.14, which such amounts shall be set off with respect to each Equityholder in accordance with such Equityholder’s Pro Rata Portion when such future Earnout Payment is otherwise paid.

(ii)       The Parent Indemnified Parties will be entitled to indemnification pursuant to Section 7.2(c) or Section 7.2(d) in the following order: (A) first, the Parent Indemnified Parties will be entitled to indemnification from the Adjustment Escrow Fund (to the extent the Adjustment Escrow Fund has sufficient funds available), (B) second, the Parent Indemnified Parties will be entitled to indemnification from the Indemnity Escrow Fund (to the extent the Indemnity Escrow Fund has sufficient funds available) and (C) thereafter, the Parent Indemnified Parties will be entitled to recover such amounts by setting off such amounts against any future Earnout Payments not yet paid to the Equityholders pursuant to Section 1.14, which such amounts shall be set off with respect to each Equityholder in accordance with such Equityholder’s Pro Rata Portion when such future Earnout Payment is otherwise paid.

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(iii)       It is understood and agreed that no Parent Indemnified Party shall have any right to indemnification directly from any Equityholder (including with respect to any amounts from the Adjustment Escrow Fund that have been released to the Equityholders as contemplated by Section 1.9(d), amounts from the Indemnity Escrow Fund that have been released to the Equityholders as contemplated by Section 7.6, or in respect of any Earnout Payments that have been paid to the Equityholders as contemplated by Section 1.14). The Parent Indemnified Parties’ sole and exclusive source of recovery for indemnification pursuant to this Agreement shall be to the Adjustment Escrow Fund, the Indemnity Escrow Fund and set-off against the Earnout Payments, in each case, solely to the extent the same is expressly permitted by this Section 7.4(b), and to the extent that any amounts in respect thereof have been paid to the Equityholders, Parent shall have no right of recoupment in respect thereof. Notwithstanding the foregoing, the foregoing limitations shall not apply to any Equityholder in respect of any Adverse Consequences that arise from, relate to or otherwise result from Fraud committed by such Equityholder (and it is acknowledged that, in accordance with Section 7.9, nothing herein shall limit Parent’s rights under any other Transaction Document).

(c)       Effect of Insurance. Parent shall use its commercially reasonable efforts to seek recovery under the R&W Insurance Policy with respect to any Adverse Consequences for which it seeks to be indemnified pursuant to this Article 7 to the extent such Adverse Consequences result from or relate to a matter covered under the R&W Insurance Policy (taking into account any retention or deductible thereunder); provided, however, that the foregoing shall not prevent or restrict any Parent Indemnified Party from concurrently seeking indemnification pursuant to this Article 7. Any calculation of Adverse Consequences hereunder shall be reduced by any amounts recovered by an Indemnified Party as a result of indemnification by third parties, and any insurance proceeds actually received (including pursuant to the R&W Insurance Policy) for such Adverse Consequences (net of (i) any out of pocket costs, charges, fees, Taxes or similar expenses incurred procuring or obtaining such insurance proceeds or other amounts received and (ii) any increased premiums attributable to such claims). In the event that an insurance or other recovery is made to any Indemnified Party with respect to any Adverse Consequence for which such Indemnified Party has already been paid by the Indemnifying Party hereunder (including, for clarity, with respect to the Equityholders as the Indemnifying Parties, by way of any release to Parent from the Adjustment Escrow Fund or Indemnity Escrow Fund or any set-off by Parent against the Earnout Payments otherwise payable to such Equityholders), then the Indemnified Party shall refund promptly to the Indemnifying Party the aggregate amount of the recovery for which indemnification was previously paid (or, as applicable, set-off by Parent against the Earnout Payments) to the Indemnified Party by the Indemnifying Party; provided that such refund shall be limited to, and not exceed, the amount previously paid (or, as applicable, set-off by Parent against the Earnout Payments) by the Indemnifying Party with respect to such Adverse Consequence.

(d)       No Duplication. The amount of any Adverse Consequences that any Parent Indemnified Party will be entitled to recover hereunder will be determined without duplication of recovery by reason of the state of facts giving rise to such Adverse Consequences constituting a breach of more than one representation, warranty or covenant. No Person will be entitled to be indemnified for an amount pertaining to any Adverse Consequence to the extent that such amount was included in the calculation of Closing Date Net Working Capital or included as Closing Date Debt, or Closing Date Company Transaction Expenses, in each case, as finally determined in accordance with Section 1.9.

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(e)       Set-Off. If any Parent Indemnified Party is entitled to indemnification pursuant to Section 7.2, and the indemnifiable claims for such Adverse Consequences are not otherwise payable from the Adjustment Escrow Funds or the Indemnity Escrow Funds or recovered from the R&W Insurance Policy, then Parent shall be entitled to recover such amounts by setting off such amounts against any future Earnout Payments not yet paid pursuant to Section 1.14, in which case the applicable future Earnout Payment shall be reduced, by way of set-off, on a dollar-for-dollar basis by the amount of such indemnification claim. If, at the time any Earnout Payment would otherwise be payable pursuant to Section 1.14, any Parent Indemnified Party has asserted a claim for indemnification pursuant to Section 7.2 that has not yet been finally resolved, Parent shall be entitled to withhold the amount of such pending indemnification claim from such Earnout Payment and defer any payment thereof, as applicable, until the final resolution of such indemnification claim hereunder.

(f)       Notwithstanding anything to the contrary contained herein, no Parent Indemnified Party will be indemnified for any Adverse Consequences with respect to (i) any Taxes arising from a breach of the representations and warranties set forth in Section 2.11 attributable to a Post-Closing Tax Period (other than Taxes arising from a breach of the representations and warranties set forth in Section 2.11(f) or Section 2.11(h)), (ii) the amount, value or condition of, or any limitations on, any Tax asset or attribute of an Acquired Company (e.g., net operating loss or Tax credit) after the Closing, including the ability of any Parent Indemnified Party to utilize such Tax asset or attribute, (iii) any Taxes arising as a result of any action taken outside the Ordinary Course of Business by Parent or an Acquired Company on the Closing Date after the Closing (other than as explicitly contemplated by this Agreement) or (iv) any Taxes arising from an election made by Parent with respect to an Acquired Company under Sections 336 or 338 of the Code.

(g)       For clarity, the limitations on indemnification set forth in this Agreement will apply whether or not the R&W Insurance Policy is obtained or effective and whether or not any Adverse Consequence is covered under the R&W Insurance Policy.

Section 7.5      Indemnification Procedures.

(a)       Third Party Claims

(i)       The Party seeking indemnification under Section 7.2 or Section 7.3 (the “Indemnified Party”) agrees to give prompt notice in writing to the Party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Proceeding by any third party (a “Third Party Claim”) in respect of which indemnity may be sought under Section 7.2 or Section 7.3. Such notice will set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent such failure will have materially and adversely prejudiced the Indemnifying Party.

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(ii)       The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 7.5, will be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must (i) acknowledge that any and all Adverse Consequences resulting from such Third Party Claim, constitute Adverse Consequences for which the Indemnified Party will be indemnified fully pursuant to this Article 7 and (ii) furnish the Indemnified Party with evidence that the Indemnifying Party has adequate resources to defend the Third Party Claim.

(iii)       The Indemnifying Party will not be entitled to assume or maintain control of the defense of any Third Party Claim if (i) the Indemnifying Party does not deliver the acknowledgment referred to in Section 7.5(a)(ii) within fifteen (15) days of receipt of notice of the Third Party Claim pursuant to Section 7.5(a)(i), (ii) the Third Party Claim relates to or arises in connection with any criminal Proceeding, (iii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to the reputation or future business prospects of the Indemnified Party or any of its affiliates, (iv) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates, (v) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third Party Claim, (vi) if the Indemnified Party is a Parent Indemnified Party and the Parent reasonably believes potential Adverse Consequences related thereto would likely exceed the sum of the amount remaining in the Indemnity Escrow Fund and aggregate amount of Earnout Payments that are reasonably likely to be payable to the Equityholders in the future or (vii) if the Indemnified Party is a Parent Indemnified Party and the Third Party Claim involves a customer or supplier of the Company.

(iv)       If the Indemnifying Party assumes the control of the defense of any Third Party Claim in accordance with the provisions of this Section 7.5, then the Indemnifying Party will obtain the prior written consent of the Indemnified Party before entering into any settlement of such Third Party Claim.

(v)       In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with Section 7.5(a), the Indemnified Party will be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel will be borne by the Indemnified Party; provided that in such event the reasonable and out-of-pocket fees and expenses of such separate counsel shall be included in the calculation of Adverse Consequences incurred or suffered by the Indemnified Party hereunder to the extent that such fees and expenses are (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim or (ii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest.

(vi)       Each Party will cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and will furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

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(b)       Other Claims. In the event an Indemnified Party has a claim for indemnity under Section 7.2 or Section 7.3 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice will set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent such failure will have materially and adversely prejudiced the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following the receipt of a notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Adverse Consequences with respect to such claim, such Adverse Consequences will be conclusively deemed to be Adverse Consequences incurred or suffered by the Indemnified Party hereunder, and the Indemnified Party shall be entitled receive to payment from the Adjustment Escrow Fund or Indemnity Escrow Fund or to exercise its set-off rights against the Earnout Payments, if any, with respect to such Adverse Consequences in accordance with Section 7.4(b). If the Indemnifying Party has timely disputed its indemnity obligation for any Adverse Consequences with respect to such claim, the Parties will proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations within thirty (30) days following the dispute of the Indemnifying Party, such dispute may be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 9.4.

Section 7.6      Release of Indemnity Escrow Fund. Within three (3) Business Days of the Survival Date (the “Release Date”), Parent and the Equityholders’ Representative will deliver a joint written instruction to the Escrow Agent to effectuate disbursement of the Indemnity Escrow Funds then remaining in the Indemnity Escrow Account, by wire transfer of immediately available funds to the account designated in the Payment Agent Agreement for further distribution to the Equityholders (provided that the aggregate payment to be made to Optionholders and Promised Optionholders shall be paid directly to the Surviving Corporation for payment to such Optionholders and Promised Optionholders not later than the Surviving Corporation’s second next regularly scheduled payroll date following the Release Date); provided that any funds in the Indemnity Escrow Account as of the Release Date necessary to satisfy any unsatisfied or unresolved claims for Adverse Consequences specified in a claim notice delivered to the Equityholders’ Representatives in accordance with Section 7.5 prior to the Release Date will remain in the Indemnity Escrow Account until such claims have been finally resolved.

Section 7.7      Adjusted Purchase Price. Any payment of a claim for indemnification under this Article 7 will be treated as an adjustment to the Purchase Price for all Tax purposes to the extent permitted by applicable Law.

Section 7.8      No Contribution. No Equityholder shall have, or be entitled to exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against any Acquired Company in connection with any indemnification obligation or any other Liability to which such Equityholder may become subject under or in connection with this Agreement.

Section 7.9      Exclusive Remedy. Except for the obligations under Section 1.9 or Section 1.14, a Party’s right to seek specific performance or other equitable relief pursuant to Section 9.11 or claims following Closing based on Fraud or Willful Breach against the Party committing such Fraud or Willful Breach, this Article 7 constitutes the sole and exclusive remedy of each Party, its Affiliates and their respective Representatives with respect to any matters arising under or with respect to this Agreement, and each Party (on behalf of itself and its Affiliates and Representatives) hereby irrevocably waives from and after Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action that it may have or may in the future have against the Other Party relating to the transactions contemplated by this Agreement; provided, however, that nothing herein shall limit any Party’s rights or remedies under any of the other Transaction Documents.

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Article 8

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified in this Article 8:

“Accounting Firm” has the meaning set forth in Section 1.9(c).

“Accounting Principles” means the accounting principles, policies, conventions, procedures and methodologies set forth on Exhibit C and used for purposes of preparing the Illustrative Calculation of Net Working Capital as set forth on Exhibit C, which accounting principles, policies, conventions, procedures and methodologies are in accordance with GAAP and consistent with the accounting principles, policies, conventions, procedures and methodologies used by the Company prior to the Closing Date in preparing the Financial Statements (except, in each case, as otherwise expressly indicated on Exhibit C); provided, that, notwithstanding the foregoing, the Accounting Principles (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (ii) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing, and (iii) shall follow the defined terms contained in this Agreement.

“Acquired Company” and “Acquired Companies” have the meaning set forth in the Recitals to this Agreement.

“Acquisition Engagement” has the meaning set for in Section 9.12(a).

“Adjustment Escrow Account” means the segregated account designated by the Escrow Agent into which the Adjustment Escrow Funds are deposited pursuant to the Escrow Agreement.

“Adjustment Escrow Funds” has the meaning set forth in Section 1.6(a).

“Adverse Consequence” means any expense, loss, liability, Tax or other damages (including any penalty, fine, excise or similar Tax, judgment, settlement payment, fee, assessment, reasonable and out-of-pocket legal and other professional fees, costs, other dispute resolution expenses); provided, however, that, except to the extent paid to a third party in a Third Party Claim for which the Indemnified Parties were entitled to indemnification pursuant to Article 7, Adverse Consequences shall not (i) include any incidental damages or claims on the basis of diminution in value of any Hillrom Entities, (ii) be calculated on the basis of “multiple of profits” or “multiple of cash flows” or similar valuation methodology, or (iii) include any punitive or exemplary damages.

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“Advisory Group” has the meaning set forth in Section 4.13(f).

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly, through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of stock, by Contract or otherwise.

“Affiliate Loans” has the meaning set forth in Section 2.20(b).

“Aggregate Exercise Price” means the aggregate exercise price in respect of all Company Options and Company Warrants outstanding immediately prior to the Effective Time.

“Aggregate Promised Option Base Amount” means the aggregate Promised Option Base Amount in respect of all Promised Option Units.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Alternative Transactions” has the meaning set forth in Section 4.1(c).

“Annual Financial Statements” has the meaning set forth in Section 2.6(a).

“Anti-Bribery Laws” has the meaning set forth in Section 2.23.

“Assets” means any and all assets, systems, privileges, properties, rights and interests owned, leased, licensed or held (or purported to be owned, leased, licensed or held) by the Acquired Companies (or any Acquired Company), whether tangible or intangible, real, personal or mixed, and wherever located.

“Books and Records” includes all data, documents, ledgers, databases, books, records, business plans, records of sales, customer and supplier lists, files, Contracts and Organizational Documents.

“Business” has the meaning set forth in the Recitals to this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or another day on which banks are required or authorized by Law to be closed in New York, New York.

“CAM Patch” has the meaning set forth in Section 1.14(m)(i).

“CAM Patch Disposition” has the meaning set forth in Section 1.14(m)(ii).

“CARES Act” means The Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and includes any Treasury regulations or other official guidance promulgated thereunder.

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“Certificate of Merger” has the meaning set forth in Section 1.4.

“Closing” has the meaning set forth in Section 1.3.

“Closing Balance Sheet” has the meaning set forth in Section 1.8(b)(i).

“Closing Date” has the meaning set forth in Section 1.3.

“Closing Date Cash” means as of immediately prior to the Effective Time, without giving effect to the consummation of the transactions contemplated by this Agreement, the sum of: (a) the aggregate amount of cash, cash equivalents and marketable securities of the Acquired Companies, minus (b) the aggregate amount of all outstanding checks, money orders and outgoing wire transfers and drafts of the Acquired Companies, plus (c) the aggregate amount of all checks, money orders and other wire transfers and drafts deposited or available for deposit for the account of the Acquired Companies, minus (d) the aggregate amount of all cash and cash equivalents that are not freely useable and available to the Company because they are subject to restrictions or limitations on use or distribution either by Contract or for regulatory or legal purposes, in each case, determined in accordance with GAAP (except as modified by this definition).

“Closing Date Company Transaction Expenses” means all Company Transaction Expenses, to the extent unpaid as of immediately prior to Closing.

“Closing Date Debt” means the aggregate Indebtedness of the Acquired Companies outstanding as of immediately prior to Closing.

“Closing Date Net Working Capital” means Net Working Capital as of the Effective Time, without giving effect to the consummation of the transactions contemplated by this Agreement.

“Closing Date Net Working Capital Adjustment” means the amount, if any, of any increase or decrease to the Closing Date Payment as determined pursuant to clause (a) or (b) below, as applicable, and in each case, without duplication of the provisions of clause (i) of Section 1.9(a)

(a)       If Closing Date Net Working Capital exceeds the Net Working Capital Target by more than $1,500,000, then the Closing Date Payment will be increased on a dollar-for-dollar basis by the amount of such incremental excess.

(b)       If the Net Working Capital Target exceeds Closing Date Net Working Capital by more than $750,000, then the Closing Date Payment will be decreased on a dollar-for-dollar basis by the amount of such incremental excess.

“Closing Date Option Payments” has the meaning set forth in Section 1.7(a).

“Closing Date Payment” has the meaning set forth in Section 1.6(a).

“Closing Date Promised Option Payments” has the meaning set forth in Section 1.7(b).

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“CMS” means the United States Department of Health and Human Services Centers for Medicare and Medicaid Services.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the first paragraph of this Agreement. To the extent the term “Company” is used with respect to any period following the Effective Time, such term shall be deemed to refer to and include the Surviving Corporation.

“Company Capital Stock” means the shares of Company Common Stock and the Company Preferred Stock.

“Company Certificates” has the meaning set forth in Section 1.10(a).

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Employee Benefit Plan” means an Employee Benefit Plan that is not a PEO Employee Benefit Plan.

“Company Equity Plan” means the Bardy Diagnostics, Inc. 2013 Equity Incentive Plan, as amended and restated on April 11, 2019 and otherwise as amended from time to time.

“Company Fundamental Representations” has the meaning set forth in Section 7.1.

“Company Indemnified Parties” has the meaning set forth in Section 4.14(a)(ii).

“Company Material Adverse Effect” means any fact, event, circumstance, change, effect or condition that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the ability of any of the Acquired Companies to timely perform its obligations under this Agreement and the other Transaction Documents or to timely consummate the transactions contemplated by this Agreement; or (b) the Business of the Acquired Companies, taken as a whole; provided, however, that, with respect to clause (b) only none of the following, alone or in combination, will constitute, or will be considered in determining whether there has occurred, and no event, circumstance, change, effect or condition resulting from or arising out of any of the following, alone or in combination, will constitute, a Company Material Adverse Effect: (i) the failure of the Company to meet any estimate of revenues, earnings or other financial projections, performance measures or operating statistics (provided that the facts and circumstances underlying any such failure not otherwise excluded from this definition of Company Material Adverse Effect will be considered in determining whether there has occurred a Company Material Adverse Effect); (ii) any condition or change in economic conditions generally affecting the economy or the industries or markets in which the Acquired Companies operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers); (iii) any national or international political or social conditions, including any hostilities, whether or not pursuant to the declaration of a national emergency, war or the occurrence of any military or terrorist attack or act of terrorism; (iv) any condition affecting financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or market index); (v) any change in any Law (including any COVID-19 Measures and any Health Care Law) or GAAP or any interpretation thereof; (vi) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences or change in climate); (vii) any pandemic, epidemic, disease outbreak (including COVID-19) or any change thereof and any changes resulting from compliance with any COVID-19 Measures or responding to COVID-19; (viii) the announcement of this Agreement or the intended consummation of the transactions contemplated hereby or thereby (including any threatened or actual impact on any relationship with any customer, vendor, supplier, distributor, landlord, employee or other commercial relationship of the Business); or (ix) the taking of any action required or permitted by this Agreement or the other Transaction Documents; provided, that, with respect to a matter described in any of the foregoing clauses (ii)-(vii), any such fact, event, circumstance, change, effect or condition may be taken into account in determining whether or not there has been a Company Material Adverse Effect to the extent such matter has a materially disproportionate impact on the Acquired Companies as compared to other similarly situated companies operating in the same industries or locations, as applicable, as the Business.

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“Company Option” or “Company Options” means an outstanding and unexercised stock option to purchase shares of Company Common Stock granted under the Company Equity Plan.

“Company Owned Intellectual Property” means all Intellectual Property owned (whether exclusively, jointly or otherwise) or purported to be owned by the Acquired Companies, including any proprietary Software.

“Company Parties” has the meaning set for in Section 9.12(a).

“Company Pre-Closing Certificate” has the meaning set forth in Section 1.8(b)(i).

“Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company, including the Series A Preferred Stock, the Series B Preferred Stock and the Series B-1 Preferred Stock of the Company.

“Company Product” has the meaning set forth in Section 2.26(e).

“Company Regulatory Permits” has the meaning set forth in Section 2.26(e).

“Company Systems” means, collectively, servers, Software, computer firmware, computer hardware, electronic data processing, information, record keeping, website, databases, circuits, networks, network equipment, interfaces, platforms, peripherals and computer systems, and other computer, communications, and telecommunications assets and equipment, including any outsourced systems and processes used in connection with the operation of the Business.

“Company Transaction Expenses” means, without duplication, all of the following, to the extent incurred by or on behalf of an Acquired Company and not paid by an Acquired Company prior to the Closing:

(a)       all fees, costs, and expenses in connection with the negotiation and effectuation of this Agreement, the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby, including (i) all brokers’, finders’ or investment bankers’ fees, and (ii) all fees and expenses of legal counsel, accountants, or other professional advisors or consultants;

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(b)       all transaction, retention, change-in-control payments or similar bonuses or success fees payable to any current or former employee, director, manager, or independent contractor of any Acquired Company in connection with or as a result of the execution of this Agreement or any Transaction Documents, or the consummation of the Merger and the transactions contemplated hereby and thereby (including any payments or liabilities to any former or current employee of an Acquired Company (including Warren Watson) derived from or relating to any existing obligation to award options (other than, for clarity, any payments to any Promised Optionholder pursuant to Section 1.7(b)));

(c)       any severance payable to any current or former employee, director, manager, or independent contractor of any Acquired Company pursuant to a Contract that is or was in effect at or prior to the Effective Time, including such severance that becomes due and payable (A) as of immediately after the Effective Time (as a result of the execution of this Agreement or any Transaction Documents, or the consummation of the Merger and the transactions contemplated hereby and thereby), or (B) to any of the employees set forth on Schedule 8, including under or with respect to any of the Contracts listed on such schedule;

(d)       any other bonuses or commissions payable to any current or former employee, director, manager, or independent contractor of any Acquired Company in respect of any periods prior to December 31, 2020 (even if unrelated to the transactions contemplated hereby);

(e)       all other costs and expenses in connection with the cancellation of the Company Equity Plan and all Company Options (other than, for clarity, any Closing Date Option Payments or Closing Date Promised Option Payments);

(f)       any fees owed to any director (or equivalent) of any Acquired Company for periods prior to the Closing Date;

(g)       any costs and premiums in respect of any “tail” insurance policies required to be purchased by the Acquired Companies pursuant to Section 4.14 of this Agreement;

(h)       any interest, premiums, penalties and other fees and expenses that are required to be paid by such Persons in respect of the foregoing;

(i)       any fees or other amounts payable to the Equityholders’ Representative; and

(j)       any amounts required to settle any Proceedings in respect of any Dissenting Shares in excess of the Merger Consideration set forth on the Final Allocation Schedule attributable thereto, together with any costs or expenses incurred by Parent or any of its Affiliates (including the Surviving Corporation) in connection therewith.

“Company Warrant” means any outstanding and unexercised warrant to purchase shares of Company Capital Stock (other than, for clarity, any Company Option).

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“Confidentiality Agreement” has the meaning set forth in Section 4.2.

“Continuing Employees” has the meaning set forth in Section 4.16(a).

“Contract” means any written or oral agreement, contract, indenture, lease, instrument, arrangement, commitment or obligation that is legally binding (in each case, including any amendments and modifications thereto).

“Copyrights” has the meaning set forth in the definition of “Intellectual Property” under this Article 8.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Developers” has the meaning set forth in Section 2.13(h).

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Disclosure Schedule” means the schedules delivered by the Acquired Companies to Parent concurrently with the execution of this Agreement which: (a) set forth the information specifically required to be set forth in certain of the representations and warranties contained in Article 2 and (b) set forth exceptions or qualifications to the representations and warranties contained in Article 2.

“Disqualified Individual” has the meaning set forth in Section 4.7.

“Dissenting Shares” has the meaning set forth in Section 1.11.

“Earnout Objection” has the meaning set forth in Section 1.14(b).

“Earnout Payment(s)” has the meaning set forth in Section 1.14(a).

“Earnout Period” has the meaning set forth in Section 1.14(a)(ii).

“Earnout Statement” has the meaning set forth in Section 1.14(b).

“Effective Time” has the meaning set forth in Section 1.4.

“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), in each case, whether or not subject to ERISA, and any other compensation or benefit, program, plan, policy, Contract (other than statutory programs such as workers’ compensation or social security), including health benefits, severance, change in control or retention compensation or benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, which is sponsored, maintained, contributed to or required to be contributed to by an Acquired Company or any of its Affiliates for the benefit of current or former consultants, directors or employees of an Acquired Company or with respect to which an Acquired Company has or would reasonably be expected to have any Liability, contingent or otherwise.

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“Employee Letters” has the meaning set forth in the Recitals to this Agreement.

“Encumbrance” means any charge, claim, mortgage, lien, lease, option, pledge, security interest, or similar restriction, in each case, whether voluntarily imposed or arising by operation of Law.

“Enforceability Exceptions” has the meaning set forth in Section 2.1(c).

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwater, drinking water supply, stream sediments, ambient or indoor air, facilities and structures, and all natural resources, plant and wildlife.

“Environmental Law” means any Law relating to pollution or protection of the Environment, including those designed to: (a) notify Governmental Bodies, employees or the public of intended, threatened or actual releases of any Hazardous Substance in violation of Environmental Permits or other applicable Law; (b) prevent, regulate or require the reporting of the use, discharge, release or emission of Hazardous Substances into the Environment; (c) reduce the quantities, prevent the release and minimize Hazardous Substances that are generated; (d) regulate the generation, management, treatment, storage, handling, transportation or disposal of Hazardous Substances; (e) assure that products are designed, formulated, packaged or used so that they do not present unreasonable risks to public health or the Environment when used or disposed of; or (f) provide for or require the cleanup of Hazardous Substances that have been released into the Environment without a permit or otherwise in violation of Law, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. and any state or local laws addressing similar topics.

“Environmental Liability” means any Adverse Consequence or other Liability to the Acquired Companies arising from or relating to any violation of or Liability under any Environmental Law with respect to facts, events or conditions occurring or in existence on or before the Closing Date.

“Environmental Permits” has the meaning set forth in Section 2.19(b).

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“Equity Interests” means, with respect to any Person: (a) any partnership interests; (b) any membership interests or units; (c) any shares in the capital of such Person or shares of capital stock, regardless of class, series or designation, and regardless of any restrictions as may be applicable thereto; (d) any other interest or participation that confers on a Person phantom equity, stock-based performance units, equity appreciation rights, the right to receive a share of the profits and losses of, distribution of assets of, or value of, such Person, or any similar right; (e) any subscriptions, calls, warrants, options, or commitments or awards of any kind or character relating to, or entitling any Person to purchase or otherwise acquire membership interests or units, shares in the capital of such Person, shares of capital stock, or any other equity securities; (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, shares in the capital of such Person, shares of capital stock, or any other equity securities; or (g) any other interest classified as an equity security of such Person.

“Equityholder” means a holder of Company Capital Stock, Company Options, Company Warrants or Promised Option Units.

“Equityholder Claims” means any claim made or Proceeding commenced by any current or former Equityholder, purported Equityholder, or holder or purported holder of Equity Interests in an Acquired Company, to the extent arising from or relating to (a) any claim related to ownership or purported ownership of Equity Interests in an Acquired Company (including with respect to the Information Statement); (b) any claim that such Person is entitled to any payment in respect of his, her or its Equity Interests in an Acquired Company in excess of the amounts to which such Person is entitled under this Agreement and as provided in the Final Allocation Schedule; or (c) any Released Claims; provided that, Equityholder Claims shall not include any claims arising from or relating to the obligation of Parent following the Closing to pay any consideration in accordance with this Agreement.

“Equityholder Indemnified Parties” has the meaning set forth in Section 7.3.

“Equityholders’ Representative” has the meaning set forth in Section 4.13(a).

“Equityholders’ Representative Engagement Agreement” has the meaning set forth in Section 4.13(f).

“Equityholders’ Representative Expense Funds” has the meaning set forth in Section 1.6(a).

“Equityholders’ Representative Expenses” has the meaning set forth in Section 4.13(g).

“Equityholders’ Representative Group” has the meaning set forth in Section 4.13(f).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any Person that at any relevant time is or was considered a “single employer” with the Company or any of its Affiliates under Section 414(b), (c), (m) or (o) of the Code.

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“Escrow Agent” means PNC Bank, National Association.

“Escrow Agreement” means the escrow agreement to be entered into at Closing by Parent, the Equityholders’ Representative and the Escrow Agent in substantially the form attached hereto as Exhibit E.

“Estimated Allocation Schedule” has the meaning set forth in Section 1.8(a).

“Estimated Closing Date Cash” has the meaning set forth in Section 1.8(b).

“Estimated Closing Date Company Transaction Expenses” has the meaning set forth in Section 1.8(b).

“Estimated Closing Date Debt” has the meaning set forth in Section 1.8(b).

“Estimated Closing Date Net Working Capital” has the meaning set forth in Section 1.8(b).

“Estimated Closing Date Net Working Capital Adjustment” means the amount, if any, of any increase or decrease to the Estimated Closing Date Payment as determined pursuant to clause (a) or (b) below, as applicable, and in each case, without duplication of the provisions of Section 1.8(b).

(a)       If Estimated Closing Date Net Working Capital exceeds the Net Working Capital Target by more than $1,500,000, then the Estimated Closing Date Payment will be increased on a dollar-for-dollar basis by the amount of such incremental excess.

(b)       If the Net Working Capital Target exceeds Estimated Closing Date Net Working Capital by more than $750,000, then the Estimated Closing Date Payment will be decreased on a dollar-for-dollar basis by the amount of such incremental excess.

“Estimated Closing Date Option Payments” has the meaning set forth in Section 1.8(b).

“Estimated Closing Date Payment” has the meaning set forth in Section 1.8(b).

“FDA” means the United States Food and Drug Administration.

“FDCA” means the Federal Food, Drug, and Cosmetic Act enforced by the FDA.

“Final Allocation Schedule” has the meaning set forth in Section 1.8(b)(i).

“Final Closing Date Payment” has the meaning set forth in Section 1.9(c).

“Final Closing Statement” has the meaning set forth in Section 1.9(c).

“Financial Statements” has the meaning set forth in Section 2.6(a).

“First Earnout Payment” has the meaning set forth in Section 1.14(a)(i).

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“First Earnout Period” has the meaning set forth in Section 1.14(a)(i).

“Fraud” means actual fraud (whether resulting from an affirmative misrepresentation or an omission of fact that renders a statement materially misleading) with respect to the representations and warranties set forth in Article 2 (with respect to the Company) or Article 3 (with respect to Parent), with the intent that the other Party rely thereon, and for the avoidance of doubt, shall be limited to knowing and intentional or reckless misrepresentation, and shall not include constructive fraud or other claims based on constructive knowledge or negligent misrepresentation.

“GAAP” means accounting principles generally accepted in the United States, consistently applied.

“Governmental Authorization” means any clearance, approval, consent, license, registration, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

“Governmental Body” means any United States or foreign government, whether federal, state, municipal or local, or any political subdivision thereof, or other governmental, legislative, executive or judicial agency, department, instrumentality, authority, commission or regulatory body, or any authorized contractor engaged by any governmental, legislative, executive or judicial agency, department, instrumentality, authority, commission or regulatory body.

“Grant Date” has the meaning set forth in Section 2.2(f).

“Hazardous Substance” means: (a) any substance, waste or material that is controlled or regulated by or for which Liability may be imposed under any Environmental Law, including oil, petroleum or derivatives thereof; or (b) any substance or condition that is toxic, explosive, corrosive, flammable, infectious, carcinogenic, mutagenic or otherwise hazardous to the Environment or public health, including polychlorinated biphenyls, asbestos and asbestos containing materials, radiation, noise, odors, mold or microbial agents (other than, for clarity, office supplies held by the Company in the Ordinary Course of Business).

“HCERA” has the meaning set forth in Section 2.18(c).

“Health Care Laws” means the following federal and state laws and statutes, as amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated from time to time thereunder: (a) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the civil False Claims Act (31 U.S.C. § 3729 et seq.); the Exclusions Laws (42 U.S.C. § 1320a-7); the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7h), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), the Stark Law (42 U.S.C. § 1395nn), and all civil and criminal Laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. §§ 286 and 287; (b) the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h); (c) the Medicare statute (Title XVIII of the Social Security Act), including but not limited to regulations set forth in 42 C.F.R. § 410.33 and applicable CMS rules and guidance; (d) the Medicaid statute (Title XIX of the Social Security Act); (e) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.); (f) HIPAA and state privacy protection laws and regulations; and (g) any and other applicable federal, state, local and foreign Laws relating to the development, labeling, marketing, sale and distribution of medical devices, in each case, as amended and the regulations promulgated thereunder. Health Care Laws also include all government Third Party Payor published rules and guidelines, including those of CMS and state agencies pertaining to the Medicare and Medicaid programs.

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“Healthcare Reform Laws” has the meaning set forth in Section 2.18(c).

“Hillrom Entities” means Hill-Rom Holdings, Inc. and its Affiliates, as determined immediately prior to the Effective Time.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and the Health Information Technology for Economic and Clinical Health Act, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Illustrative Calculation of Net Working Capital” has the meaning set forth in the definition of “Net Working Capital” under this Article 8.

“Incidental Licenses” means (A) standard licenses for off-the-shelf Software used in the operation of the Business that are licensed pursuant to standard terms with an annual value of less than $25,000 and (B) subscription Software and Software-as-a-service offerings licensed pursuant to click-through terms or conditions that are generally available to the public.

“Indebtedness” means, as of any time with respect to any Person, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any premiums, penalties, make-whole payments, termination fees, success fees, additional final payment amounts, breakage costs and other fees and expenses that are due upon repayment (including any prepayment) of such obligations) arising under, any obligations of such Person consisting of: (a) indebtedness for borrowed money; (b) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such date; (c) all amounts owing or due under any interest rate, currency, swap or other hedging agreements; (d) all capital lease obligations of such Person (other than real estate leases); (e) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, but only to the extent that such letters of credit, bank guarantees, bankers’ acceptances or other similar instruments have been drawn upon; (f) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade payables incurred in the Ordinary Course of Business), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (g) Pre-Closing Taxes; (h) any accrued and unpaid Taxes of the Company (and any Subsidiary) that were deferred pursuant to the CARES Act, to the extent such deferred Taxes relate to a Pre-Closing Tax Period, and that are unpaid as of the Closing Date; (i) all guarantees by such Person of any Liabilities of another Person of a type described in the foregoing clauses (a)-(h); (j) any accrued interest, premiums penalties and other fees and expenses that are required to be paid by the Company in respect of the foregoing; (k) any inventory accrual or similar inventory-related upgrade or remediation Liabilities related to the “CAM Inventory Upgrade Project”; and (l) the amount set forth with respect to the estimated sales/use Tax exposure (including potential penalties and interest) identified in Section 2.11(a) of the Disclosure Schedule and which amount shall be included in the amount of Estimated Closing Date Debt (provided that, if such estimated exposure is determined in accordance with the Accounting Principles to be higher or lower than such amount prior to the delivery of the Preliminary Closing Statement, then the Preliminary Closing Statement shall include a corresponding adjustment to the amount of Closing Date Debt). Indebtedness shall not include any Company Transaction Expenses; provided, however, that notwithstanding the foregoing, Indebtedness shall exclude $1,316,766 of indebtedness under, or otherwise with respect to, the PPP Loan.

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“Indemnified Party” has the meaning set forth in Section 7.5(a).

“Indemnifying Party” has the meaning set forth in Section 7.5(a).

“Indemnity Escrow Account” means the segregated account designated by the Escrow Agent into which the Indemnity Escrow Funds are deposited pursuant to the Escrow Agreement.

“Indemnity Escrow Funds” has the meaning set forth in Section 1.6(a).

“Information Statement” has the meaning set forth in Section 4.3(a).

“Insider Agreements” has the meaning set forth in Section 2.20(a).

“Insiders” has the meaning set forth in Section 2.20(a).

“Insurance” means all forms of insurance, including liability, crime, fidelity, life, fire, product liability, workers’ compensation, director and officer liability and other forms of insurance maintained by an Acquired Company.

“Insurance Policies” has the meaning set forth in Section 2.15.

“Intellectual Property” means: (a) all trademarks, trade dress, service marks, trade names, business names, designs, logos, slogans, and other indicia of source or origin, together with all translations, adaptations, derivations, and combinations thereof, all applications, registrations, and renewals in connection therewith, the rights related thereto, and all goodwill associated with any of the foregoing (“Trademarks”); (b) all copyrights, all copyright registrations and copyright applications and renewals in connection therewith, and all moral rights and all other rights associated with any of the foregoing, including the underlying works of authorship and other works of authorship (whether or not copyrightable), and all databases and database rights (“Copyrights”); (c) all patents and patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith and counterparts thereof and all international and other rights associated therewith (“Patents”); (d) all know-how, discoveries, improvements, designs, trade secrets, technologies, processes, methods, techniques, protocols, formulae, algorithms, compositions, industrial models, architectures, layouts, designs, drawings, plans, specifications, methodologies, confidential information, and ideas (“Know-How”); (e) all Software; (f) rights of publicity; (g) all Internet domain names, URLs, social media handles and user names, and (h) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

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“Interim Financial Statements” has the meaning set forth in Section 2.6(a).

“Inventory” has the meaning set forth in Section 2.6(c).

“IRS” means the United States Internal Revenue Service.

“Know-How” has the meaning set forth in the definition of “Intellectual Property” under this Article 8.

“Knowledge” as used in the phrases “to the Knowledge of the Company” or phrases of similar import means the knowledge of any of Gust H. Bardy, Kevin Hykes, Mark Handfelt, Mark Querry, Ed Verstatschitsch, Bobby Cockrill or Liz Mynhier, as of the applicable date, and the knowledge such individuals would be expected to have acquired had he or she made reasonable inquiry within the Acquired Companies of Persons who would be reasonably expected to have knowledge of the relevant matters.

“Law” means any law, ordinance, principle of common law (including equitable principles), statute, code, regulation, rule, or treaty enacted, issued, or promulgated by any Governmental Body.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by an Acquired Company.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guarantees and other agreements with respect thereto, pursuant to which an Acquired Company holds any Leased Real Property.

“Letter of Transmittal” has the meaning set forth in Section 1.10(a).

“Liability” means any debt, claim, loss, liability or obligation (whether direct or indirect, known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“Licenses” has the meaning set forth in Section 2.10(a).

“Material Contracts” has the meaning set forth in Section 2.14(b).

“Material Customers” has the meaning set forth in Section 2.22.

“Material Vendors” has the meaning set forth in Section 2.21.

“Merger” has the meaning set forth in the Recitals to this Agreement.

“Merger Sub” has the meaning set forth in the first paragraph of this Agreement.

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“Money Laundering Laws” has the meaning set forth in Section 2.25.

“Multi-Employer Retirement Plan” has the meaning set forth in Section 3(37)(A) of ERISA.

“Multiple Employer Plan” means an Employee Benefit Plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

“Net Revenue” has the meaning set forth in Section 1.14(m)(iii).

“Net Working Capital” means the consolidated current Assets of the Company and its Subsidiaries, less the consolidated current Liabilities of the Company and its Subsidiaries, in each case, as calculated in accordance with the Accounting Principles and Exhibit C. For avoidance of doubt, Net Working Capital will: (a) exclude Closing Date Cash, Closing Date Debt (and shall exclude the full amount of indebtedness under, or otherwise with respect to, the PPP Loan), and Closing Date Company Transaction Expenses; and (b) take into account any adjustments expressly set forth on Exhibit C. For illustrative purposes, Exhibit C sets forth the calculation of Net Working Capital used to determine the Net Working Capital Target (the “Illustrative Calculation of Net Working Capital”).

“Net Working Capital Target” means $8,600,000.

“NQDC Plan” has the meaning set forth in Section 2.18(g).

“Objection Notice” has the meaning set forth in Section 1.9(b).

“Open Source Software” means any Software that contains, or is derived in any manner (in whole or in part) from, any open source Software or similar licensing or distribution models, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative), or under any similar license or distribution model.

“Option Surrender Agreement” means the Option Surrender Agreement in the form of Exhibit F attached hereto.

“Optionholder” has the meaning set forth in Section 1.7.

“Order” means any award, decree, stipulation, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Body.

“Ordinary Course Contract” means any (a) Contract solely concerning non-exclusive rights granted to an Acquired Company that is not material to the Business or that relate to Incidental Licenses, (b) Contract the terms of which are primarily focused on obligations relating to non-disclosure, confidentiality or the transfer of materials, or (c) employment Contracts on an Acquired Company’s standard form without material deviation which has been made available to Parent.

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“Ordinary Course of Business” means in accordance with the ordinary and customary day-to-day operations of the applicable Acquired Company as is currently conducted or currently contemplated to be conducted with respect to the activity in question; provided, however, that any activity taken in reasonable response to COVID-19 (including any COVID-19 Measures) shall not be considered outside of the Ordinary Course of Business.

“Organizational Documents” means the organizational documents of a non-natural Person, including, as applicable, the charter, articles or certificate of incorporation, bylaws, articles of organization or certificate of formation, operating agreement or similar governing documents, as amended.

“Other Intellectual Property” has the meaning set forth in Section 2.13.

“Other Party” means (a) with respect to the Company or Equityholders’ Representative or references to a Party that refers to the Company or Equityholders’ Representative, Parent; and (b) with respect to Parent, Merger Sub or the Surviving Corporation or references to a Party that refers to Parent, Merger Sub or the Surviving Corporation, the Company or Equityholders’ Representative.

“Outside Date” has the meaning set forth in Section 6.1(d).

“Parent” has the meaning set forth in the first paragraph of this Agreement.

“Parent Benefit Plans” has the meaning set forth in Section 4.16(b).

“Parent Fundamental Representations” has the meaning set forth in Section 7.1.

“Parent Indemnified Parties” has the meaning set forth in Section 7.2.

“Party” and “Parties” have the meanings set forth in the first paragraph of this Agreement.

“Patents” has the meaning set forth in the definition of “Intellectual Property” under this Article 8.

“Paying Agent” means PNC Bank, National Association.

“Paying Agent Agreement” means the Paying Agent Agreement to be entered into at Closing by Parent, the Equityholders’ Representative and the Paying Agent in substantially the form attached hereto as Exhibit H.

“Paying Agent Fee” means the fee payable to the Paying Agent at Closing under the terms of the Paying Agent Agreement.

“Pay-off Letters” has the meaning set forth in Section 4.6.

“Per Share Adjustment Escrow Amount” means, with respect to the Adjustment Escrow Funds, an amount equal to the amount of the Adjustment Escrow Funds, divided by the amount of Total Outstanding Shares.

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“Per Share Earnout Payment Amount” means, with respect to any Earnout Payment, an amount equal to the amount of such Earnout Payment, divided by the amount of Total Outstanding Shares.

“Per Share Expense Fund Amount” means, with respect to the Equityholders’ Expense Funds, an amount equal to the amount of the Equityholders’ Representative Expense Funds, divided by the amount of Total Outstanding Shares.

“Per Share Indemnity Escrow Amount” means, with respect to the Indemnity Escrow Funds, an amount equal to the amount of the Indemnity Escrow Funds, divided by the amount of Total Outstanding Shares.

“Per Share Merger Consideration” has the meaning set forth in Section 1.6(b)(ii)(B).

“Per Share Preference Amount” means the Per Share Series A Preference Amount, the Per Share Series B Preference Amount or the Per Share Series B-1 Preference Amount, as applicable.

“Per Share Residual Amount” means an amount equal to the Total Residual Amount, divided by the amount of Total Outstanding Shares.

“Per Share Series A Preference Amount” means $1.1689, plus all declared but unpaid dividends, if any, on a share of Company Series A Preferred Stock.

“Per Share Series B Preference Amount” means $1.3000, plus all declared but unpaid dividends, if any, on a share of Company Series B Preferred Stock.

“Per Share Series B-1 Preference Amount” means $1.3000, plus all declared but unpaid dividends, if any, on a share of Company Series B-1 Preferred Stock.

“PEO Employee Benefit Plan” means an Employee Benefit Plan that is sponsored by a professional employer organization or co-employer organization in which the Company or any of its Subsidiaries participates between the date hereof and the day immediately preceding the Closing Date.

“Permitted Encumbrances” means: (a) Encumbrances for Taxes and other similar governmental charges and assessments not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) imperfections of title and other similar Encumbrances that do not and would not, individually or in the aggregate, reasonably be likely to materially detract from the value of the asset or property subject thereto or materially impair the continued ownership, use and/or occupancy of such asset or property in connection with the operations of an Acquired Company; (c) Encumbrances arising by operation of Law or in the Ordinary Course of Business, including but not limited to mechanics’ Encumbrances, landlords’ Encumbrances, materialmens’ Encumbrances, carriers’ Encumbrances, warehousemens’ Encumbrances and similar Encumbrances; provided, that the underlying obligations are not delinquent or are being disputed in good faith; (d) pledges or deposits under workers’ compensation (or similar) Laws, unemployment insurance or other types of insurance or compensation plans, participation in which is mandatory in connection with the operation of the Business in the Ordinary Course of Business; (e) pledges or deposits that secure the performance of tenders, statutory obligations, bonds, bids, leases, Contracts and similar obligations; (f) with respect to any Lease, Encumbrances arising pursuant to the terms of the applicable Lease or arising under zoning, land use or other applicable Laws that do not and would not reasonably be likely to materially impair the continued use or occupancy of such property by an Acquired Company; and (g) Encumbrances to be discharged at Closing upon payment by Purchaser of Closing Date Indebtedness.

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“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Body or other entity.

“Personal Data” means information under the control or possession of any Acquired Company, that can be used to identify a natural person, including a current, prospective or former customer, employee or vendor of any Person, and that includes, without limitation, any such medical or health information and any information specifically defined or identified in any Company privacy policy as “personal information,” “personal data,” “personally identifiable information,” or “PII”.

“PHI” has the meaning set forth in Section 2.27(e).

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“PPACA” has the meaning set forth in Section 2.18(c).

“PPP Lender” means Pacific Western Bank.

“PPP Loan” means that certain Paycheck Protection Program (PPP) Loan, as reflected in the U.S. Small Business Administration Note, dated May 7, 2020, by and between the Company, as borrower, and the PPP Lender, as Lender, in the amount of $2,633,532 (as amended, restated, amended and restated, supplemented and/or otherwise modified).

“PPP Loan Documents” means the PPP Loan and all other documents, agreements, certificates, instruments and acknowledgements evidencing and related to the PPP Loan (including amendments, modifications, substitutions or replacements thereof).

“PPP Loan Requirements” has the meaning set forth in Section 2.31(c).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

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“Pre-Closing Taxes” means (i) any Taxes of any Acquired Company with respect to any Pre-Closing Tax Period (determined, in the case of a Straddle Period, in accordance with Section 4.9(b)), (ii) the unpaid Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Law) as a result of the membership of the Company or any of its Subsidiaries (or any predecessor thereof) in any affiliated, consolidated, combined, unitary or similar Tax group before the Closing, and (iii) the unpaid Taxes of any Person (other than the Company or any of its Subsidiaries) as a transferee or successor, by Contract, or otherwise by operation of Law, which Taxes relate to an event or transaction occurring before the Closing.

“Preliminary Closing Date Payment” has the meaning set forth in Section 1.9(a).

“Preliminary Closing Statement” has the meaning set forth in Section 1.9(a).

“Privacy Laws” means laws, regulations, and applicable binding guidance issued by a Governmental Body, in any applicable jurisdiction (from time to time), in each case, relating to the use, storage, sharing, processing, protection, disposal, or destruction of Personal Data, data security, data protection, cyber security, and the collection and other processing of Personal Data in e-commerce, including, but not limited to, the Health Insurance Portability and Protection Act of 1996 (HIPAA), Health Information Technology for Economic and Clinical Health Act (HITECH), the California Consumer Protection Act (CCPA), European Union General Data Protection Regulation 2016/679 (GDPR), and including any predecessor, successor, or implementing legislation of the foregoing, and any amendments or re-enactments of the foregoing.

“Privacy Laws and Requirements” has the meaning set forth in Section 2.27(a).

“Promised Option Base Amount” means, with respect to each Promised Option Unit, the lesser of (x) the Per Share Residual Amount and (y) cash amount set forth across such Promised Option Unit under the heading “Base Amount” on Section 2.2(c) of the Disclosure Schedule.

“Promised Option Release Agreement” means a Promised Option release agreement in the form of Exhibit G attached hereto (or for any particular Promised Optionholder, as otherwise mutually agreed by the Parties).

“Promised Option Unit” means, with respect to each Promised Optionholder, the amount of units set forth across such Promised Optionholder’s name under the heading “Amount of Units” on Section 2.2(c) of the Disclosure Schedule.

“Promised Optionholder” means each Person listed under the heading “Promised Optionholder” on Section 2.2(c) of the Disclosure Schedule.

“Pro Rata Portion” means, with respect to each Equityholder, the fraction having (x) the numerator equal to the aggregate Per Share Residual Amount to be received by such Equityholder in respect of all shares of Company Capital Stock, Company Options, Company Promised Options and Company Warrants (not taking into account any deductions for the applicable exercise price, Promised Option Base Amount or purchase price in respect of any Company Options, Company Promised Options or Company Warrants), held by such Equityholder immediately prior to the Effective Time, in each case, with all shares of Company Preferred Stock being measured on an as-converted basis, and (y) the denominator equal to the Total Residual Amount.

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“Proceeding” means any action, arbitration, mediation, examination, hearing, claim, litigation, lawsuit, or other proceeding (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any Governmental Body, mediator, or any arbitrator, including any investigation conducted in anticipation of or in connection with any such proceeding, and including any rehearing, appeal, remand, or other review of any such proceeding or any action to enforce any such proceeding.

“Proprietary Information” of a Person means the following types of information or similar material regarding such Person, or such Person’s direct or indirect parents, Affiliates or related companies, regardless of the form of media in which such information is stored and whether or not such information is otherwise marked as “proprietary”, “secret” or “confidential”: (a) proprietary data processing systems and Software; (b) corporate information, including contractual arrangements, plans, strategies, tactics, policies, resolutions, patent, copyright, trademark and trade name applications, designs, technologies, inventions, know-how and any litigation or negotiations; marketing information and methods, including sales or product plans, products, product lines, proposed products, pricing policies, fees, strategies, methods, vendors, customers, customer lists, prospects or market research data; (c) financial information, including cost and performance data, debt arrangements, equity structures, investors and holdings; (d) operational and scientific information, including any trade secrets and technical information; and (e) personnel information, including personnel lists, resumes, personnel data, terms of employment agreements, organization structure and performance evaluations.

“Purchase Price” has the meaning set forth in Section 1.6(a).

“R&W Insurance Binder” means the agreement, dated as of the date of this Agreement, by and between Parent and Ethos Specialty Insurance Services, LLC, pursuant to which the R&W Insurance Policy is bound.

“R&W Insurance Policy” means the buyer-side representation and warranty insurance policy obtained by Parent in connection with the transactions contemplated hereby.

“Recent Balance Sheet” has the meaning set forth in Section 2.6(a).

“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the Environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Released Claims” has the meaning set forth in Section 4.12.

“Released Parties” has the meaning set forth in Section 4.12.

“Releasing Parties” has the meaning set forth in Section 4.12.

“Representative” means, with respect to a particular Person, any director, officer, manager, managing member, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Required Withholding Amount” has the meaning set forth in Section 1.7(a).

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“Requisite Stockholders” means (a) holders of at least 67% of the voting power of the outstanding shares of Company Preferred Stock, voting together on an as-converted to Company Common Stock basis, and (b) the holders of at least a majority of the voting power of the outstanding shares of Company Capital Stock, voting together as a single class.

“Restrictive Covenant Agreements” has the meaning set forth in the Recitals to this Agreement.

“Review Period” has the meaning set forth in Section 1.9(b).

“SBA” means the U.S. Small Business Administration.

“Second Earnout Payment” has the meaning set forth in Section 1.14(a)(ii).

“Second Earnout Period” has the meaning set forth in Section 1.14(a)(ii).

“Section 280G Payments” has the meaning set forth in Section 4.7.

“Section 280G Waiver” has the meaning set forth in Section 4.7.

“Software” means all computer software, including source code, executable code, firmware, systems, tools (including development tools and design tools), assemblers, applets, compilers, user interfaces, binaries, and associated databases, in any form or format, however fixed, and all documentation relating thereto.

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, another Person in respect of which 50% or more of the Equity Interests are owned directly or indirectly by such first Person or by another Subsidiary of such first Person.

“Subsidiary Securities” has the meaning set forth in Section 2.2(h).

“Tax” or “Taxes” means any income, gross receipts, premiums, profits, capital, franchise, withholding, payroll, employment, social security, workers compensation, unemployment, disability, real property, personal property, unclaimed property or escheat, ad valorem, stamp, excise, registration, occupation, service, sales, use, license, lease, transfer, import, export, customs, value added, severance, environmental, alternative or add-on minimum, estimated or other similar tax (including any fee, assessment, levy, tariff, charge, or duty, in each case in the nature of a tax) imposed by any Governmental Body, and any interest, penalties, additions, or additional amounts imposed in respect of the foregoing, whether disputed or not.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information (including any attachment thereto and any estimated returns and any amendment thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.

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“Third Party Claim” has the meaning set forth in Section 7.5(a).

“Third Party Payors” means any governmental or commercial insurer that reimburses for medical products or clinical care services furnished to patients, including, but not limited to, Medicare, Medicaid, TriCare, and private healthcare insurance plans.

“Total Outstanding Shares” means the sum of (a) the aggregate number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (with all shares of Company Preferred Stock being measured on an as-converted basis), plus (b) the aggregate number of shares of Company Common Stock subject to issuance under all outstanding Company Options immediately prior to the Effective Time (assuming for the purposes of this definition that all such Company Options are fully vested and exercised with payment of the exercise price in cash, and not on a net exercise basis), plus (c) the aggregate number of shares of Company Capital Stock subject to issuance under all outstanding Company Warrants immediately prior to the Effective Time (assuming for the purposes of this definition that all such Company Warrants are fully vested and exercised with payment of the purchase price in cash, and not on a net exercise basis), plus (d) the aggregate number of Promised Option Units.

“Total Preference Amount” means the sum of the aggregate Per Share Series A Preference Amount, the aggregate Per Share Series B Preference Amount and the aggregate Per Share Series B-1 Preference Amount payable to all shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Total Residual Amount” means an amount equal to the Closing Date Payment, minus the Total Preference Amount, plus the Aggregate Exercise Price, plus the Aggregate Promised Option Base Amount. For the avoidance of doubt, the inclusion of the amount of the Aggregate Exercise Price and the amount of the Aggregate Promised Option Base Amount in the foregoing definition is solely for the purposes of calculating the Per Share Residual Amount; such amounts shall not be a separate payment obligation of Parent or Merger Sub, and are included in this definition so that when such amounts are deducted from the aggregate Per Share Residual Amounts payable to the Optionholders and Promised Optionholders pursuant to Section 1.7(a) and Section 1.7(b), respectively, there is no deduction in the aggregate amount that Parent is obligated to pay to the Equityholders, taken as a whole.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property” under this Article 8.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Paying Agent Agreement, the R&W Insurance Policy, the Letters of Transmittal, the Option Surrender Agreements, the Promised Option Release Agreements, the Employment Letters and the Restrictive Covenant Agreements.

“Transfer Taxes” has the meaning set forth in Section 4.10.

“VDR” has the meaning set forth in Section 4.15(c).

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“Waived Benefits” has the meaning set forth in Section 4.7.

“WARN Act” means the Worker Adjustment and Retraining Notification (WARN) Act Pub. L. 100 379.102 stat. 890 (1988), as amended, codified at 29 U.S.C. 2101 et seq., and all similar or related Laws.

“Willful Breach” means a material breach that is a consequence of an act knowingly undertaken or a knowing failure to act by the breaching Party with the intent of causing a breach of this Agreement (or, with respect to any Equityholder, any Letter of Transmittal, Option Surrender Agreement, Promised Option Surrender Agreement or other agreement entered into by such Equityholder in connection with the transactions contemplated hereby).

“WSGR” has the meaning set for in Section 9.12(a).

Article 9

GENERAL

Section 9.1      Binding Effect; Benefits; Assignment. The terms of this Agreement and the other Transaction Documents executed by a Party will be binding upon, inure to the benefit of and be enforceable by and against such Party and its legal representatives, successors and authorized assigns. Except: (a) as otherwise expressly provided in this Agreement or another Transaction Document; (b) for the provisions of Section 4.14, which are intended for the benefit of, and will be enforceable by, the parties described therein; (c) for the provisions of Article 7, which are intended to be for the benefit of, and will be enforceable by, the Equityholder Indemnified Parties and the Parent Indemnified Parties, nothing in this Agreement or such other Transaction Document, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement or such other Transaction Document, this Agreement and the other Transaction Documents being for the exclusive benefit of the Parties and their respective legal representatives, successors and authorized assigns. Other than an assignment by Parent to a Product Transferee in accordance with and subject to the terms of Section 1.14, no Party may assign any of its rights or obligations under this Agreement or any other Transaction Document to any other Person without the prior written consent of the Other Party to this Agreement or the Other Parties to such other Transaction Documents, as applicable, and any such attempted or purported assignment will be null and void; provided, however, that Parent may, without consent, assign all or part of its rights under this Agreement or other Transaction Document to: (i) one or more of its Affiliates; or (ii) to any lender for collateral purposes, which assignment will not relieve Parent of any of its obligations under this Agreement or such other Transaction Document.

Section 9.2      Entire Agreement. This Agreement, the exhibits and schedules to this Agreement (including the Disclosure Schedule), the Confidentiality Agreement and the other Transaction Documents set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement or other Transaction Documents, as applicable and supersede all prior Contracts, letters of intent, arrangements and understandings relating to the subject matter hereof and thereof. The Confidentiality Agreement will be deemed terminated automatically effective immediately upon the earlier of: (a) Closing; and (b) the termination of the Confidentiality Agreement in accordance with its terms.

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Section 9.3      Amendment and Waiver. This Agreement may be amended, modified, superseded or canceled, and any of its provisions may be waived, only by a written instrument executed by the Parties or, following the Closing, by Parent and the Equityholders’ Representative, or, in the case of a waiver, by the Party waiving compliance (or, in the event that any Equityholder is waiving compliance, by the Equityholders’ Representative). The failure of a Party at any time to require performance of any provision of this Agreement will in no manner affect the right of that Party at a later time to enforce such provision. No waiver by a Party of any provision of this Agreement or the breach of any provision of this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of such provision or breach, or any other provision of this Agreement.

Section 9.4      Governing Law; Exclusive Jurisdiction. This Agreement and any dispute about which this Agreement is a subject will be governed by and construed in accordance with the applicable Laws of the State of Delaware, without regard to choice of law principles of any jurisdiction. The Parties hereby submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal courts located in Wilmington, Delaware) in respect of any Proceeding related to or arising out of this Agreement, including any Proceeding involving the interpretation or enforcement of the provisions of this Agreement, and the Parties hereby waive, and agree not to assert, any defense in any such action, suit or Proceeding, that they are not subject thereto or that such action, suit or Proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that such suit, action or Proceeding is brought in an inconvenient forum, or that the venue of such suit, action or Proceeding is improper. The Parties agree not to bring any Proceeding related to or arising out of this Agreement in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal courts located in Wilmington, Delaware).

Section 9.5      WAIVER OF TRIAL BY JURY. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.6      Notices. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement must be in writing and will be deemed to have been duly given: (a) on the day of delivery, if delivered by hand; (b) on the day of delivery, if sent by electronic mail (with confirmation of receipt) at or prior to 5:00 p.m. Eastern Time on a Business Day; (c) on the first Business Day following delivery, if sent by electronic mail on a day that is not a Business Day or after 5:00 p.m. Eastern Time on a Business Day; (d) on the first Business Day following deposit with a nationally recognized overnight delivery service; or (e) upon the earlier of actual receipt and the fifth Business Day following first class mailing, with first class postage prepaid, provided that with respect to notices deliverable to the Equityholders’ Representative, such notices shall be delivered solely via email:

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If to Merger Sub, Parent or, following the Closing, Surviving Corporation, to:	with a copy to (which will not constitute notice):

Hill-Rom, Inc.

130 E. Randolph St., Suite 1000

Chicago, IL 60601

Attn: General Counsel

Email: Deborah.Rasin@hillrom.com

and

Hill-Rom, Inc.

4341 State Street Road

Skaneateles Falls, NY 13153

Attn: Nathan LaComb

Email: Nathan.LaComb@hillrom.com

King & Spalding LLP 110 N Wacker Drive, Suite 3800 Chicago, IL 60606 Attn: Thomas E. Keim, Jr. Email: tkeim@kslaw.com
If to the Company prior to the Closing:	with a copy to (which will not constitute notice):
Bardy Diagnostics, Inc. 316 Occidental Ave South, Suite B310 Seattle, WA 98104 Attn: Mark Handfelt Email: mhandfelt@bardydx.com

Wilson Sonsini Goodrich & Rosati

701 Fifth Avenue, Suite 5100

Seattle, WA 98104-7036

Attn: John M. Brust

Email: jbrust@wsgr.com

and

Wilson Sonsini Goodrich & Rosati

One Market Plaza, Spear Tower, Suite 3300

San Francisco, CA 94105

Attn: Robert T. Ishii

Email: rishii@wsgr.com

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If to the Equityholders’ Representative:	with a copy to (which will not constitute notice):
Fortis Advisors LLC Attn: Notices Department (Project Barcelona) Email: notices@fortisrep.com

Wilson Sonsini Goodrich & Rosati

701 Fifth Avenue, Suite 5100

Seattle, WA 98104-7036

Attn: John M. Brust

Email: jbrust@wsgr.com

and

Wilson Sonsini Goodrich & Rosati

One Market Plaza, Spear Tower, Suite 3300

San Francisco, CA 94105

Attn: Robert T. Ishii

Email: rishii@wsgr.com

A Party may change its address or e-mail address by prior written notice to the Other Party provided as set forth in this Section 9.6.

Section 9.7      Counterparts. This Agreement may be executed by original signature or by facsimile, digital or other electronic signature and in one or more counterparts, each of which will be deemed an original and together will constitute one and the same instrument.

Section 9.8      Expenses. Except as otherwise expressly provided in this Agreement, the Company, on one hand, and Parent, on the other hand, will each pay all of their own expenses, costs and fees (including legal and other professional fees and costs) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (whether the transactions contemplated by this Agreement are consummated or not). For clarity, Parent shall bear all expenses, costs and fees incurred in connection with Parent’s negotiation, preparation and execution of the R&W Insurance Policy.

Section 9.9      Headings; Construction; Time of Essence. The headings of the articles, sections and paragraphs in this Agreement have been inserted for convenience of reference only and will not restrict or otherwise modify any of the provisions of this Agreement. Unless otherwise expressly provided, the words “including,” “include” or “includes,” or other similar words, whenever used in this Agreement will be deemed to be immediately followed by the words “without limitation.” The words “herein,” “hereby,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any exhibits and schedules hereto) and not merely to any particular section, subsection or paragraph contained in this Agreement. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not mean simply “if.” For the purposes of this Agreement, documents “made available” by the Company shall include all documents posted by the Company in the virtual data room hosted by box.com on or prior to the date that is one (1) Business Day prior to the date hereof. All references in this agreement to Sections, Schedules or Exhibits are references to Sections of, and Exhibits and Schedules to, this Agreement, unless the context otherwise requires. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The terms “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic mail and other electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. Neither this Agreement nor any other Transaction Document (nor any uncertainty or ambiguity herein or therein) will be construed against a Party under any rule of construction or otherwise. No Party will be considered the draftsman of this Agreement or any other Transaction Document. The provisions of this Agreement have been negotiated by and chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against a Party. All references to dollars or “$” in this Agreement or any other Transaction Document are to U.S. Dollars.

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Section 9.10      Partial Invalidity. Whenever possible, each provision of this Agreement and each other Transaction Document will be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained in this Agreement or other Transaction Document is, for any reason, held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or other Transaction Document, as applicable, which will otherwise remain in full force and effect. Upon any such determination that any provision of this Agreement or other Transaction Document is invalid, illegal or unenforceable, the Parties will negotiate in good faith to modify this Agreement or other Transaction Document, as applicable, by replacing the invalid, illegal or unenforceable provisions with legal, valid and enforceable provisions the effect of which comes as close as practicable to the original intent of the Parties in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 9.11      Specific Performance. Each of the Parties acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at Law. Accordingly, the Parties agree that prior to a valid termination of this Agreement in accordance with this Agreement such non-breaching Party shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce its rights and the Other Party’s obligations hereunder not only by a Proceeding for damages but also by a Proceeding for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (x) any defenses in any Proceeding for an injunction, specific performance or other equitable relief, including the defense that the Other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, and (y) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

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Section 9.12      Waiver of Conflicts Regarding Representation.

(a)      Wilson Sonsini Goodrich & Rosati (“WSGR”) has acted as counsel for the Equityholders, the Company and the Equityholders’ Representative (collectively, the “Company Parties”) in connection with the preparation, negotiation and consummation of this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”) and, in that connection, not as counsel for any other Person, including Parent or any of its Affiliates. Only the Company Parties shall be considered clients of WSGR in the Acquisition Engagement. If the Equityholders’ Representative so desires, WSGR shall be permitted, without the need for any future waiver or consent, to represent any of the Company Parties after the Closing in connection with any matter related to the matters contemplated by this Agreement, any other agreements referenced herein or therein or any disagreement or dispute relating thereto and may in connection therewith represent the agents or Affiliates of the Company Parties, in any of the foregoing cases including in any dispute, litigation or other adversary proceeding against, with or involving Parent, the Surviving Corporation or any of their agents or Affiliates.(b) To the extent that communications between a Company Party, on the one hand, and WSGR, on the other hand, relate to the Acquisition Engagement, such communication shall be deemed to be attorney-client confidences that belong solely to the Equityholders’ Representative, for and on behalf of the Company Parties. Parent hereby waives, on behalf of Parent and its Affiliates (including, following the Closing, any Acquired Company) any right of access it may otherwise have with respect to any such communications or the files or work product of WSGR, to the extent that they relate to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, Parent acknowledges and agrees, for itself and on behalf of its Affiliates, including the Surviving Corporation, upon and after the Closing: (i) the Equityholders’ Representative, for and on behalf of the Company Parties, and WSGR shall be the sole holders of the attorney-client privilege with respect to the Acquisition Engagement, and neither Parent nor any of its Affiliates, including the Surviving Corporation, shall be a holder thereof; (ii) to the extent that files or work product of WSGR in respect of the Acquisition Engagement constitute property of the client, only the Equityholders’ Representative, for and on behalf of the other Company Parties, shall hold such property rights and have the right to waive or modify such property rights; and (iii) WSGR shall have no duty whatsoever to reveal or disclose any such attorney-client communications, files or work product to Parent or any of its Affiliates, including the Surviving Corporation, by reason of any attorney-client relationship between WSGR and the Company or otherwise. Notwithstanding and without limiting the foregoing, in the event that a dispute arises between any of Parent or the Surviving Corporation or their Affiliates, on one hand, and any of the Company Parties, on the other hand, concerning the matters contemplated in this Agreement, Parent, for itself and on behalf of its Affiliates and the Surviving Corporation and its Affiliates, agrees that Parent, the Surviving Corporation and their Affiliates shall not offer into evidence or otherwise attempt to use or assert the foregoing attorney-client communications, files or work product against the Equityholders’ Representative or the other Company Parties.

[Signature Pages Follow]

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The Parties have executed this Agreement as of the date stated in the first paragraph of this Agreement.

PARENT:	Hill-Rom, Inc.

	By:	/s/ John Groetelaars
Name: John Groetelaars
Title: President and Chief Executive Officer

MERGER SUB:	Barcelona Merger Sub, Inc.

	By:	/s/ Barbara Bodem
Name: Barbara Bodem
Title: President

Signature Page to Agreement and Plan of Merger

COMPANY:	Bardy Diagnostics, Inc.

	By:	/s/ Gust H. Bardy
Name: Gust H. Bardy, M.D.
Title: Chairman and Chief Medical Officer

EQUITYHOLDERS’ REPRESENTATIVE:	Fortis Advisors LLC
(solely in its capacity as the Equityholders’ Representative)

	By:	/s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

Signature Page to Agreement and Plan of Merger